     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2002.


                                                      REGISTRATION NO. 333-89998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        ENSCO INTERNATIONAL INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                         1381                      76-0232579
 (State or Other Jurisdiction   (Primary Standard Industrial       (I.R.S. Employer
              of                Classification Code Number)       Identification No.)
Incorporation or Organization)

                              2700 FOUNTAIN PLACE
                                1445 ROSS AVENUE
                            DALLAS, TEXAS 75202-2792
                                 (214) 922-1500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             CARY A. MOOMJIAN, JR.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              2700 FOUNTAIN PLACE
                                1445 ROSS AVENUE
                            DALLAS, TEXAS 75202-2792
                                 (214) 922-1500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)

                                   COPIES TO:

                   DANIEL W. RABUN                                      DAVID E. ZELTNER
                  BAKER & MCKENZIE                                 WEIL, GOTSHAL & MANGES LLP
              2300 TRAMMELL CROW CENTER                                 767 FIFTH AVENUE
                  2001 ROSS AVENUE                                  NEW YORK, NEW YORK 10153
                 DALLAS, TEXAS 75201                                     (212) 310-8000
                   (214) 978-3000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Merger Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [CHILES OFFSHORE LOGO]

                                PROXY STATEMENT

                                  [ENSCO LOGO]

                                   PROSPECTUS

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

     The board of directors of Chiles Offshore Inc. has unanimously approved the merger of Chiles and ENSCO International Incorporated. Chiles believes that the merger will create a stronger and more competitive offshore drilling company and offer the best opportunity for you to maximize your investment in Chiles common stock through ownership in the combined company.

     In the merger, you will receive 0.6575 shares of ENSCO common stock and $5.25 in cash for each share of Chiles common stock that you own. ENSCO stockholders will continue to own their existing ENSCO shares. ENSCO will issue approximately 13.3 million shares of common stock in the merger. Immediately after the merger, former Chiles stockholders will own approximately 9% of the outstanding shares of ENSCO common stock. ENSCO common stock trades on the New York Stock Exchange under the symbol "ESV."


     In order to complete the merger, Chiles stockholders must vote to approve and adopt the merger agreement. Chiles has scheduled a special meeting of its stockholders to be held at 10:00 a.m., local time on Wednesday, August 7, 2002, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153 to consider the approval and adoption of the merger agreement. Only Chiles stockholders of record on the close of business on July 5, 2002 will be entitled to notice of, and to vote at, the special meeting. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chiles common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. The merger does not require the vote by the ENSCO stockholders.


     The Chiles board of directors has determined that the merger is in the best interests of its stockholders, and it unanimously recommends that the Chiles stockholders vote "FOR" approval and adoption of the merger agreement.

     This proxy statement/prospectus provides detailed information about the proposed merger. We encourage you to carefully read this entire document and the documents incorporated by reference.


     SEE "RISK FACTORS" ON PAGE 18 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE VOTING AT THE SPECIAL MEETING.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF ENSCO COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 5, 2002, AND IS FIRST BEING MAILED TO CHILES STOCKHOLDERS ON OR ABOUT JULY 9, 2002.

                              CHILES OFFSHORE LOGO

                              CHILES OFFSHORE INC.
                        11200 RICHMOND AVENUE, SUITE 490

                           HOUSTON, TEXAS 77082-2618



                            ------------------------



     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 7, 2002



                            ------------------------


                                                                    July 5, 2002


To Our Stockholders:


     A special meeting of stockholders of Chiles Offshore Inc. will be held on Wednesday, August 7, 2002, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153, for the following purpose:


     To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of May 14, 2002, attached to the accompanying proxy statement/prospectus as Annex A, among ENSCO International Incorporated, Chore Acquisition, Inc. and Chiles Offshore Inc., whereby Chiles Offshore Inc. will merge with and into Chore Acquisition, Inc., with Chore Acquisition, Inc. being the surviving company and continuing to exist as a direct subsidiary of ENSCO. Pursuant to the merger agreement, each share of Chiles Offshore Inc. common stock (other than shares for which appraisal rights are asserted in strict accordance with Delaware law) will be converted into the right to receive 0.6575 shares of ENSCO International Incorporated common stock and $5.25 in cash, conditional upon the completion of the merger.


     Only stockholders of record of shares of Chiles common stock at the close of business on July 5, 2002 will be entitled to notice of, and to vote at, the meeting. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chiles common stock entitled to vote at the meeting is required to approve and adopt the merger agreement. YOUR VOTE IS VERY IMPORTANT! THE FAILURE TO CAST YOUR VOTE WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the meeting, so that your shares may be represented at the meeting if you are unable to attend and vote in person. If you attend the meeting, you may revoke your proxy and vote your shares in person.


                                          For the Board of Directors,

                                          [DICK FAGERSTAL SIG]

                                          Dick Fagerstal
                                          Senior Vice President, Chief Financial
                                          Officer and Secretary

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................    iv
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     5
  The Companies.............................................     5
  The Special Meeting.......................................     6
  The Merger................................................     6
  Opinion of Financial Advisor..............................     6
  Recommendation of the Chiles Board of Directors...........     6
  Chiles Stockholders Entitled to Vote; Vote Required.......     6
  Voting Agreements.........................................     6
  Interests of Certain Persons; Possible Conflicts of
     Interest of Certain Persons in the Merger..............     7
  Share Ownership of Directors and Executive Officers of
     Chiles.................................................     7
  Ownership of ENSCO by Chiles Stockholders After the
     Merger.................................................     7
  Management of ENSCO After the Merger......................     7
  Listing of ENSCO Common Stock and Delisting of Chiles
     Common Stock...........................................     8
  Appraisal Rights..........................................     8
  Conditions to Completion of the Merger....................     8
  Termination of the Merger Agreement.......................     9
  No Solicitation by Chiles.................................     9
  Termination Fee and Expenses..............................     9
  Chiles Stock Options......................................    10
  Material United States Federal Income Tax Consequences of
     the Merger.............................................    10
  Accounting Treatment......................................    10
  Regulatory Approvals......................................    10
  Other Chiles Special Meeting Proposals....................    10
  Selected Historical Consolidated Financial Data...........    11
  Selected Unaudited Pro Forma Combined Financial Data......    14
  Unaudited Comparative Per Share Data......................    15
  Comparative Per Share Market Price Data...................    16
RISK FACTORS................................................    18
  Risks Relating to the Merger..............................    18
  Risks Relating to ENSCO's Business Following the Merger...    19
  Risks Related to Owning Shares of ENSCO Common Stock......    23
  Risk Relating to Arthur Andersen LLP's Lack of Consent....    24
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    25
THE SPECIAL MEETING.........................................    27
  Date, Time, Place and Purpose of the Meeting..............    27
  Recommendation of the Board of Directors..................    27
  Voting Power..............................................    27
  Quorum....................................................    27
  Required Voting...........................................    27
  Proxies...................................................    28

                                                              PAGE
                                                              ----
  Abstentions and Broker Non-Votes..........................    28
  Solicitation..............................................    28
  Other Proposals...........................................    28
  Assistance................................................    29
THE MERGER..................................................    30
  General...................................................    30
  Background of the Merger..................................    30
  Reasons for the Merger....................................    33
  Factors Considered by, and Recommendation of, the Chiles
     Board..................................................    34
  Opinion of Financial Advisor..............................    35
  Regulatory Approvals Required for the Merger..............    43
  Material United States Federal Income Tax Consequences....    43
  Accounting Treatment......................................    46
  Listing of ENSCO Common Stock.............................    46
  Delisting and Deregistration of Chiles Common Stock.......    46
  Restrictions on Sales of Shares of ENSCO Common Stock
     Received in the Merger.................................    47
  Interests of Certain Persons; Possible Conflicts of
     Interest of Certain Persons in the Merger..............    47
  Share Ownership of Directors and Executive Officers of
     Chiles.................................................    53
  Ownership of ENSCO by Chiles Stockholders After the
     Merger.................................................    53
  Management and Operations Following the Merger............    54
  Dividends.................................................    54
THE MERGER AGREEMENT........................................    55
  Structure of the Merger...................................    55
  Completion and Effectiveness of the Merger................    55
  Merger Consideration......................................    55
  Exchange of Chiles Stock Certificates for ENSCO Stock
     Certificates...........................................    56
  Stock Options.............................................    56
  Distributions with Respect to Unexchanged Shares..........    56
  Lost Stock Certificates...................................    56
  Conditions to Completion of the Merger....................    56
  Representations and Warranties............................    58
  Chiles Special Meeting....................................    59
  Chiles is Prohibited from Soliciting Other Offers.........    60
  Conduct of Business Before Completion of the Merger.......    61
  Consents; Regulatory Approvals............................    64
  Employee Benefit Matters..................................    65
  Indemnification and Insurance.............................    66
  Termination of the Merger Agreement.......................    67
  Termination Fee...........................................    68
  Expenses..................................................    69
  Amendments................................................    69
  Extensions and Waivers....................................    70

                                                              PAGE
                                                              ----
VOTING AGREEMENTS...........................................    71
  General...................................................    71
  Irrevocable Proxy.........................................    71
  Representations and Warranties............................    71
  No Solicitation...........................................    71
  Restrictions on Transfer..................................    72
  Related Party Agreements..................................    72
  Termination of the Voting Agreements......................    72
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................    73
  Sources of Information....................................    73
  How We Prepared the Unaudited Condensed Pro Forma Combined
     Financial Statements...................................    73
  Transaction-Related Expenses..............................    73
  ENSCO Unaudited Condensed Pro Forma Combined Balance Sheet
     as of March 31, 2002...................................    74
  ENSCO Unaudited Condensed Pro Forma Combined Statement of
     Operations for the Three Months Ended March 31, 2002...    75
  ENSCO Unaudited Condensed Pro Forma Combined Statement of
     Operations for the Year Ended December 31, 2001........    76
  ENSCO Notes to Unaudited Condensed Pro Forma Combined
     Financial Statements...................................    77
DESCRIPTION OF ENSCO CAPITAL STOCK..........................    79
  General...................................................    79
  Common Stock..............................................    79
  Preferred Stock...........................................    79
  Exchange Agent............................................    80
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE
  MATTERS...................................................    81
APPRAISAL RIGHTS............................................    89
LEGAL MATTERS...............................................    91
EXPERTS.....................................................    91
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING...............    91
WHERE YOU CAN FIND MORE INFORMATION.........................    92
Annex A Merger Agreement....................................   A-1
Annex B Voting Agreement with Luis Alvarez Morphy...........   B-1
Annex C Voting Agreement with Javier Alvarez Morphy.........   C-1
Annex D Voting Agreement with Patricio Alvarez Morphy.......   D-1
Annex E Voting Agreement with SEACOR SMIT Inc...............   E-1
Annex F Opinion of Credit Suisse First Boston Corporation...   F-1
Annex G Appraisal Rights....................................   G-1

                             ADDITIONAL INFORMATION


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES FROM OTHER DOCUMENTS IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ENSCO AND CHILES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 92 FOR A LISTING OF DOCUMENTS INCORPORATED BY REFERENCE. THESE DOCUMENTS ARE AVAILABLE TO YOU WITHOUT CHARGE UPON YOUR WRITTEN OR ORAL REQUEST. YOU CAN OBTAIN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING ADDRESSES:


       ENSCO International Incorporated                     Chiles Offshore Inc.
             2700 Fountain Place                      11200 Richmond Avenue, Suite 490
               1445 Ross Avenue                          Houston, Texas 77082-2618
           Dallas, Texas 75202-2792                            (713) 339-3777
                (214) 922-1500                          Attn: Dick Fagerstal, Senior
 Attn: Richard A. LeBlanc, Vice President --          Vice President, Chief Financial
  Corporate Finance, Investor Relations and                Officer and Secretary
                  Treasurer


     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, YOUR REQUEST MUST BE RECEIVED BY JULY 31, 2002 IN ORDER TO RECEIVE THEM BEFORE THE DATE OF THE CHILES SPECIAL MEETING. THE EXHIBITS TO THESE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

     The Chiles board of directors has agreed to the acquisition of Chiles by ENSCO under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. After the merger, stockholders of Chiles will become stockholders of ENSCO.

     You are receiving this proxy statement/prospectus because Chiles stockholders must vote to approve and adopt the merger agreement in order to complete the merger. Chiles will hold a special meeting of its stockholders to vote on the approval and adoption of the merger agreement. This proxy statement/ prospectus contains important information about the merger and the special meeting of the Chiles stockholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Chiles common stock without attending the Chiles special meeting.

     YOUR VOTE IS IMPORTANT! THE CHILES BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE AS SOON AS POSSIBLE.

WHY IS CHILES PROPOSING THE MERGER?

     The Chiles board of directors has unanimously determined that the terms of the proposed merger and related transactions are in the best interests of Chiles and its stockholders. The Chiles board of directors is proposing the merger because it believes that the merger will create a stronger and more competitive offshore drilling company and offer the best opportunity for you to maximize your investment in Chiles common stock through ownership in the combined company. The Chiles board of directors believes that merging with ENSCO will, among other things:

     - position Chiles to compete more effectively in the consolidating offshore drilling industry by making Chiles part of a much larger and more diversified company able to compete in markets in which Chiles could not effectively compete given its smaller asset base. The Chiles board of directors believes that the merger will provide the combined company with opportunities to achieve greater economies of scale, access to capital markets and operating efficiencies;

     - provide the opportunity for Chiles stockholders to benefit from greater liquidity of their investment by owning ENSCO common stock because the average trading volume of ENSCO common stock far exceeds that of Chiles common stock; and

     - provide Chiles stockholders with a substantial premium to Chiles' historical stock price in a transaction that will be at least partly tax-free to Chiles stockholders. In the merger, Chiles stockholders will receive cash and ENSCO common stock with an aggregate value representing a premium of approximately 18.8%, based upon Chiles and ENSCO common stock closing price, on the day before the merger was first publicly announced. The Chiles board of directors believes that the merger represents the most favorable terms available.


     To review the reasons for the merger in greater detail, see "The Merger -- Reasons for the Merger" on page 33.


WHAT WILL HAPPEN IN THE MERGER?


     Chiles will merge into a new subsidiary of ENSCO. Only this new subsidiary will exist after the merger and will continue as a 100% owned subsidiary of ENSCO. After completion of the merger, ENSCO will operate the combined businesses of ENSCO and Chiles. You will receive 0.6575 shares of ENSCO common stock and $5.25 in cash for each share of Chiles common stock that you own (unless you validly assert your appraisal rights in strict accordance with Delaware law). ENSCO will not issue fractional shares in the merger. Instead, ENSCO will pay cash in lieu of fractional shares. We sometimes refer to the ENSCO shares and cash to be received by the Chiles stockholders as the merger consideration. Based on the number of shares of ENSCO and Chiles common stock outstanding on July 5,

2002, the record date for the Chiles special meeting, ENSCO will issue approximately 13.3 million shares of ENSCO common stock in the merger. Immediately after the merger, the former Chiles stockholders will own approximately 9% of the then-outstanding shares of ENSCO common stock.

     Example: If you currently own 100 shares of Chiles common stock, as a result of the merger you will receive 65 shares of ENSCO common stock, $525 in cash, and cash in lieu of 0.75 ENSCO shares calculated on the basis of the closing price of ENSCO common stock on the effective date of the merger.

WHERE WILL MY SHARES BE LISTED AFTER THE MERGER?

     The shares of ENSCO common stock issued in the merger will be listed on the New York Stock Exchange and will trade under ENSCO's ticker symbol "ESV."

WHO WILL SERVE ON THE BOARD OF DIRECTORS OF ENSCO AFTER THE MERGER?

     The current board of directors of ENSCO will continue to serve on the board of directors of ENSCO after the merger. The current board of directors consists of the following persons: Carl F. Thorne (Chairman of the Board), David M. Carmichael, Gerald W. Haddock, Thomas L. Kelly II, Morton H. Meyerson, Paul E. Rowsey, III and Joel V. Staff. No current member of the board of directors of Chiles will serve on the board of directors of ENSCO after the merger.

WHO WILL BE THE EXECUTIVE OFFICERS OF ENSCO AFTER THE MERGER?


     The current executive officers of ENSCO will continue to serve as executive officers of ENSCO after the merger. William E. Chiles, the President, Chief Executive Officer and a director of Chiles, has accepted the position of Vice President of ENSCO at the effective time of the merger. Other than Mr. Chiles, no current executive officer of Chiles will be offered a position as an executive officer of ENSCO after the merger; however, certain of these individuals may accept employment with ENSCO other than as executive officers.


ARE THERE ANY U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CHILES STOCKHOLDERS?

     You will generally recognize gain, but not loss, equal to the lesser of:

     - the amount of cash you receive in the merger; or

     - the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of ENSCO common stock you receive in the merger over the adjusted tax basis of your Chiles common stock.

THE CHILES BOARD OF DIRECTORS ENCOURAGES YOU TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

WHERE AND WHEN IS THE SPECIAL MEETING?


     The special meeting of the Chiles stockholders will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, on Wednesday, August 7, 2002, at 10:00 a.m., local time.


WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

     The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chiles common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. YOUR VOTE IS IMPORTANT! If you do not vote, this will have the same affect as a vote against the approval and adoption of the merger agreement.

     No vote of ENSCO stockholders is required under applicable law.

HOW DOES THE CHILES BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

     The Chiles board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

HOW DO I CAST MY VOTE?

     If you are a Chiles stockholder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

     If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank, or nominee will not be able to vote your shares unless the broker, bank or nominee receives specific instructions from you.

     THE FAILURE TO CAST YOUR VOTE WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

     Yes. If you are a Chiles stockholder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

     - delivering to the Secretary of Chiles a signed notice of revocation;

     - granting a new, later-dated proxy, signed and delivered to the Secretary of Chiles; or

     - attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy.

     If your shares are held in "street name," you must contact your broker, bank or other nominee to change your vote.

SHOULD I SEND IN MY CHILES STOCK CERTIFICATES NOW?

     No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Chiles stock certificates for the merger consideration. Please do not send in your Chiles stock certificates with your proxy.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Chiles stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     We are working to complete the merger as quickly as practicable. We currently expect that the merger will be completed during the third calendar quarter of 2002.

WHAT RIGHTS DO I HAVE TO SEEK A VALUATION OF MY SHARES OF CHILES COMMON STOCK?

     You may assert appraisal rights under Delaware law and receive a cash payment for the fair value of your shares instead of the cash and shares of ENSCO common stock to be received in the merger. You can assert these rights only if you comply with all of the requirements of Delaware law provided in

Annex G of this proxy statement/prospectus. If you elect to assert your appraisal rights under Delaware law, a Delaware court will determine the fair value of your shares. The fair value determined by the court may be more than, less than or equal to the value of the merger consideration. For a more complete description of your appraisal rights, see "Appraisal Rights" on page 89.


     ENSCO is not obligated to complete the merger if appraisal rights are properly demanded, and such demands are not withdrawn as of the date the merger is to be completed, for more than 10% of the issued and outstanding shares of Chiles common stock.

WHO CAN HELP ANSWER MY QUESTIONS?

     If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact either:

        Chiles Offshore Inc.
        11200 Richmond Avenue, Suite 490
        Houston, Texas 77082-2618
        (713) 339-3777
        Attn: Dick Fagerstal, Senior Vice President, Chief Financial Officer and Secretary

     or the proxy solicitor retained by Chiles:

        D.F. King & Co., Inc.
        77 Water Street
        New York, New York 10005
        (212) 269-5550 (banks and brokers call collect)
        (800) 290-6431 (all others call toll free)

                                    SUMMARY


     This summary highlights certain information from this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about ENSCO and Chiles that has been filed with the Securities and Exchange Commission (which we refer to as the SEC). You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 92. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


THE COMPANIES

ENSCO INTERNATIONAL INCORPORATED

     ENSCO is an international offshore contract drilling company that also provides marine transportation services. ENSCO's complement of offshore drilling rigs is comprised of 38 premium jackup rigs (including a 25% owned rig for which ENSCO has a purchase option on the remaining 75%), seven barge rigs, five platform rigs and one deepwater semisubmersible rig. ENSCO's marine transportation fleet consists of 28 vessels. ENSCO's offshore contract drilling and marine transportation operations are integral to the exploration, development and production of oil and natural gas.

     The principal executive offices for ENSCO are located at:

     2700 Fountain Place
     1445 Ross Avenue
     Dallas, Texas 75202-2792
     (214) 922-1500

CHILES OFFSHORE INC.

     Chiles is an international offshore contract drilling company that owns and operates premium jackup rigs, which Chiles sometimes refers to as ultra-premium jackup drilling rigs, a niche in the offshore drilling industry that is positioned between traditional jackup rigs and more costly harsh environment jackup rigs. Chiles' current rig fleet is comprised of four premium jackup rigs and a premium jackup rig currently under construction.

     The principal executive offices for Chiles are located at:

     11200 Richmond Avenue, Suite 490
     Houston, Texas 77082-2618
     (713) 339-3777

CHORE ACQUISITION, INC.

     Chore Acquisition, Inc. is a new subsidiary of ENSCO that has not previously engaged in any business except in connection with the merger.

     The principal executive offices for Chore Acquisition, Inc. are located at:

     2700 Fountain Place
     1445 Ross Avenue
     Dallas, Texas 75202-2792
     (214) 922-1500

THE SPECIAL MEETING (SEE PAGE 27)



     Chiles will hold a special meeting of its stockholders to vote on the merger agreement. The special meeting of the Chiles stockholders will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, on Wednesday, August 7, 2002, at 10:00 a.m., local time.



THE MERGER (SEE PAGE 30)


     The Chiles board of directors has agreed to the acquisition of Chiles by ENSCO under the terms of the merger agreement that is described in this proxy statement/prospectus and is attached as Annex A. We encourage you to read the merger agreement in its entirety.

     Pursuant to the merger agreement, Chiles will merge into a new subsidiary of ENSCO. This new subsidiary will own all of the assets and business of Chiles after the merger and will continue to exist as a 100% owned subsidiary of ENSCO. After completion of the merger, ENSCO will operate the combined businesses of ENSCO and Chiles. Upon completion of the merger, you will receive 0.6575 shares of ENSCO common stock and $5.25 in cash for each share of Chiles common stock owned by you, unless you elect to assert your appraisal rights. ENSCO will not deliver fractional shares in the merger. Instead, ENSCO will pay cash for any fractional shares. We sometimes refer to the ENSCO shares and cash to be received by the Chiles stockholders as the merger consideration.

     ENSCO stockholders will continue to own their existing shares of ENSCO common stock.


OPINION OF FINANCIAL ADVISOR (SEE PAGE 35)


     Credit Suisse First Boston Corporation, Chiles' financial advisor, has delivered a written opinion to the Chiles board of directors as to the fairness, from a financial point of view, of the merger consideration provided for in the merger. The full text of Credit Suisse First Boston Corporation's written opinion, dated May 14, 2002, is attached to this proxy statement/prospectus as Annex F. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON CORPORATION'S OPINION IS ADDRESSED TO THE CHILES BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.


RECOMMENDATION OF THE CHILES BOARD OF DIRECTORS (SEE PAGE 34)


     The Chiles board of directors believes that the merger agreement and the related transactions, including the merger, are advisable and fair to, and in the best interests of, Chiles and its stockholders, and unanimously recommends that Chiles stockholders vote "FOR" the proposal to approve and adopt the merger agreement.


CHILES STOCKHOLDERS ENTITLED TO VOTE; VOTE REQUIRED (SEE PAGE 27)



     You can vote at the Chiles special meeting if you owned Chiles common stock at the close of business on July 5, 2002, the record date for the Chiles special meeting. On that date, there were 20,296,259 shares of Chiles common stock outstanding and entitled to vote. You can cast one vote for each share of Chiles common stock that you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 66 2/3% (or 13,530,840 shares) of the outstanding shares of Chiles common stock entitled to vote.



VOTING AGREEMENTS (SEE PAGE 71)


     ENSCO has entered into separate voting agreements with each of Luis Alvarez Morphy, Javier Alvarez Morphy, Patricio Alvarez Morphy and SEACOR SMIT Inc. (which we refer to as SEACOR) pursuant to which these persons agreed, among other things, to vote all of the shares of Chiles common stock owned by them in favor of the approval and adoption of the merger agreement. These persons also granted to certain executive officers of ENSCO an irrevocable proxy to vote their shares of Chiles in favor of the approval and adoption of the merger agreement and the related transactions as directed by ENSCO. As of the record date, these persons owned 7,511,071 shares of Chiles common stock, representing approximately 37.0% of the outstanding shares of Chiles common stock on that date. See "The Merger -- Interests of Certain Persons; Possible Conflicts of Interest of Certain Persons in the Merger" on page 47.



INTERESTS OF CERTAIN PERSONS; POSSIBLE CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 47)


     When considering the Chiles board of directors' recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain members of the board of directors and executive officers of Chiles have interests in the merger that may be different from, or in addition to, their interests as Chiles stockholders. These conflicts include the following:

     - Affiliates of certain directors and executive officers of Chiles have various agreements with Chiles that will be terminated at the effective time of the merger. Certain of these affiliates of directors and executive officers of Chiles will receive payments from ENSCO at the effective time of the merger or shortly thereafter to terminate these agreements.


     - Certain executive officers of Chiles will receive bonuses, severance and/or other employment benefits under agreements with Chiles and other benefits adopted in connection with the merger agreement.


     - Certain directors and executive officers of Chiles hold options to purchase shares of Chiles common stock pursuant to the Chiles 2000 Stock Option Plan. Under the terms of this plan, the vesting of all Chiles options will accelerate and become immediately vested as a result of the merger.

     The board of directors of Chiles was aware of these arrangements during its deliberations on the merits of the merger and in deciding to recommend that you vote for the approval and adoption of the merger agreement.


SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF CHILES (SEE PAGE 53)



     At the close of business on July 1, 2002, directors and executive officers of Chiles and their affiliates owned and were entitled to vote 7,403,033 shares of Chiles common stock, collectively representing approximately 36.5% of the outstanding shares of Chiles common stock on that date.



OWNERSHIP OF ENSCO BY CHILES STOCKHOLDERS AFTER THE MERGER (SEE PAGE 53)


     ENSCO expects to issue approximately 13.3 million shares of ENSCO common stock in the merger. Based on the number of shares of ENSCO and Chiles common stock outstanding on the record date, after completion of the merger, former Chiles stockholders will own approximately 9% of the then-outstanding shares of ENSCO common stock.


MANAGEMENT OF ENSCO AFTER THE MERGER (SEE PAGE 54)



     Upon completion of the merger, the current board of directors and executive officers of ENSCO will continue to manage the business of ENSCO, including the business now conducted by Chiles and its subsidiaries. None of the current directors of Chiles will be a director of ENSCO after the merger. William E. Chiles, the President and Chief Executive Officer and a director of Chiles, has accepted a position as Vice President of ENSCO effective at the time of the merger. Other than Mr. Chiles, no current executive officer of Chiles will be offered a position as an executive officer of ENSCO after the merger; however, certain of these individuals may accept employment with ENSCO other than as executive officers.

LISTING OF ENSCO COMMON STOCK AND DELISTING OF CHILES COMMON STOCK (SEE PAGE 46)



     The ENSCO common stock issued in the merger will be listed on the New York Stock Exchange, where ENSCO common stock is traded under the symbol "ESV." If the merger is completed, Chiles common stock will no longer be listed on the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, and Chiles will no longer file periodic reports with the SEC.



APPRAISAL RIGHTS (SEE PAGE 89)


     You have the right under Delaware law to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Chiles common stock instead of the merger consideration. You can assert these rights only if you comply with all of the requirements of Delaware law provided in Annex G of this proxy statement/prospectus. If you elect to assert your appraisal rights under Delaware law, a Delaware court will determine the fair value of your shares. The appraised value of your shares of Chiles common stock may be more than, less than or equal to the value of the merger consideration. If you desire to assert your statutory appraisal rights you must:

     - deliver to Chiles before the special meeting written notice of your intent to exercise appraisal rights with respect to your shares of Chiles common stock if the merger is completed;

     - not vote your shares in favor of approval and adoption of the merger agreement; and


     - follow the statutory procedures for asserting appraisal rights under Delaware law, which are described in the section entitled "Appraisal Rights" on page 89.


     Merely voting against the approval and adoption of the merger agreement will not preserve your appraisal rights. Section 262 of the Delaware General Corporation Law (which we refer to as the DGCL) is reprinted in its entirety and attached to this proxy statement/prospectus as Annex G. Failure to strictly comply with all procedures required by the DGCL may result in the loss of your appraisal rights.

     ENSCO is not obligated to complete the merger if appraisal rights are properly demanded, and such demands are not withdrawn as of the date the merger is to be completed, for more than 10% of the issued and outstanding shares of Chiles common stock.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 56)


     Completion of the merger depends on a number of conditions being met or waived, including:

     - approval and adoption of the merger agreement by the Chiles stockholders;

     - absence of breaches of the representations and warranties in the merger agreement that result in a material adverse effect;

     - material performance of each party's obligations and covenants under the merger agreement;

     - absence of certain types of governmental orders or proceedings;


     - receipt of opinions by ENSCO and Chiles from their respective tax counsel that the merger will qualify as a reorganization under Section 368(a) the Internal Revenue Code;


     - absence of any event or occurrence that has or is reasonably expected to have, individually or in the aggregate, a material adverse effect (which, in the case of Chiles, includes the loss or total destruction of any of Chiles' drilling rigs); and

     - approval for listing on the New York Stock Exchange the shares of ENSCO common stock to be issued in the merger.

     In addition, ENSCO is not obligated to complete the merger if appraisal rights are properly demanded, and such demands are not withdrawn as of the date the merger is to be completed, for more than 10% of the issued and outstanding shares of Chiles common stock.

     A party may elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 67)


     The merger agreement may be terminated in the following ways:

     - by mutual written consent;

     - by ENSCO if:

      - the Chiles board of directors withdraws or modifies its approval of the merger in any manner adverse to ENSCO;

      - the Chiles board of directors recommends the acquisition proposal of a person other than ENSCO; or

      - another person makes a tender or exchange offer for Chiles and the Chiles board of directors fails to recommend to the Chiles stockholders that they reject the tender or exchange offer; and

     - by Chiles, if the Chiles board of directors accepts an acquisition proposal from a third party that is more favorable to Chiles stockholders, from a financial point of view, than the terms of the merger and complies with certain procedures contained in the merger agreement.

     In addition, either Chiles or ENSCO could decide, without the consent of the other, to terminate the merger agreement in a number of situations including, if:

     - the merger is not completed by December 15, 2002;

     - a court or governmental authority permanently prohibits completion of the merger;

     - the Chiles stockholders do not approve and adopt the merger agreement at the special meeting;

     - the representations and warranties of the other become inaccurate after the date of the merger agreement, the inaccuracy has not been cured within a specified time and such breaches have a material adverse effect; or

     - since the date of the merger agreement, an event has had or is reasonably likely to have, alone or together with all other events, a material adverse effect on either party (which, in the case of Chiles, includes the loss or total destruction of any of Chiles' drilling rigs existing or under construction).


NO SOLICITATION BY CHILES (SEE PAGE 60)


     The merger agreement restricts the ability of Chiles to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Chiles. However, the merger agreement provides that, if Chiles receives an acquisition proposal from a third party that is more favorable to Chiles stockholders, from a financial point of view, than the terms of the merger and Chiles complies with certain procedures contained in the merger agreement, Chiles may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to certain conditions.


TERMINATION FEE AND EXPENSES (SEE PAGES 68 AND 69)


     If the merger agreement is terminated, Chiles, in specified circumstances, may be required to pay a termination fee of $22.5 million to ENSCO or to reimburse up to $1 million of ENSCO's expenses.

CHILES STOCK OPTIONS (SEE PAGE 56)


     Upon completion of the merger, each option issued by Chiles to purchase shares of Chiles common stock will be assumed by ENSCO and converted into an option exercisable for the merger consideration. The vesting of Chiles options will accelerate and all of such options will generally become immediately vested as a result of the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE
43)


     We expect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. It is a condition to the merger that ENSCO and Chiles receive opinions from their respective tax counsel to the effect that the merger will qualify for this tax treatment. If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, then you will generally recognize gain, but not loss, equal to the lesser of:

     - the amount of cash you receive in the merger; or

     - the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of ENSCO common stock you receive in the merger over the adjusted tax basis of your Chiles common stock.

     No gain or loss will be recognized by ENSCO, Chore Acquisition, Inc. or Chiles as a result of the merger.

     The tax consequences of the merger to you may depend on the facts of your own situation. THE CHILES BOARD OF DIRECTORS ENCOURAGES YOU TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


ACCOUNTING TREATMENT (SEE PAGE 46)


     ENSCO will account for the merger under the purchase method of accounting for business combinations under generally accepted accounting principles in the United States.


REGULATORY APPROVALS (SEE PAGE 43)



     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the merger until we have notified the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission of the merger and filed the necessary report forms and until the required waiting period has ended. ENSCO and Chiles submitted the required filings on May 23 and 24, 2002, respectively. ENSCO and Chiles were notified by the U.S. Federal Trade Commission that early termination of the waiting period was granted effective on June 13, 2002.



OTHER CHILES SPECIAL MEETING PROPOSALS (SEE PAGE 28)


     Under the laws of Delaware, no business may be raised at the Chiles special meeting except as indicated in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR ENSCO


     ENSCO prepared the selected historical consolidated financial data in the table below using the consolidated financial statements of ENSCO. ENSCO derived the consolidated statement of operations data for the year ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2001 from its consolidated financial statements audited by KPMG LLP, independent accountants. ENSCO derived the consolidated statement of operations data for each of the four years in the period ended December 31, 2000, and the consolidated balance sheet data as of December 31 of each year from 1997 to 2000, from its consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. ENSCO derived the consolidated statement of operations data for the three months ended March 31, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2002 and 2001 from its unaudited consolidated financial statements. In the opinion of management, the unaudited interim financial statements for the three months ended March 31, 2002 and 2001 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The historical consolidated financial data are only a summary and should be read in conjunction with the consolidated financial statements and related notes for the applicable periods. The audited consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, and the unaudited consolidated financial statements as of March 31, 2002 and for the three month period then ended, are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 92.



                                     THREE MONTHS
                                    ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------
                                    2002       2001       2001       2000       1999       1998       1997
                                  --------   --------   --------   --------   --------   --------   --------
                                      (UNAUDITED)
                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA(1):
Operating revenue...............  $  142.3   $  195.3   $  817.4   $  533.8   $  363.7   $  813.2   $  815.1
Income before extraordinary
  item..........................      16.2       46.9      207.3       85.4        0.3      253.9      234.9
Net income......................      16.2       46.9      207.3       85.4        0.3      253.9      233.9(2)
Income per share before
  extraordinary item:
  Basic.........................      0.12       0.34       1.51       0.62       0.00       1.82       1.67
  Diluted.......................      0.12       0.34       1.50       0.61       0.00       1.81       1.64
Net income per share:
  Basic.........................      0.12       0.34       1.51       0.62       0.00       1.82       1.66
  Diluted.......................      0.12       0.34       1.50       0.61       0.00       1.81       1.64
Cash dividends per common
  share.........................     0.025      0.025       0.10       0.10       0.10       0.10       0.05
CONSOLIDATED BALANCE SHEET DATA
  (at end of period):
Total assets....................  $2,342.4   $2,190.9   $2,323.8   $2,108.0   $1,983.7   $1,992.8   $1,772.0
Long-term debt, net of current
  portion.......................     462.4      474.9      462.4      422.2      371.2      375.5      400.8
Stockholders' equity............   1,456.3    1,370.0    1,440.2    1,328.9    1,234.6    1,245.0    1,076.7


---------------


(1) Effective January 1, 2002, ENSCO adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142, among other items, eliminated the requirement to amortize goodwill and indefinite-lived intangible assets. The impact of the adoption of SFAS 142 on the Company's net income, basic earnings per share, and diluted earnings per share for the three months ended March 31, 2002 and 2001, and for the years ending December 31, 2001, 2000, 1999, 1998 and 1997, is presented in the following table as if ENSCO adopted SFAS 142 on January 1, 1997:



                                                          THREE
                                                         MONTHS
                                                          ENDED
                                                        MARCH 31,             YEAR ENDED DECEMBER 31,
                                                      -------------   ----------------------------------------
                                                      2002    2001     2001    2000    1999     1998     1997
                                                      -----   -----   ------   -----   -----   ------   ------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Reported net income.................................  $16.2   $46.9   $207.3   $85.4   $ 0.3   $253.9   $233.9
Add back goodwill amortization......................     --     0.7      3.0     3.3     3.3      3.3      3.1
                                                      -----   -----   ------   -----   -----   ------   ------
Adjusted net income.................................  $16.2   $47.6   $210.3   $88.7   $ 3.6   $257.2   $237.0
                                                      =====   =====   ======   =====   =====   ======   ======
Reported basic earnings per share...................  $0.12   $0.34   $ 1.51   $0.62   $  --   $ 1.82   $ 1.66
Goodwill amortization...............................     --      --     0.02    0.02    0.02     0.02     0.02
                                                      -----   -----   ------   -----   -----   ------   ------
Adjusted basic earnings per share...................  $0.12   $0.34   $ 1.53   $0.64   $0.02   $ 1.84   $ 1.68
                                                      =====   =====   ======   =====   =====   ======   ======
Reported diluted earnings per share.................  $0.12   $0.34   $ 1.50   $0.61   $  --   $ 1.81   $ 1.64
Goodwill amortization...............................     --      --     0.02    0.02    0.02     0.02     0.02
                                                      -----   -----   ------   -----   -----   ------   ------
Adjusted diluted earnings per share.................  $0.12   $0.34   $ 1.52   $0.63   $0.02   $ 1.83   $ 1.66
                                                      =====   =====   ======   =====   =====   ======   ======



(2) In November 1997, ENSCO retired a revolving credit facility and recorded a $1.0 million extraordinary charge, net of tax, relating to the unamortized deferred financing costs associated with the revolving credit facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CHILES


     Chiles prepared the selected historical consolidated financial data in the table below using the consolidated financial statements of Chiles. Chiles derived the consolidated statement of operations data for each of the four years in the period ended December 31, 2001 and the period from August 5, 1997 (date of inception) to December 31, 1997, and the consolidated balance sheet data as of December 31 of each year from 1997 to 2001, from its consolidated financial statements audited by Arthur Andersen LLP, independent accountants. Chiles derived the consolidated statement of operations data for the three months ended March 31, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2002 and 2001 from its unaudited consolidated financial statements. In the opinion of management, the unaudited interim financial statements for the three months ended March 31, 2002 and 2001 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The historical consolidated financial data are only a summary and should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 92.


                                                                                               FROM AUGUST 5,
                                     THREE MONTHS                                              1997 (DATE OF
                                    ENDED MARCH 31,           YEAR ENDED DECEMBER 31,          INCEPTION) TO
                                   -----------------   -------------------------------------    DECEMBER 31,
                                    2002       2001     2001     2000       1999       1998         1997
                                   ------     ------   ------   ------     ------     ------   --------------
                                      (UNAUDITED)
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Operating revenue................  $ 19.8     $ 19.2   $ 74.2   $ 56.0     $  8.6     $   --       $   --
Income (loss) before
  extraordinary item.............     4.4        5.3     22.5    (15.9)      (3.5)       0.2         (0.3)
Net income.......................     4.1(2)     5.3     22.5    (17.7)(3)   (4.0)(4)    0.2         (0.3)
Income (loss) per share before
  extraordinary item(1):
  Basic..........................    0.22       0.30     1.20    (1.55)     (0.68)      0.03        (0.09)
  Diluted........................    0.22       0.30     1.20    (1.55)     (0.68)      0.03        (0.09)
Net income (loss) per share(1):
  Basic..........................    0.20       0.30     1.20    (1.73)     (0.77)      0.03        (0.09)
  Diluted........................    0.20       0.30     1.20    (1.73)     (0.77)      0.03        (0.09)
CONSOLIDATED BALANCE SHEET DATA
  (at end of period):
Total assets.....................  $544.7     $300.8   $492.6   $300.1     $203.2     $178.4       $ 67.4
Long-term debt, net of current
  portion........................   134.6         --     84.2       --      117.0      110.0           --
Stockholders' equity.............   329.8      253.1    325.5    247.8       74.6       63.6         63.4

---------------

(1) Income (loss) per share before extraordinary item and net income (loss) per share have been calculated for years prior to 2000 by converting the membership interests of the members of Chiles Offshore LLC, the predecessor to Chiles Offshore Inc., at the rate of approximately 87,172 shares of common stock for each 1% membership interest then outstanding.

(2) In the three months ended March 31, 2002, Chiles recorded a $300,000 extraordinary charge, net of tax, associated with unamortized debt issuance costs and a cancellation fee relating to a cancelled $82.0 million credit facility for the construction of the Chiles Discovery drilling rig.

(3) In 2000, Chiles repaid and retired approximately $95.0 million principal amount of senior notes and in connection therewith recorded a $1.8 million extraordinary charge, net of tax, associated with unamortized debt issuance costs.

(4) In 1999, Chiles repaid $15.0 million principal amount of senior notes and in connection therewith recorded a $500,000 extraordinary charge, net of tax, associated with unamortized debt issuance costs.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     We have included the following selected unaudited pro forma combined financial data only for the purposes of illustration. The unaudited pro forma combined statement of operations data assumes that the merger between ENSCO and Chiles was completed on January 1, 2001 and the unaudited pro forma combined balance sheet data assumes that the merger was completed on March 31, 2002. The pro forma financial data do not necessarily indicate what the operating results or financial position would have been if the merger had been completed at the dates indicated. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the combined company will be. This unaudited pro forma combined statement of operations data does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the merger of ENSCO and Chiles, or any future merger-related restructuring or integration expenses.


     You should read this selected unaudited pro forma combined financial data in conjunction with the "Unaudited Condensed Pro Forma Combined Financial Statements" and the related notes beginning on page 73.


                                                                THREE
                                                               MONTHS
                                                                ENDED      YEAR ENDED
                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
                                                              (IN MILLIONS, EXCEPT PER
                                                                   SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenue...........................................   $161.8        $894.6
Operating income............................................     28.2         351.5
Income before extraordinary item............................     20.3         230.6
Earnings per share, before extraordinary item:
  Basic.....................................................     0.14          1.54
  Diluted...................................................     0.14          1.52

                                                                MARCH 31,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Total assets................................................    $3,030.7
Long-term debt, net of current portion......................       597.0
Stockholders' equity........................................     1,916.8

UNAUDITED COMPARATIVE PER SHARE DATA

     The following table compares the earnings per share, cash dividends per common share and book value per share data for ENSCO and Chiles on a historical, pro forma combined and per share equivalent basis.


     You should read the data below together with the historical financial statements and related notes incorporated by reference in this document. See "Where You Can Find More Information" on page 92. The unaudited pro forma data is for informational purposes only. The combined pro forma data does not necessarily indicate what the operating results or financial position would have been if the merger had been completed at the dates indicated. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the combined company will be.


                                                                                EQUIVALENT
                                                                     ENSCO      UNAUDITED
                                                                   UNAUDITED    PRO FORMA
                                             ENSCO      CHILES     PRO FORMA    PER CHILES
                                           PER SHARE   PER SHARE   PER SHARE   COMMON SHARE
                                             DATA        DATA       DATA(1)      DATA(2)
                                           ---------   ---------   ---------   ------------
THREE MONTHS ENDED MARCH 31, 2002
  (UNAUDITED)
Earnings per share:
  Basic..................................   $ 0.12      $ 0.20      $ 0.14        $ 0.09
  Diluted................................     0.12        0.20        0.14          0.09
Cash dividends per common share(3).......    0.025          --
Book value per share (at March 31,
  2002)..................................    10.81       16.27       12.95          8.51
Weighted average shares outstanding (in
  millions)..............................    134.7        20.3       148.0         225.1
YEAR ENDED DECEMBER 31, 2001
Earnings per share:
  Basic..................................   $ 1.51      $ 1.20      $ 1.54        $ 1.01
  Diluted................................     1.50        1.20        1.52          1.00
Cash dividends per common share(3).......     0.10          --
Weighted average shares outstanding (in
  millions)..............................    136.9        18.8       150.2         228.4

---------------


(1) See "Unaudited Condensed Pro Forma Combined Financial Statements" on page
    73.


(2) Equivalent per share data represents the ENSCO pro forma per share data multiplied by the merger ratio of 0.6575.

(3) ENSCO has paid cash dividends of $.025 per share on a quarterly basis since the third quarter of 1997. Any future declaration and payment of dividends by ENSCO will be dependent on, among other things, ENSCO's profitability, liquidity, financial condition and capital requirements. Final determination of the timing, amount and payment of dividends on ENSCO common stock is at the discretion of its board of directors.

COMPARATIVE PER SHARE MARKET PRICE DATA

     ENSCO common stock trades on the New York Stock Exchange under the symbol "ESV." Chiles common stock trades on the American Stock Exchange under the symbol "COD." The table below shows, for the calendar quarters indicated, the range of high and low per share sales prices for ENSCO common stock as reported on the New York Stock Exchange and Chiles common stock as reported on the American Stock Exchange.

                                                          ENSCO            CHILES
                                                      COMMON STOCK     COMMON STOCK(1)
                                                     ---------------   ---------------
                                                      HIGH     LOW      HIGH     LOW
                                                     ------   ------   ------   ------
FISCAL YEAR 2000
  First Quarter....................................  $36.88   $20.25       --       --
  Second Quarter...................................   38.69    27.56       --       --
  Third Quarter....................................   43.13    30.88       --       --
  Fourth Quarter...................................   41.13    22.00    25.13    15.19
FISCAL YEAR 2001
  First Quarter....................................  $44.49   $30.19   $25.06   $19.75
  Second Quarter...................................   40.44    22.88    28.65    17.75
  Third Quarter....................................   23.68    12.81    23.08    15.70
  Fourth Quarter...................................   26.23    13.91    20.48    16.93
FISCAL YEAR 2002
  First Quarter....................................  $30.70   $20.87   $23.00   $17.20
  Second Quarter(2)................................   35.50    26.95    26.12    21.10

---------------

(1) The prices of Chiles common stock are reported beginning at the first full quarter after the initial listing of such stock on the American Stock Exchange.

(2) The prices of ENSCO and Chiles common stock are reported through May 14, 2002, the date preceding the public announcement of the merger.


     On May 14, 2002, the last trading day before we announced the merger, the closing price of ENSCO common stock on the New York Stock Exchange was $35.36 per share and the closing price of Chiles common stock on the American Stock Exchange was $23.99 per share. Based on the exchange ratio 0.6575 of a share of ENSCO common stock for each outstanding share of Chiles common stock, the closing price of ENSCO common stock on May 14, 2002, and the cash consideration of $5.25 per share, the pro forma equivalent per share value of Chiles common stock on May 14, 2002 was approximately $28.50 per share. Based on the exchange ratio 0.6575 of a share of ENSCO common stock for each outstanding share of Chiles common stock, the closing price of ENSCO common stock on July 1, 2002, and the cash consideration of $5.25 per share, the pro forma equivalent per share value of Chiles common stock on July 1, 2002 was approximately $22.74 per share.



     The market value of the shares of ENSCO common stock that will be issued in exchange for shares of Chiles common stock upon the completion of the merger will not be known at the time Chiles stockholders vote on the approval and adoption of the merger agreement because the merger will not yet be completed at that time. The above table shows only historical comparisons. Because the market prices of ENSCO common stock and Chiles common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to you in determining whether to approve and adopt the merger agreement. You should obtain current market quotations for ENSCO and Chiles common stock and review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve and adopt the merger agreement. See "Where You Can Find More Information" on page 92.

     ENSCO initiated the payment of a $.025 per share quarterly cash dividend on its common stock during the third quarter of 1997 and has continued to pay such quarterly dividends through March 31, 2002. Cash dividends totaling $.10 per share were paid in both 2001 and 2000. On May 14, 2002, ENSCO's board of directors declared a regular quarterly dividend of $.025 per share payable on June 18, 2002 to stockholders of record on June 4, 2002. ENSCO currently does not plan to change its dividend policy after the merger (including the amount of the per share dividend payments). However, the final determination of the timing, amount and payment of dividends on the common stock is at the discretion of the ENSCO board of directors. Such decisions on payment of dividends will depend on, among other things, ENSCO's profitability, liquidity, financial condition and capital requirements. Since its inception in 1997, Chiles has not paid any dividends to Chiles stockholders (or, prior to becoming a corporation in September 2000, any distributions to Chiles members) and its current intention is to retain all cash generated from operations. In addition, certain covenants in Chiles' credit facilities as well as the merger agreement restrict Chiles' ability to pay dividends. Chiles does not anticipate paying any cash dividends on its common stock prior to the effective time of the merger.

                                  RISK FACTORS


     In addition to the other information included in this proxy statement/prospectus, including the matters addressed in "Cautionary Statement Concerning Forward -- Looking Statement" on page 25, you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of ENSCO and Chiles because these risks will also affect the combined company. You can find descriptions of these risks in ENSCO's and Chiles' annual reports on Form 10-K for the year ended December 31, 2001 and the other reports filed with the SEC and incorporated by reference into this proxy statement/prospectus. Additional risks and uncertainties not presently known to ENSCO and Chiles or that are not currently believed to be important to you also may adversely affect the merger and ENSCO following the merger.


RISKS RELATING TO THE MERGER

THE VALUE OF ENSCO COMMON STOCK TO BE RECEIVED BY YOU IN THE MERGER WILL FLUCTUATE.

     In the merger, you will receive 0.6575 shares of ENSCO common stock and $5.25 in cash for each share of Chiles common stock you own. Because part of the merger consideration you will receive consists of ENSCO common stock, the value of this merger consideration will depend on the market price of ENSCO common stock at the time the merger is completed. The market price of ENSCO common stock at the time the merger is completed will vary from its market prices at the date of this proxy statement/prospectus and at the date of the Chiles special meeting. These variations may be caused by a number of factors, including:

     - general industry market conditions;

     - changes in the business or results of operations of ENSCO or Chiles;

     - the timing of the merger and the prospects for the post-merger operations of ENSCO;

     - the worldwide supply/demand balance for oil and natural gas and the prevailing commodity price environment;

     - the level of drilling activity of ENSCO's and Chiles' customers;

     - competition in the drilling industry;

     - regulatory considerations;

     - risks associated with ENSCO's construction of new rigs, including the Chiles drilling rig under construction;

     - escalation or additional outbreak of armed hostilities or other crisis in the Middle East or other geographic areas in which ENSCO or Chiles operate or further acts of terrorism in the United States or elsewhere;

     - general stock market and economic conditions; and

     - other factors beyond the control of ENSCO and Chiles, including those described elsewhere in this "Risk Factors" section.

     The merger consideration will not be adjusted for any increase or decrease in the market price of ENSCO common stock or Chiles common stock. Accordingly, if the market value of ENSCO common stock declines prior to the time the merger is completed, the value of the merger consideration to be received by you will decline. In addition, because the date that the merger is completed will be later than the date of the special meeting, you will not know the exact value of the ENSCO common stock that will be issued in the merger at the time they vote on the merger agreement. WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR ENSCO AND CHILES SHARES.

THE PRICE OF ENSCO COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     Assuming the merger agreement is approved and adopted by the Chiles stockholders and the merger is completed, the number of outstanding shares of ENSCO common stock will be increased by approximately 9% from the number of outstanding shares of ENSCO common stock immediately prior to the completion of the merger. As a result of the issuance of these additional shares, the market price of shares of ENSCO common stock prior to the completion of the merger or the shares of ENSCO common stock following completion of the merger may experience volatility or declines unrelated to the financial performance of ENSCO.

ENSCO MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER.

     The success of the merger will depend, in part, on the ability of ENSCO to realize cost savings and growth opportunities from integrating the business of Chiles with the business of ENSCO. Any success by ENSCO in realizing these benefits and the timing of this realization, if any, depend upon the successful integration of the operations of Chiles into ENSCO. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

     - retaining key employees;

     - transitioning and preserving Chiles' customer, contractor, supplier and other important third party relationships;

     - integrating corporate and administrative infrastructures;

     - coordinating sales and marketing functions;

     - minimizing the diversion of management's attention from ongoing business concerns; and

     - coordinating geographically separate organizations.

RISKS RELATING TO ENSCO'S BUSINESS FOLLOWING THE MERGER

     The following risks relate to ENSCO's business after the merger taking into account the combined businesses of Chiles and ENSCO.


TERRORIST ATTACKS AND UNITED STATES MILITARY ACTION COULD RESULT IN A MATERIAL ADVERSE EFFECT ON THE BUSINESS OF ENSCO.


     Terrorist acts or acts of war may cause damage to or disruption of ENSCO's United States or international operations, its employees, its property and equipment, or its customers, suppliers and subcontractors, which could significantly impact ENSCO's financial position, results of operations and cash flows. The terrorist attacks that occurred in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The long-term effects on ENSCO's operations of the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility could create many economic and political uncertainties, including an impact upon oil and gas exploration and development, which could adversely affect ENSCO's business in ways that cannot be readily determined.

THE SUCCESS OF ENSCO'S BUSINESS WILL DEPEND ON THE LEVEL OF ACTIVITY IN THE OIL AND NATURAL GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY THE LEVEL AND VOLATILITY OF OIL AND NATURAL GAS PRICES.

     The success of ENSCO's business will depend on the level of activity in offshore and onshore oil and natural gas exploration, development and production in markets worldwide. Oil and natural gas prices, and market expectations of potential changes in these prices, significantly affect this level of activity. ENSCO's business and operations depend upon exploration and development spending by oil and gas companies. An actual decline, or the perceived risk of a decline, in oil or natural gas prices could cause oil and gas companies to reduce their overall level of spending, in which case demand for ENSCO's equipment and services may decrease and revenues may be adversely affected through lower offshore rig and marine transportation utilization and lower average day rates. Worldwide military, political and economic events have also contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Numerous factors may affect oil and natural gas prices and the level of demand for ENSCO's services, including:

     - worldwide demand for oil and natural gas;

     - the ability of the Organization of Petroleum Exporting Countries (which we refer to as OPEC) to set and maintain production levels and pricing;

     - the level of production by non-OPEC countries;

     - domestic and foreign tax policy;

     - laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions;

     - advances in exploration and development technology; and

     - the worldwide military or political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East or geographic areas in which ENSCO or Chiles operate, or further acts of terrorism in the United States or elsewhere.

ENSCO'S BUSINESS IS AND WILL BE HIGHLY PRICE COMPETITIVE AND CYCLICAL, WITH PERIODS OF LOW DEMAND AND EXCESS RIG AND VESSEL AVAILABILITY THAT COULD RESULT IN ADVERSE EFFECTS ON ENSCO'S BUSINESS.

     The offshore drilling and marine transportation businesses are highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Furthermore, recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

     Drilling and marine transportation contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a contract, although rig and vessel availability and the quality and technical capability of service and equipment are also factors. ENSCO will compete with numerous offshore drilling and marine transportation contractors, several of which are larger and have greater resources than ENSCO.

     ENSCO conducts its business primarily in the U.S. Gulf of Mexico, the North Sea, Asia Pacific and Venezuela. ENSCO's industry historically has been cyclical and may be impacted by oil and natural gas price levels and volatility. There have been periods of high demand, short rig supply and high day rates, followed by periods of lower demand, excess rig supply and low day rates. Changes in commodity prices can have a dramatic effect on the demand for rigs and vessels, and periods of excess rig and vessel supply intensify the competition in the industry and often result in rigs and vessels being idled. Decreases in U.S. natural gas prices since the beginning of the second quarter of 2001 have decreased the demand for rigs, vessels and day rates in the Gulf of Mexico, a predominantly natural gas province in which ENSCO has significant operations, as operators have reduced their level of spending activity. Further declines in oil or natural gas prices could reduce demand for ENSCO's drilling services and adversely affect both utilization and day rates in one or more of the regions in which it will operate. ENSCO may be required to idle rigs and vessels or to enter into lower rate contracts in response to market conditions in the future.

     There can be no assurance that the active rig count, vessel utilization or drilling activity in the areas in which ENSCO operates will not decline in 2002 or in other periods, nor can there be any assurance concerning any adverse effect resulting from such decrease in activity.

FAILURE TO OBTAIN AND RETAIN KEY PERSONNEL COULD IMPEDE ENSCO'S OPERATIONS.

     ENSCO requires highly skilled personnel to operate and provide technical services and support for its business. Competition for the skilled and other labor required for drilling operations has intensified as the number of rigs activated or added to worldwide fleets or under construction has increased in the last few years. Although competition for skilled and other labor has not materially affected ENSCO or Chiles to date, both companies have recently found it more difficult to find qualified individuals, and the possibility exists that competition for skilled and other labor for operations could limit ENSCO's results of operations in the future.

ENSCO MAY SUFFER LOSSES IF ITS CUSTOMERS TERMINATE OR SEEK TO RENEGOTIATE THEIR CONTRACTS.

     ENSCO's contracts with customers may be cancelled upon specified notice at the option of the customer. Some drilling contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate ENSCO for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. ENSCO's revenues may be adversely affected by customers' early termination of contracts, especially if ENSCO is unable to recontract the affected rig within a short period of time. Further, in times of depressed market conditions, ENSCO's customers (and, historically, Chiles' customers) have on occasion sought to renegotiate firm drilling contracts to reduce their obligations.

ENSCO'S DRILLING RIG FLEET WILL BE HEAVILY CONCENTRATED IN PREMIUM JACKUP RIGS, WHICH LEAVES ENSCO VULNERABLE TO RISKS RELATED TO LACK OF DIVERSIFICATION.

     The international offshore drilling fleet is generally divided into four rig type market segments -- platform, jackup and semisubmersible drilling rigs and drill ships. Each of the segments also is divided into smaller sub-markets. While these market segments are affected by common characteristics, they each have separate market conditions that affect the demand and rates for drilling equipment in that segment. ENSCO's current complement of offshore drilling rigs is comprised of 38 premium jackup rigs, seven barge rigs, five platform rigs and one deepwater semisubmersible rig. Chiles' current rig fleet is comprised of four premium jackup rigs and an premium jackup rig currently under construction. Following the merger, ENSCO will have 43 premium jackup rigs (including the Chiles rig under construction and a 25% owned rig for which ENSCO has a purchase option on the remaining 75%) in its offshore rig fleet and will thus have a heavy concentration of its fleet in the premium jack up rig market. If the market for premium jackup rigs should decline relative to the markets for other drilling rig types, ENSCO's results of operations could be more adversely affected relative to its competitors which may have drilling fleets that are not concentrated in premium jackup rigs.

SOME OF OUR CONTRACTS REQUIRE US TO TAKE A HIGHER DEGREE OF BUSINESS RISKS.

     During good industry market cycles ENSCO experiences higher utilization, receives relatively high average day rates, and also generally is able to negotiate more favorable contract terms. During adverse industry market cycles, ENSCO competes more aggressively for contracts and may have to accept contractual liability and indemnity provisions that do not offer the same level of protection against potential losses as can be obtained during good industry market cycles. Increased contractual liabilities may have an adverse effect on results of operations, especially in respect of risks for which ENSCO is uninsured or underinsured.

BECAUSE ENSCO RELIES HEAVILY ON A DECREASING NUMBER OF CUSTOMERS, OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF CERTAIN CUSTOMERS CEASE TO DO BUSINESS WITH ENSCO.

     ENSCO provides its services to major international oil and gas companies, government-owned oil and gas companies and independent oil and gas companies. However, the number of customers served by ENSCO has decreased in recent years as a result of mergers among the major international oil companies. In addition, while ENSCO has not experienced a significant impact as a result of industry consolidation to date, the long-term impact on ENSCO's operations, if any, is not determinable at this time. In the years ended December 31, 2001, 2000 and 1999, 26%, 29% and 25%, respectively, of ENSCO's consolidated revenue was derived from two customers, ChevronTexaco Corporation (and its predecessor entity) and ExxonMobil Corporation (and its predecessor entity). ENSCO's results of operations may be materially adversely affected if either of those two customers, terminates its contracts with ENSCO, fails to renew its existing contracts with ENSCO or declines to award new contracts to ENSCO.

ENSCO'S BUSINESS INVOLVES NUMEROUS OPERATING HAZARDS AND IT WILL NOT BE FULLY INSURED AGAINST ALL OF THESE HAZARDS.

     ENSCO's operations are subject to the usual hazards incident to the drilling of oil and natural gas wells, including blowouts, explosions, oil spills and fires. Our operations are also subject to hazards peculiar to marine activities, such as collision, grounding, and damage or loss from severe weather. All of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, well loss or damage, uncontrolled wells, reservoir damage, pollution or environmental damage, suspension of operations and wreck removal liabilities. We attempt to insure against, or receive indemnification from customers for, some, but not all, of these risks. Furthermore, our insurance contains various limitations on coverage and deductibles.

     The occurrence of significant events, including a terrorist act, war, civil disturbance, drilling rig or vessel loss, blowout, well loss or damage, uncontrolled well, reservoir damage, pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect ENSCO's operations and financial condition. Additionally, we are subjected to changes in the insurance market. Consequently, no assurance can be made that ENSCO will maintain its current insurance coverages in the future because of uncertainties regarding future availability and/or cost of such insurance.

COMPLIANCE WITH OR BREACH OF ENVIRONMENTAL LAWS CAN BE COSTLY AND COULD LIMIT OUR OPERATIONS.

     Our operations are subject to numerous laws and regulations controlling the discharge of materials into the environment, requiring removal and clean-up of, or otherwise relating to, the protection of the environment. As a result, the application of these laws could materially adversely affect our results of operations by increasing our cost of doing business, discouraging our customers from drilling for hydrocarbons or subjecting us to liability. As an operator of mobile offshore drilling units and vessels in navigable United States waters and some offshore areas, including the Outer Continental Shelf, we may be liable for fines, damages and for the cost of removing oil spills for which we may be held responsible. In addition, we may use or handle materials that may be classified as environmentally hazardous substances in its operations. Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether it was negligent or otherwise at fault. Environmental laws and regulations may expose ENSCO to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.

     The United States Oil Pollution Act of 1990 (which we refer to as OPA '90) and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all segments of the oil and gas industry. OPA '90, such similar legislation and related regulations impose a variety of obligations on ENSCO related to the prevention of oil spills and liability for damages resulting from these spills. OPA '90 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs and a variety of public and private damages. OPA '90 also imposes ongoing financial responsibility requirements on a responsible party. A failure to comply with ongoing requirements or inadequate cooperation in a spill may subject a responsible party, including in some cases ENSCO, to civil or criminal enforcement action.

ENSCO'S INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH DOMESTIC OPERATIONS.

     Risks associated with ENSCO's international operations, any of which could limit or disrupt our markets or operations, include risks of:

     - foreign terrorist acts, war and civil disturbances;

     - expropriation or nationalization of assets;

     - assaults on property or personnel;

     - foreign exchange restrictions;

     - foreign currency fluctuations;

     - foreign taxation;

     - limitations on the ability to repatriate income or capital to the United States;

     - changing local and international political conditions; and

     - foreign and domestic monetary policies.

     Additionally, our ability to compete in international drilling markets may be adversely affected by foreign government regulations favoring or requiring the award of drilling contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign government regulations that may become applicable to the oil and natural gas industry in the future, could reduce demand for ENSCO's services or could directly affect ENSCO's ability to compete for customers.

LAWS AND GOVERNMENTAL REGULATIONS MAY ADD TO COSTS OR LIMIT ENSCO'S DRILLING OR MARINE TRANSPORTATION ACTIVITY.

     ENSCO's business will be affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The drilling and marine transportation industries are dependent on demand for services from the oil and natural gas exploration industry and, accordingly, we will be directly affected by the approval and adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental and other policy reasons. Furthermore, we may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.

     Some foreign governments have become increasingly active in regulating and controlling the ownership of concessions, companies holding concessions, the exploration of oil and natural gas and other aspects of the oil and natural gas companies operating in these countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

RISKS RELATED TO OWNING SHARES OF ENSCO COMMON STOCK

THERE ARE LIMITATIONS ON YOUR OWNERSHIP OF ENSCO COMMON STOCK IF YOU ARE A NON-U.S. CITIZEN.

     ENSCO, as owner of certain United States flag vessels, is subject to the Merchant Marine Act, 1920, as amended, which requires that at least seventy-five percent of ENSCO's stock be owned by U.S. citizens if ENSCO is to continue to own these vessels and operate them in coastwise trade. Therefore, ownership and control of ENSCO common stock by non-U.S. citizens is limited by the terms of the ENSCO certificate of incorporation. Under certain circumstances, transfers of ENSCO common stock to non-U.S. citizens may be void and certain ENSCO common stock owned by non-U.S. citizens may not be permitted to vote or receive dividends. See "Comparisons of Stockholder Rights and Corporate Governance Matters -- Restrictions on Ownership by Non-U.S. Citizens" on page 88.


AS HOLDERS OF SHARES OF ENSCO COMMON STOCK, YOU WILL BE SUBJECT TO CERTAIN ANTI-TAKEOVER PROVISIONS.


     ENSCO has approved and adopted a rights agreement, which may make an unsolicited acquisition of ENSCO more difficult or expensive. ENSCO is also subject to Section 203 of the DGCL which prohibits certain "business combinations" with an interested stockholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested stockholder, subject to certain exceptions. See "Comparisons of Stockholder Rights and Corporate Governance Matters -- Stockholder Rights Plan" on page 87 and "-- Certain Business Combination Restrictions" on page 87.



     In addition, the ENSCO board of directors is divided into three classes of directors, with each class serving a staggered three-year term. This classification is intended to enhance the likelihood of continuity and stability in the composition of the ENSCO board of directors and in the policies formulated by it, and may have the effect of discouraging actual or threatened changes of control of ENSCO. See "Comparison of Stockholder Rights and Corporate Governance Matters -- Classification of Board of Directors" on page 82.


RISK RELATING TO ARTHUR ANDERSEN LLP'S LACK OF CONSENT


REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO CONSENT TO THE INCLUSION OF THEIR REPORT ON THE FINANCIAL STATEMENTS OF CHILES INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS, AND YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT OF 1933, AS AMENDED.



     Arthur Andersen LLP is currently the independent accountant for Chiles. Representatives for Arthur Andersen LLP are not available to provide the consent required for the inclusion of their report on the financial statements of Chiles incorporated in this proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the inclusion of their report in this proxy statement/prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference or any omissions to state a material fact required to be stated therein.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the following subjects, among others: the possible or assumed future results of operations of ENSCO and/or Chiles; completion or expected completion date of the merger; benefits, effects or results of the merger; cost reductions, operating efficiencies or synergies of the merger; operations and results after the merger; integration of operations; business strategies; conditions in the offshore contract drilling or marine transportation industry, including day rates and utilization; growth opportunities; competitive position; market outlook; expected financial position; expected results of operations; future cash flows; future dividends; financing plans; budgets for capital and other expenditures; timing and cost of completion of capital projects; construction of new drilling rigs and the ability to obtain contracts for those rigs; plans and objectives of management; timing of the merger; tax treatment of the merger; accounting treatment of the merger; transaction-related expenses; outcomes of legal proceedings; adequacy or availability of insurance; and any other statements that are not historical facts. Statements in this proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, in each case relating to ENSCO or Chiles, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference, are necessarily estimates reflecting the best judgment of the respective management of ENSCO and Chiles and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/ prospectus and incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere in this proxy statement/prospectus and from time to time in ENSCO's and Chiles' reports to the SEC, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:


     - the ability to integrate the operations of ENSCO and Chiles;

     - the ability to achieve anticipated cost savings;

     - competition in the offshore drilling industries and in the specific markets in which ENSCO and Chiles, respectively, operate;

     - fluctuations in the price of oil or natural gas;

     - regional and worldwide expenditures for oil and gas drilling;

     - demand for oil and gas;

     - industry conditions and competition;

     - unanticipated operations disruptions, delays in regulatory approvals of new operations or facilities or the inability to meet demand for products and services;

     - fluctuations in operating results;

     - operational risks and insurance;

     - risks associated with operating in foreign jurisdictions;

     - environmental or well-related liabilities that may arise in the future that are not covered by insurance or indemnity;

     - the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry, the environment, taxes and ENSCO's or Chiles' operations in particular;

     - changes in costs associated with rig construction or enhancement, as well as changes in dates rigs being constructed or undergoing enhancement will enter service;

     - renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties;

     - unionization or similar collective actions by ENSCO's or Chiles' employees;

     - consolidation among ENSCO's or Chiles' competitors or customers; and

     - terrorist activities and the effects of such activities.

     Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither ENSCO nor Chiles undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE MEETING


     The special meeting of Chiles stockholders will be held on Wednesday, August 7, 2002, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153, for the following purpose:


     To consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of May 14, 2002, attached as Annex A, among ENSCO, Chore Acquisition, Inc. and Chiles, whereby Chiles will merge with and into Chore Acquisition, Inc., with Chore Acquisition, Inc. being the surviving company and continuing to exist as a direct subsidiary of ENSCO. Pursuant to the Merger Agreement each share of Chiles Offshore, Inc. common stock (other than shares for which appraisal rights are validly asserted in accordance with Delaware law) will be converted into the right to receive
     0.6575 shares of ENSCO International Incorporated common stock and $5.25 in cash, conditional upon the completion of the merger.


     The Chiles board of directors has fixed the close of business on July 5, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. YOUR VOTE IS VERY IMPORTANT! Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the meeting, so that your shares may be represented at the meeting if you are unable to attend and vote in person. If you attend the meeting, you may revoke your proxy and vote your shares in person.


RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Chiles board of directors believes that the merger agreement and the related transactions, including the merger, are advisable and fair to, and in the best interests of, Chiles and its stockholders, and unanimously recommends that Chiles stockholders vote "FOR" the proposal to approve and adopt the merger agreement.

VOTING POWER


     As of the record date, there were 100,000,000 shares of Chiles common stock authorized, of which 20,296,259 were outstanding and entitled to vote. Chiles has no other voting securities issued or outstanding. Each stockholder as of the record date will be entitled to one vote for each share of common stock held by them on the proposal to approve and adopt the merger agreement at the special meeting, and may vote in person or by proxy authorized in writing.


     A list of Chiles stockholders as of the record date for the special meeting will be available for examination by any stockholder, for purposes germane to the special meeting, during ordinary business hours, for 10 days prior to the date of the special meeting, at 11200 Richmond Avenue, Suite 490, Houston, Texas 77082-2618.

QUORUM

     Attendance at the special meeting, in person or represented by proxy, by the holders of a majority of all shares of Chiles common stock issued, outstanding and entitled to vote constitutes a quorum.

REQUIRED VOTING


     The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Chiles common stock entitled to vote at the special meeting (13,530,840 shares) is required to approve and adopt the merger agreement.

PROXIES

     Stockholders of record are requested to complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid, self-addressed envelope provided for such purpose. Common stock represented by properly executed proxies that are received by Chiles and not subsequently revoked will be voted at the special meeting in accordance with the instructions contained therein. If instructions are not given, signed and submitted proxies will be voted "FOR" the proposal set forth in this proxy statement/ prospectus and listed on the enclosed proxy.

     A stockholder of record who so desires, may revoke such stockholder's proxy at any time before it is exercised by (a) providing written notice to such effect to the Secretary of Chiles, (b) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy, or (c) attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute a revocation of a previously furnished proxy. Stockholders who attend the special meeting in person need not revoke their proxy (if previously furnished) and vote in person.

     If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank, or nominee will not be able to vote your shares unless the broker, bank or nominee receives specific instructions from you. If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and broker non-votes will be counted as votes "Against" a proposal, but will count towards the determination of a quorum at the special meeting.

SOLICITATION

     Pursuant to the merger agreement, ENSCO and Chiles will share equally the costs of solicitation of proxies for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of Chiles may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. ENSCO and Chiles currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection therewith. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses. Chiles has engaged D.F. King & Co., Inc. to solicit proxies and to distribute proxy materials to various nominees who are stockholders of record of Chiles common stock. For such services, D.F. King & Co., Inc. will receive a fee of approximately $7,000, reimbursement for certain out of pocket expenses and indemnification by ENSCO and Chiles against certain losses.

OTHER PROPOSALS

     Under the laws of Delaware, no business may be raised at the Chiles special meeting except as indicated in this proxy statement/prospectus.

ASSISTANCE

     If you have any questions about the merger, the Chiles special meeting or how to submit your proxy, need assistance in completing your proxy card, or need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact either:

        Chiles Offshore Inc.
        11200 Richmond Avenue, Suite 490
        Houston, Texas 77082-2618
        (713) 339-3777
        Attn: Dick Fagerstal, Senior Vice President, Chief Financial Officer and Secretary

     or the proxy solicitor retained by Chiles:

        D. F. King & Co., Inc.
        77 Water Street
        New York, New York 10005
        (212) 269-5550 (banks and brokers call collect)
        (800) 290-6431 (all others call toll free)

                                   THE MERGER

     The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

GENERAL


     The Chiles board of directors has unanimously approved the merger agreement. At the effective time of the merger, Chiles will merge with Chore Acquisition, Inc., a new subsidiary of ENSCO. Only Chore Acquisition, Inc. will exist after the merger and will continue to exist as a 100% owned subsidiary of ENSCO under the name Chiles Offshore Inc. In the merger, Chiles stockholders will receive 0.6575 shares of ENSCO common stock and $5.25 in cash for each share of Chiles common stock they own, with cash paid instead of fractional shares (other than stockholders who validly perfect appraisal rights in accordance with Delaware law). The cash portion of the merger consideration is expected to be paid out of ENSCO's existing funds or cash provided by operating activities or a combination of these sources. ENSCO may issue additional shares of common stock, not to exceed 489,761 shares, and pay cash upon the exercise of outstanding Chiles stock options.


BACKGROUND OF THE MERGER

     The offshore drilling industry has undergone increasing consolidation over the last several years. The competitive advantages that could result from combining drilling operators has contributed to this trend. These include efficiencies as a consequence of combined operations, an ability to better serve existing customers and an ability to serve additional markets. The managements of ENSCO and Chiles have from time to time reviewed their respective business strategies and considered possible alternatives with the principal objectives of increasing their competitive positions, enhancing stockholder value and meeting the global needs of their customers. In this regard, ENSCO was particularly interested in a combination which would enhance its drilling rig fleet with premium equipment. Chiles, in turn, was prepared to consider strategic consolidation opportunities with other offshore drilling contractors, particularly larger contractors operating premium equipment and maintaining high safety and performance standards, with a view toward achieving economies of scale, the benefits of a larger global rig fleet, greater financial strength and increased liquidity for its stockholders.

     As Chiles' presence in the industry became more established, its principals began to receive indications of possible interest in business combinations from certain of its competitors and suggestions with respect to potential business combinations from representatives of investment banking firms. In this regard, Charles Fabrikant, Chiles' Chairman, and William E. Chiles, Chiles' Chief Executive Officer, engaged in general discussions over the past year with representatives of several of Chiles' competitors (in addition to ENSCO) concerning possible merger opportunities. Discussions with representatives of one such competitor continued until the first week of May 2002 when it appeared that no firm proposal from this competitor would be forthcoming and, as discussed below, it appeared that Chiles and ENSCO might agree upon acceptable terms for a merger. A chronology of the principal contacts, discussions and negotiations between Chiles and ENSCO is summarized below.

     During a regular ENSCO board of directors meeting on January 29, 2002, the ENSCO directors reviewed various potential business combinations including a possible combination with Chiles. ENSCO's Chairman and Chief Executive Officer, Carl F. Thorne, met with Chiles' Chairman, Charles Fabrikant, on March 18, 2002, while they were both attending an industry meeting in Washington, D.C. At that time Messrs. Thorne and Fabrikant discussed generally the mutual benefits that could be derived from a combination of ENSCO and Chiles and, while no proposal for an acquisition was then made, they agreed to continue the dialogue.

     On April 17, 2002, Messrs. Thorne and Fabrikant met in Dallas, Texas, to further discuss a potential combination. During this meeting they reviewed publicly available earnings data, discussed valuations, valuation methodologies, the status of their respective rig fleets, Chiles' outstanding debt, and the strategic, financial and operational advantages of a potential combination. They preliminarily discussed the bases upon which Chiles could merge into ENSCO with the merger consideration for Chiles stockholders consisting solely of ENSCO shares or a combination of ENSCO shares and cash. During this meeting, Mr. Fabrikant suggested a combination of cash and ENSCO stock having a value approaching $30 for each share of Chiles common stock might be acceptable, and Mr. Thorne suggested merger consideration with a value in the $26-$27 range for each share of Chiles common stock would be more appropriate.

     On April 22, 2000, a telephone conversation was held between ENSCO and Chiles representatives. Mr. Thorne and C. Christopher Gaut, ENSCO's Senior Vice President and Chief Financial Officer, engaged in a discussion with Messrs. Fabrikant and Dick Fagerstal, Chiles' Senior Vice President, Chief Financial Officer and Secretary. During this telephone conversation the representatives of the parties discussed the desirability of merging Chiles into ENSCO, reviewed historical stock prices and market capitalization of the companies and further considered various financial and structural bases upon which a combination could be achieved for the benefit of the stockholders of both companies.

     On the morning of April 29, 2002, the same parties that participated in the April 22 discussion, joined by Mr. Richard LeBlanc, then ENSCO's Treasurer and Director of Investor Relations, participated in a telephone conversation during which the parties discussed various potential common stock exchange ratios and cash consideration which could serve as a basis for a combination of the two companies. That afternoon, Messrs. Thorne, Gaut and LeBlanc engaged in a telephone conversation with Messrs. Fabrikant and Fagerstal to further discuss the potential combination. During the discussions, Mr. Fabrikant advised other participants in the telephone conversation that he would contact ENSCO on or before May 6, 2002, and advised that he also intended to contact another party that had expressed interest in a combination with Chiles.

     Between April 29 and May 3, 2002, Mr. Thorne briefed ENSCO directors concerning the status and substance of ENSCO's discussions with Chiles and received support for continued negotiation of a potential combination.

     On May 3, 2002, Messrs. Thorne and Gaut engaged in a telephone conversation with Messrs. Fabrikant and Fagerstal to further discuss the potential combination of ENSCO and Chiles. They discussed, among other things, the potential economic bases of the combination and a schedule for preparation of the requisite documentation and presentation of the matter to their companies' respective boards of directors. During this discussion, Mr. Thorne proposed merger consideration of approximately $27.25 to be paid in cash and shares of ENSCO common stock for each share of Chiles common stock.

     On May 5, 2002, Messrs. Thorne and Fabrikant had several telephone conversations during which they discussed the principal terms to be addressed in a definitive merger agreement and reached agreement on terms of a transaction that they were prepared to present to their respective boards of directors involving merger consideration for the Chiles stockholders consisting of 0.6575 share of ENSCO common stock and $5.25 in cash for each share of Chiles common stock. They agreed to proceed promptly with due diligence and commence negotiations directed towards reaching agreement on a definitive merger agreement.

     On May 6, 2002, Messrs. Thorne, Gaut and LeBlanc further discussed the potential combination with Messrs. Fabrikant and Fagerstal, including their understandings with respect to the form and amount of merger consideration and other issues that would be addressed in a merger agreement. On the same day, a telephonic meeting of the Chiles board of directors was convened for the purpose of apprising the Chiles directors of the proposal received from ENSCO, the possibility of a merger and related matters.

     During the May 6, 2002 Chiles board of directors meeting, Mr. Fabrikant described the proposed terms of the merger and presented his view that, based on his discussions with other possible merger partners and after considering the value of Chiles' assets and market prices of Chiles' and ENSCO's stock, a merger with ENSCO on the proposed terms could be in the best interests of the Chiles stockholders. The Chiles board also discussed past contacts and exploratory discussions with parties other than ENSCO, none of which resulted in a proposed transaction. Attorneys from Weil, Gotshal & Manges LLP ("Weil Gotshal"), Chiles' legal counsel, discussed the board's fiduciary obligations, the desirability of obtaining an opinion from a financial advisor prior to authorizing execution of definitive merger documentation and the anticipated timing of the transaction. Following discussion, the Chiles board authorized and directed the members of Chiles' Executive Committee, Messrs. Fabrikant, Chiles and Fagerstal, to negotiate the terms of a merger agreement subject to approval of the Chiles board of directors, engage a financial advisor and take such other action as they deem appropriate in furtherance of the potential transaction.

     Following the Chiles board of directors' meeting on May 6, 2002, Chiles and ENSCO entered into a confidentiality agreement and commenced an exchange of data to supplement the reviews that they had been conducting through examination of publicly available materials concerning the respective companies. On May 7, 2002, a draft merger agreement was provided by Baker & McKenzie, legal counsel to ENSCO, to Chiles and Weil Gotshal.

     Meetings were held in Houston, Texas during May 8 through May 11, 2002. Participating were representatives of ENSCO led by Mr. Gaut, H. E. Malone, then Vice President -- Finance, and Cary A. Moomjian, Jr., Vice President, General Counsel and Secretary, and participating representatives of Chiles led by William E. Chiles, President and Chief Executive Officer, Mr. Fagerstal and Don Gregg, Senior Vice President Operations & Engineering. Also participating were attorneys from Baker & McKenzie, attorneys from Weil Gotshal, legal counsel to Chiles, and representatives of Credit Suisse First Boston Corporation, which had been retained by Chiles as its financial advisor. The meetings were held for purposes of engaging in mutual due diligence and negotiating and drafting the terms of a merger agreement between ENSCO and Chiles and the voting agreements ENSCO proposed to enter into with Chiles' principal stockholders, SEACOR, Patricio Alvarez Morphy, Luis Alvarez Morphy and Javier Alvarez Morphy. The negotiation of the merger and voting agreement terms continued telephonically from May 12 through May 14, 2002.

     On May 10, 2002, a telephonic meeting of the Chiles board of directors was convened for the purpose of informing directors of the status of negotiations of the terms of the proposed merger with ENSCO. Mr. Fabrikant and a representative of Weil Gotshal explained that the primary open issues under negotiation were employee compensation arrangements, the size of the termination or "break-up" fee payable to ENSCO under certain circumstances, including if Chiles were to accept a superior proposal and terminate the merger agreement, and the related "no-solicitation" provisions of the merger agreement, which would prohibit Chiles from soliciting third party offers and could limit Chiles' ability to furnish information to or negotiate with any third party bidders who made unsolicited acquisition proposals for Chiles. Representatives of Credit Suisse First Boston Corporation discussed with the Chiles board the types of financial analyses they were performing and the status of their financial due diligence.

     Following the Chiles board of directors meeting on May 10, representatives of Chiles, ENSCO and their respective counsel continued negotiations. During the period from May 10 through May 14, 2002, representatives of ENSCO, among other things, agreed to a reduction in the amount of the initially proposed termination or "break-up" fee, negotiated certain modifications to ENSCO's proposed "no solicitation" provisions, and agreed upon the ability of all Chiles option holders to receive completely vested options upon consummation of a transaction and various employee "stay" bonus and severance arrangements. Chiles also agreed upon provisions proposed by ENSCO that would allow either party to terminate the merger agreement in the event that, prior to consummation of the merger, any of the drilling rigs owned by Chiles is actually or constructively lost.

     On May 14, 2002, the ENSCO board of directors conducted a meeting in Dallas, Texas, to consider the proposed transaction. During this meeting, Mr. Thorne and other management personnel reviewed the proposed merger transaction with ENSCO's board. The review included the strategic reasons for the proposed transaction, a financial review, a review of Chiles' rig fleet, business operations and financial condition, and a report describing the results of ENSCO's due diligence review. During the board meeting,

ENSCO's counsel from Baker & McKenzie delivered a presentation concerning the proposed transaction, including a review of the principal terms of the merger agreement. Following deliberation, in which it was determined that the merger and merger agreement are advisable and in the best interest of ENSCO's stockholders, and, on motion unanimously approved, the ENSCO board of directors adopted resolutions approving the proposed merger and authorizing ENSCO to enter into the merger agreement and other matters ancillary to consummation of the transaction subject to approval by regulatory authorities and the Chiles stockholders.

     Also on May 14, 2002, the Chiles board of directors met in New York, New York, to consider the proposed merger transaction. Chiles management and legal counsel made presentations concerning the terms of the merger agreement and related documentation and the proposed transaction. In addition, Credit Suisse First Boston Corporation reviewed with the Chiles board its financial analyses of the proposed merger consideration and rendered to the Chiles board its opinion, described in "-- Opinion of Financial Advisor." After full discussion and consideration, the Chiles board unanimously approved the merger agreement and the merger and adopted resolutions authorizing and directing certain officers of Chiles to execute and deliver the merger agreement with such changes as may be deemed advisable by such officers. The Chiles board also resolved to recommend that the Chiles stockholders approve and adopt the merger agreement and the related transactions. For a description of the reasons for the decision and recommendation, see "-- Reasons for the Merger."

     After negotiation of the final terms of the merger agreement and related documents, ENSCO and Chiles executed the agreements on the evening of May 14, 2002. At that time, each of SEACOR, Patricio Alvarez Morphy, Luis Alvarez Morphy and Javier Alvarez Morphy also executed voting agreements with ENSCO.

     On Wednesday, May 15, 2002, before the opening of trading on the American Stock Exchange and the New York Stock Exchange, ENSCO and Chiles issued a joint press release announcing the proposed transaction.

REASONS FOR THE MERGER

     Chiles determined to pursue the merger for the following reasons:

     - THE MERGER WILL POSITION CHILES TO COMPETE MORE EFFECTIVELY. As the offshore drilling industry continues to consolidate, local and regional offshore drilling companies suffer the disadvantages of smaller economies of scale and less diversification of risk than their larger global competitors. A combination of ENSCO and Chiles would make Chiles a part of a much larger and more globally diversified drilling rig operator able due to its larger asset base, for instance, to effectively compete in markets that are profitable, but less stable economically or politically. The merger also is expected to provide the combined company opportunities to achieve greater economies of scale, access to capital markets and operating efficiencies.

     - THE MERGER CONSIDERATION REPRESENTED A SUBSTANTIAL PREMIUM TO CHILES' HISTORICAL STOCK PRICE. In the merger, Chiles stockholders will receive cash and ENSCO common stock with an aggregate value of $28.50 per share of Chiles common stock based on the closing market price of ENSCO's common stock on May 14, 2002, the date the merger agreement was signed. This represented a premium of approximately 18.8% based upon Chiles and ENSCO common stock closing prices on May 14, 2002, the day before the execution of the merger agreement was publicly announced.

     - THE MERGER REPRESENTS THE BEST TRANSACTION THAT THE CHILES BOARD BELIEVES IT COULD OBTAIN. Chiles was not the subject of an "auction" or other sales process pursuant to which all potential buyers were given an opportunity to make acquisition proposals prior to the signing of the merger agreement. However, informal discussions concerning possible business combinations were conducted over the past twelve months with a number of Chiles' competitors and such discussions did not lead to any firm offer or firm indication of interest on terms more favorable than those offered by ENSCO. In addition, the terms of the merger agreement permit Chiles to enter into discussions or negotiations with, furnish information to, or (subject to the payment of a termination fee to ENSCO) enter into an acquisition agreement with any other potential acquiror that makes a proposal on terms that the Chiles board of directors determines to be more favorable to Chiles' stockholders from a financial point of view than the terms of the merger with ENSCO. Notwithstanding the public dissemination of these merger agreement terms through press releases and filings by Chiles and ENSCO with the Securities and Exchange Commission, no third party has approached Chiles with any such proposal.

     - THE MERGER WILL PROVIDE CHILES STOCKHOLDERS THE OPPORTUNITY TO BENEFIT FROM GREATER LIQUIDITY OF THEIR INVESTMENT THAN AN INVESTMENT OF CHILES COMMON STOCK. Because the average trading volume of ENSCO common stock far exceeds that of Chiles common stock, the merger will provide Chiles stockholders the opportunity to benefit from greater liquidity of their investment.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE CHILES BOARD

     At a meeting of the Chiles board held on May 14, 2002, after due consideration, the Chiles board unanimously:

     - determined that the terms of the merger agreement are advisable and fair to and in the best interests of Chiles and its stockholders;

     - voted to adopt resolutions that approved the merger and the merger agreement and related matters; and

     - determined to recommend that the Chiles stockholders adopt the merger agreement.

     In reaching its decision to approve the merger agreement and the merger, and to recommend that Chiles stockholders approve the merger agreement, the Chiles board of directors consulted with Chiles' management and its financial and legal advisors and considered certain factors, including the following:

     - the reasons described under "-- Reasons for the Merger";

     - the terms of the merger agreement, including the form of consideration consisting of both ENSCO shares and cash, the fixed exchange ratio for ENSCO shares and Chiles' ability, under certain circumstances, to terminate the merger agreement to accept an acquisition proposal deemed by the Chiles directors to be more favorable to Chiles stockholders from a financial point of view than the terms of the merger agreement upon payment of a termination fee to ENSCO;

     - information concerning the business, earnings, operations, financial condition and prospects of Chiles and ENSCO, both individually and on a combined basis, including information with respect to the past earnings and stock performance of each of Chiles and ENSCO;

     - the ability to complete the merger, including, in particular, the fact that ENSCO does not require a stockholder vote or third party financing to complete the merger;

     - the anticipated expiration or termination of the HSR waiting period;

     - the familiarity of the Chiles board of directors with the business, properties and prospects of Chiles, including the opportunities and alternatives available to Chiles if the merger were not to be undertaken;

     - Credit Suisse First Boston Corporation's opinion, dated May 14, 2002, and related financial analyses reviewed with the Chiles board of directors and described under "-- Opinion of Financial Advisor";

     - the fact that a substantial portion of the consideration to be received by Chiles stockholders in the merger will be tax-free to Chiles stockholders for U.S. federal income tax purposes;

     - the fact that SEACOR, Patricio Alvarez Morphy, Luis Alvarez Morphy and Javier Alvarez Morphy agreed to vote their shares of Chiles common stock (which shares represented approximately 37.0% of the outstanding common stock of Chiles as of the date of the merger agreement) for the approval of the merger agreement;

     - the interests of the directors and executive officers in the merger as described in "-- Interests of Certain Persons; Possible Conflicts of Interest of Certain Persons in the Merger."

     The Chiles board of directors also was aware of certain potential risks relating to the merger, including the following:

     - the terms and conditions of the merger agreement, including but not limited to:

      - the obligation of Chiles to pay a termination fee of $22.5 million to ENSCO under certain circumstances upon termination of the merger agreement;

      - the prohibition against solicitation of alternative transactions and certain restrictions on furnishing information to or engaging in negotiations with third parties regarding alternative acquisition proposals;

      - the limitations upon the interim business operations of Chiles imposed by the merger agreement and the risks to Chiles' continuing business if the merger is not consummated;

     - the risks in consummating the merger;

     - the risk that the Chiles stockholders could receive a combination of cash and ENSCO common stock with a market value that is less than the market value of Chiles common stock on the date the merger agreement was signed;

     - the impact of the merger on Chiles' customers and employees and the potential negative impact on the ability of Chiles to retain key employees if the merger is not consummated;

     - the risk associated with integrating the businesses of the combined company and the achievement of the intended advantages of the merger; and


     - the other risks described under "Risk Factors" on page 18.


     The foregoing discussion of the information and factors considered and given weight by the Chiles board of directors is not intended to be exhaustive, but includes the material factors considered by the Chiles board of directors. In reaching its decision to approve the merger agreement and the merger and to recommend approval of the merger agreement to the Chiles stockholders, the Chiles board did not assign any relative or specific weights to the various factors considered. Instead, the Chiles board of directors conducted an overall analysis of the factors described above, including by participating in discussions with and asking questions of Chiles' management and its legal and financial advisors. In considering the factors above, individual directors may have given different weight to different factors.

     For the reasons discussed above, the Chiles board of directors unanimously approved and deemed advisable and fair to, and in the best interests of Chiles and its stockholders the merger agreement and the merger, and recommends that Chiles stockholders vote "FOR" approval of the merger agreement.

OPINION OF FINANCIAL ADVISOR

     Credit Suisse First Boston Corporation has acted as Chiles' exclusive financial advisor in connection with the merger. Credit Suisse First Boston Corporation is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Chiles selected Credit Suisse First Boston Corporation based on Credit Suisse First Boston Corporation's experience, expertise and reputation, and its familiarity with Chiles and its business.

     In connection with Credit Suisse First Boston Corporation's engagement, Chiles requested that Credit Suisse First Boston Corporation evaluate the fairness, from a financial point of view, to the holders of

Chiles common stock, other than SEACOR, Patricio Alvarez Morphy, Luis Alvarez Morphy, Javier Alvarez Morphy and their respective affiliates, of the merger consideration provided for in the merger. On May 14, 2002, at a meeting of the Chiles board of directors held to evaluate the merger, Credit Suisse First Boston Corporation delivered to the Chiles board of directors a written opinion dated May 14, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Chiles common stock, other than SEACOR, Patricio Alvarez Morphy, Luis Alvarez Morphy, Javier Alvarez Morphy and their respective affiliates.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON CORPORATION'S WRITTEN OPINION, DATED MAY 14, 2002, TO THE CHILES BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX F AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. CHILES STOCKHOLDERS ARE ENCOURAGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON CORPORATION'S OPINION IS ADDRESSED TO THE CHILES BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON CORPORATION'S OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston Corporation reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Chiles and ENSCO. Credit Suisse First Boston Corporation also reviewed other information relating to Chiles and ENSCO, including financial forecasts, provided to or discussed with Credit Suisse First Boston Corporation by Chiles and ENSCO and met with the managements of Chiles and ENSCO to discuss the businesses and prospects of Chiles and ENSCO. Credit Suisse First Boston Corporation considered financial and stock market data of Chiles and ENSCO, and compared those data with similar data for publicly held companies in businesses similar to Chiles and ENSCO, and considered, to the extent publicly available, the financial terms of other business combinations and other transactions announced or effected. Credit Suisse First Boston Corporation also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston Corporation did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston Corporation was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Chiles and ENSCO as to the future financial performance of Chiles and ENSCO and the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Credit Suisse First Boston Corporation also assumed, with Chiles' consent, that the merger would be consummated in accordance with the terms of the merger agreement, without amendment, modification or waiver of any material term, condition or agreement and that in the course of obtaining any necessary regulatory and third party approvals and consents relating to the merger, no modification, condition, restriction, limitation or delay would be imposed that would have an adverse effect on Chiles or ENSCO or the contemplated benefits of the merger. Credit Suisse First Boston Corporation also assumed, with Chiles' consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston Corporation was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chiles or ENSCO, and Credit Suisse First Boston Corporation was not furnished with any evaluations or appraisals.

     Credit Suisse First Boston Corporation's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston Corporation's opinion. Credit Suisse First Boston Corporation did not express any opinion as to what the value of ENSCO common stock actually would be when issued in the merger or the prices at which ENSCO common stock would trade at any time. Although Credit Suisse First Boston Corporation evaluated the merger consideration from a financial point of view, Credit Suisse First Boston Corporation was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Chiles and ENSCO. Credit Suisse First Boston Corporation's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to Chiles, and also did not address the underlying business decision of Chiles to proceed with the merger. Except as described above, Chiles imposed no other limitations on Credit Suisse First Boston Corporation with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the Chiles board of directors, Credit Suisse First Boston Corporation performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston Corporation's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston Corporation made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston Corporation considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chiles and ENSCO. No company, transaction or business used in Credit Suisse First Boston Corporation's analyses as a comparison is identical to Chiles, ENSCO or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston Corporation's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston Corporation's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston Corporation's opinion and financial analyses were only one of many factors considered by the Chiles board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Chiles board of directors or management with respect to the merger or the merger consideration.

     The following is a summary of the material financial analyses underlying Credit Suisse First Boston Corporation's opinion dated May 14, 2002 delivered to the Chiles board of directors in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO UNDERSTAND FULLY CREDIT SUISSE FIRST BOSTON CORPORATION'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON CORPORATION'S FINANCIAL ANALYSES.

CHILES

     Introduction. Credit Suisse First Boston Corporation performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Chiles. Based on these analyses, Credit Suisse First Boston Corporation derived the following aggregate per share equity reference range for Chiles, as compared to the implied merger consideration in the merger based on the closing price of ENSCO common stock on May 13, 2002 of $35.28:

AGGREGATE IMPLIED PER SHARE  IMPLIED MERGER CONSIDERATION BASED ON ENSCO
  EQUITY REFERENCE RANGE           COMMON STOCK AS OF MAY 13, 2002
---------------------------  -------------------------------------------
     $20.97 to $28.27                          $28.45

     Discounted Cash Flow Analysis. Credit Suisse First Boston Corporation estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Chiles could generate for the fiscal years 2002 to 2006, based on internal estimates of Chiles management, as adjusted in consultation with Chiles management. Credit Suisse First Boston Corporation calculated a range of estimated terminal values for Chiles by applying a range of selected earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, terminal value multiples of 8.5x to 10.5x to Chiles' calendar year 2006 estimated EBITDA. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 12.5% to 14.0%. This analysis indicated the following implied per share equity reference range for Chiles, as compared to the implied merger consideration in the merger based on the closing price of ENSCO common stock on May 13, 2002 of $35.28:

  IMPLIED PER SHARE                IMPLIED MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BASED ON THE ENSCO COMMON STOCK AS OF MAY 13, 2002
----------------------  --------------------------------------------------
   $20.50 to $26.06                           $28.45

     Selected Companies Analysis. Credit Suisse First Boston Corporation compared financial, operating and stock market data of Chiles to corresponding data for the following eight publicly traded companies, including Chiles, in the offshore drilling industry:

     - Atwood Oceanics, Inc.

     - Chiles

     - Diamond Offshore Drilling, Inc.

     - ENSCO

     - GlobalSantaFe Corporation

     - Noble Drilling Corporation

     - Rowan Companies, Inc.

     - Transocean Sedco Forex Inc.

     Credit Suisse First Boston Corporation reviewed enterprise values, calculated as equity value plus net debt, as multiples of estimated replacement cost and calendar years 2002 and 2003 estimated EBITDA. Credit Suisse First Boston Corporation also reviewed market values as multiples of calendar years 2002 and 2003 estimated net income plus depreciation, commonly referred to as after tax cash flow. Credit Suisse First Boston Corporation then applied a range of selected multiples derived from the selected companies of estimated replacement cost, calendar years 2002 and 2003 estimated EBITDA and calendar years 2002 and 2003 estimated after tax cash flow to corresponding financial data of Chiles. All multiples were based on closing stock prices on May 13, 2002. Estimated financial data for Chiles were based on internal estimates of Chiles management, as adjusted in consultation with Chiles management, except the estimated replacement cost, which was based on Credit Suisse First Boston Corporation equity research estimates adjusted in consultation with Chiles management, and estimated financial data for the selected companies were based on publicly available research estimates. This analysis indicated the following implied per share equity reference range for Chiles, as compared to the implied merger consideration in the merger based on the closing price of ENSCO common stock on May 13, 2002 of $35.28:

  IMPLIED PER SHARE                IMPLIED MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BASED ON THE ENSCO COMMON STOCK AS OF MAY 13, 2002
----------------------  --------------------------------------------------
   $23.40 to $28.27                           $28.45

     Selected Transactions Analysis. Credit Suisse First Boston Corporation reviewed the implied transaction multiples in the following 13 selected merger and acquisition transactions in the drilling industry:

                      ACQUIROR                                                  TARGET
Santa Fe International Corporation                       Global Marine Inc.
Pride International, Inc.                                Marine Drilling Companies, Inc.
Patterson Energy, Inc.                                   UTI Energy, Inc.
Transocean Sedco Forex Inc.                              R&B Falcon Corporation
Transocean Offshore Inc.                                 Sedco Forex Holdings Limited
R&B Falcon Corporation                                   Cliffs Drilling Company
Falcon Drilling Company, Inc.                            Reading & Bates Corporation
Sonat Offshore Drilling Inc.                             Transocean ASA
Noble Drilling Corporation                               Royal Nedlloyd N.V. (Neddrill Drilling Division)
ENSCO                                                    Dual Drilling Company
Diamond Offshore Drilling, Inc.                          Arethusa (Offshore) Limited
Transocean ASA                                           Wilrig AS
ENSCO                                                    Penrod Holding Corporation

     Credit Suisse First Boston Corporation compared enterprise values in the selected transactions as multiples of latest 12 months revenue, EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston Corporation then applied a range of selected multiples derived from the selected transactions of latest 12 months revenue, EBITDA and EBIT to corresponding financial data of Chiles. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Historical financial data for Chiles were based on publicly available filings of Chiles. This analysis indicated the following implied per share equity reference range for Chiles, as compared to the implied merger consideration in the merger based on the closing price of ENSCO common stock on May 13, 2002 of $35.28:

  IMPLIED PER SHARE                IMPLIED MERGER CONSIDERATION
EQUITY REFERENCE RANGE  BASED ON THE ENSCO COMMON STOCK AS OF MAY 13, 2002
----------------------  --------------------------------------------------
   $22.19 to $29.48                           $28.45

ENSCO

     Introduction. Credit Suisse First Boston Corporation performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for ENSCO. Based on these analyses, Credit Suisse First Boston Corporation derived the following aggregate per share equity reference range for ENSCO, as compared to the closing price of ENSCO common stock on May 13, 2002:

AGGREGATE IMPLIED PER SHARE     PER SHARE PRICE OF ENSCO
  EQUITY REFERENCE RANGE     COMMON STOCK AS OF MAY 13, 2002
---------------------------  -------------------------------
     $32.77 to $41.58                    $35.28

     Discounted Cash Flow Analysis. Credit Suisse First Boston Corporation estimated the present value of the stand-alone, unlevered, after-tax free cash flows that ENSCO could generate for the fiscal years 2002 to 2006, based on internal estimates of ENSCO management, as adjusted in consultation with ENSCO management. Credit Suisse First Boston Corporation calculated a range of estimated terminal values for ENSCO by applying a range of selected EBITDA terminal value multiples of 8.5x to 10.5x to ENSCO's calendar year 2006 estimated EBITDA. The estimated free cash flows and terminal values were then discounted to present value using selected discount rates ranging from 11.5% to 13.0%. This analysis indicated the following implied per share equity reference range for ENSCO, as compared to the closing price of ENSCO common stock on May 13, 2002:

  IMPLIED PER SHARE        PER SHARE PRICE OF ENSCO
EQUITY REFERENCE RANGE  COMMON STOCK AS OF MAY 13, 2002
----------------------  -------------------------------
   $32.27 to $40.42                 $35.28

     Selected Companies Analysis. Credit Suisse First Boston Corporation compared financial, operating and stock market data of ENSCO to corresponding data for the eight publicly traded companies described in "-- Opinion of Financial Advisor -- Chiles -- Selected Companies Analysis," including ENSCO.

     Credit Suisse First Boston Corporation reviewed enterprise values as multiples of estimated replacement cost and calendar years 2002 and 2003 estimated EBITDA. Credit Suisse First Boston Corporation also reviewed market values as multiples of calendar years 2002 and 2003 estimated after tax cash flow. Credit Suisse First Boston Corporation then applied a range of selected multiples derived from the selected companies of estimated replacement cost, calendar years 2002 and 2003 estimated EBITDA and calendar years 2002 and 2003 estimated after tax cash flow to corresponding financial data of ENSCO. All multiples were based on closing stock prices on May 13, 2002. Estimated financial data for ENSCO were based on internal estimates of ENSCO management, as adjusted in consultation with ENSCO management, except the estimated replacement cost, which was based on publicly available research estimates, and estimated financial data for the selected companies were based on publicly available research estimates. This analysis indicated the following implied per share equity reference range for ENSCO, as compared to the closing price of ENSCO common stock on May 13, 2002:

AGGREGATE IMPLIED PER SHARE     PER SHARE PRICE OF ENSCO
  EQUITY REFERENCE RANGE     COMMON STOCK AS OF MAY 13, 2002
---------------------------  -------------------------------
     $32.04 to $37.18                    $35.28

     Selected Transactions Analysis. Credit Suisse First Boston Corporation reviewed the implied transaction multiples in the 13 selected merger and acquisition transactions described in "-- Opinion of Financial
Advisor -- Chiles -- Selected Transaction Analysis."

     Credit Suisse First Boston Corporation compared enterprise values in the selected transactions as multiples of latest 12 months revenue, EBITDA and EBIT. Credit Suisse First Boston Corporation then applied a range of selected multiples derived from the selected transactions of latest 12 months revenue, EBITDA and EBIT to corresponding financial data of ENSCO. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Historical financial data for ENSCO were based on publicly available filings of ENSCO. This analysis indicated the following implied per share equity reference range for ENSCO, as compared to the closing price of ENSCO common stock on May 13, 2002:

AGGREGATE IMPLIED PER SHARE     PER SHARE PRICE OF ENSCO
  EQUITY REFERENCE RANGE     COMMON STOCK AS OF MAY 13, 2002
---------------------------  -------------------------------
     $34.24 to $43.05                    $35.28

EXCHANGE RATIO ANALYSIS.

     Relative Exchange Ratio Analysis. Credit Suisse First Boston Corporation compared the implied per share equity reference ranges for Chiles and ENSCO derived from the "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Chiles and ENSCO described above in order to derive the following implied exchange ratio reference ranges, including an aggregate implied reference range derived from these analyses, as compared to the implied exchange ratio in the merger of 0.8063x, assuming an all-stock transaction of 0.6575 of a share of ENSCO common stock, plus 0.1488 of a share of ENSCO common stock in lieu of $5.25 cash per share, based on the closing stock price of ENSCO common stock on May 13, 2002 of $35.28:

                                                         IMPLIED       IMPLIED EXCHANGE RATIO
                                                     EXCHANGE RATIO    IN THE MERGER ASSUMING
                                                     REFERENCE RANGE   ALL-STOCK TRANSACTION
                                                     ---------------   ----------------------
Discounted Cash Flow Analysis......................  0.51x to 0.81x
Selected Companies Analysis........................  0.63x to 0.88x           0.8063x
Selected Transactions Analysis.....................  0.52x to 0.86x
Aggregate Implied Exchange Ratio Reference Range...  0.50x to 0.86x

     Contribution Analysis. Credit Suisse First Boston Corporation reviewed the relative contributions of Chiles and ENSCO to estimated replacement cost and calendar years 2002 and 2003 estimated EBITDA and after tax cash flow. Estimated financial data were based on the internal estimates of Chiles and ENSCO managements, as adjusted in consultation with Chiles and ENSCO managements, respectively, except that the estimated replacement cost was based on, in the case of Chiles, Credit Suisse First Boston Corporation equity research estimates adjusted in consultation with Chiles management and, in the case of ENSCO, publicly available research estimates. Credit Suisse First Boston Corporation then computed implied exchange ratios, assuming an all-stock transaction, based on the diluted ownership percentages of the Chiles stockholders in the combined company implied by Chiles' relative contribution for each metric observed.

     This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio in the merger, assuming an all-stock transaction based on the assumptions described in "-- Opinion of Financial Advisor -- Exchange Ratio Analysis -- Relative Exchange Ratio Analysis":

                        IMPLIED EXCHANGE RATIO IN THE
IMPLIED EXCHANGE RATIO         MERGER ASSUMING
   REFERENCE RANGE          ALL-STOCK TRANSACTION
----------------------  -----------------------------
    0.68x to 1.23x                 0.8063x

     Historical Exchange Ratio Analysis. Credit Suisse First Boston Corporation reviewed the ratio of the closing price of Chiles common stock to the closing price of ENSCO common stock on May 13, 2002 and the average of these daily ratios calculated over the one-week, one-month, three-month, six-month and one-year periods ending May 13, 2002, and since Chiles' initial public offering date of September 22, 2000. Credit Suisse First Boston Corporation then computed the premium/(discount) implied by the exchange ratio in the merger of 0.8063x, assuming an all-stock transaction based on the assumptions described in "-- Opinion of Financial Advisor -- Exchange Ratio Analysis -- Relative Exchange Ratio Analysis," relative to the implied average exchange ratios for the periods observed, as indicated in the following table:

                                                      IMPLIED
                                                      EXCHANGE     IMPLIED MERGER
PERIOD                                                 RATIO     PREMIUM/(DISCOUNT)
------                                                --------   ------------------
May 13, 2002........................................    0.68x           19.1%
One-week average....................................    0.71            13.1
One-month average...................................    0.73            10.5
Three-month average.................................    0.74             9.4
Six-month average...................................    0.78             3.0
One-year average....................................    0.88            (8.5)
Since 9/22/00 (IPO Date)............................    0.76             5.6

     This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio in the merger, assuming an all-stock transaction based on the assumptions described in "-- Opinion of Financial Advisor -- Exchange Ratio Analysis -- Relative Exchange Ratio Analysis":

                        IMPLIED EXCHANGE RATIO IN THE
IMPLIED EXCHANGE RATIO         MERGER ASSUMING
   REFERENCE RANGE          ALL-STOCK TRANSACTION
----------------------  -----------------------------
    0.68x to 0.88x                 0.8063x

PRO FORMA TRANSACTION CONSEQUENCES

     Credit Suisse First Boston Corporation analyzed the potential pro forma effect of the merger on ENSCO's calendar years 2002 and 2003 estimated earnings per share, commonly referred to as EPS, and estimated after tax cash flow per share, giving effect to potential costs savings and other synergies estimated by the management of ENSCO to result from the merger and other merger related adjustments. Estimated financial data were based on publicly available research estimates. Based on the merger consideration in the merger, this analysis suggested that the merger could be accretive to ENSCO's estimated EPS and estimated after tax cash flow per share for each of the periods reviewed.

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

OTHER FACTORS

     In the course of preparing its opinion, Credit Suisse First Boston Corporation also reviewed and considered other information and data, including:

     - the average cost and replacement cost per rig, as compared to the enterprise value of Chiles, taking into account Chiles' management's data and estimates of rig completion costs and Credit Suisse First Boston Corporation equity research estimates of replacement costs, implied by the merger consideration in the merger based on the closing price of ENSCO common stock on May 13, 2002 of $35.28;

     - the historical price performance and trading characteristics of Chiles common stock and ENSCO common stock and the relationship between movements in Chiles common stock, ENSCO common stock and the S&P Drilling Index; and

     - selected credit statistics of ENSCO on a stand-alone basis and pro forma for the merger.

MISCELLANEOUS

     The engagement letter between Chiles and Credit Suisse First Boston Corporation provides for the payment of $750,000 upon delivery of the opinion and an additional $2,250,000 upon consummation of the merger. Chiles also has agreed to reimburse Credit Suisse First Boston Corporation for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston Corporation, and to indemnify Credit Suisse First Boston Corporation and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston Corporation and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Chiles and ENSCO and their affiliates, including SEACOR, unrelated to the proposed merger, for which services Credit Suisse First Boston Corporation and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of Chiles and ENSCO and their affiliates, including SEACOR, for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

REGULATORY APPROVALS REQUIRED FOR THE MERGER


     The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the Hart-Scott-Rodino Act, on May 23 and May 24, 2002, ENSCO and Chiles, respectively, made pre-merger notification filings with the Antitrust Division and the Federal Trade Commission. Early termination of the applicable statutory waiting periods without restrictions or conditions was granted by the Federal Trade Commission on June 13, 2002.



     Notwithstanding such clearance of the merger, and even after completion of the merger, the Antitrust Division or the Federal Trade Commission could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. ENSCO and Chiles cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, ENSCO and Chiles will prevail.



     Under the terms of the merger agreement, ENSCO has no obligation, if requested or required by governmental authorities, to (a) dispose or transfer or cause Chiles or any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Chiles or any of its subsidiaries to dispose of any assets,
(b) discontinue or cause Chiles or any of its subsidiaries to discontinue offering any product or service, or to commit to cause Chiles or any of its subsidiaries to discontinue offering any product or service, (c) hold separate or cause Chiles or any of its subsidiaries to hold separate any assets or operations (either before or after the closing of the merger), or to commit to cause Chiles or any of its subsidiaries to hold separate any assets or operations, (d) make or cause Chiles or any of its subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of Chiles or any of its subsidiaries, or (e) contest any proceeding relating to the merger if ENSCO determines in good faith that contesting such proceeding might not be advisable.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material United States federal income tax consequences of the merger to Chiles and to United States holders of Chiles common stock who hold their Chiles common stock as a capital asset. It does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including, without limitation:

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - foreign holders;

     - persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction; or

     - holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

     No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address tax consequences under state, local and foreign laws.

     For purposes of this discussion, we use the term "United States holder" to mean:

     - a citizen or resident of the United States;

     - a corporation, partnership, and, with respect to a partnership, any partnership treated as a domestic partnership for U.S. federal income tax purposes, or other entity created or organized under the laws of the United States or any of its political subdivisions;

     - a trust that (a) is subject to the supervision of a court within the United States and the control of one or more United States persons or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

     - an estate that is subject to United States federal income tax on its income regardless of its source.

     CHILES STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

EXCHANGE OF CHILES COMMON STOCK FOR A COMBINATION OF ENSCO COMMON STOCK AND
CASH.

     The consummation of the merger is conditioned on (a) the receipt by ENSCO of an opinion from Baker & McKenzie, counsel to ENSCO, dated the date of the effective time of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (b) the receipt by Chiles of an opinion from Weil, Gotshal & Manges LLP, counsel to Chiles, dated the date of the effective time of the merger, to the effect that the merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The opinions will be based on representations contained in representation letters provided by ENSCO and Chiles, all of which must continue to be true and accurate in all respects as of the effective time of the merger, and on certain customary factual assumptions. The opinions will not be binding on the Internal Revenue Service or the courts.

     Assuming that the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

     - a Chiles stockholder will recognize gain equal to the lesser of (a) the cash received by the stockholder in the merger or (b) an amount equal to the excess, if any, of (i) the sum of the amount of cash and the fair market value of the ENSCO common stock received by the stockholder in the merger over (ii) the stockholder's adjusted tax basis in the Chiles common stock exchanged by the stockholder in the merger; for this purpose, a Chiles stockholder must calculate gain or loss separately for each identifiable block of Chiles common stock exchanged by the stockholder in the merger and cannot utilize a loss realized on one block of Chiles common stock to offset a gain realized on another block of Chiles common stock;

     - except as discussed below under "-- Tax Character of Cash Consideration," the gain recognized by a Chiles stockholder in the merger will be treated as capital gain;

     - a Chiles stockholder will not recognize any loss in the merger (except, possibly, in connection with cash received instead of a fractional share, as discussed below);

     - the aggregate tax basis of the shares of ENSCO common stock received by a Chiles stockholder (before reduction for the basis in any fractional share of ENSCO common stock for which cash is received) in exchange for Chiles common stock in the merger will be the same as the aggregate tax basis of the stockholder's Chiles common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share);

     - a Chiles stockholder's holding period with respect to the shares of ENSCO common stock received in the merger will include the holding period of the Chiles common stock exchanged for ENSCO common stock;

     - ENSCO will not recognize gain or loss in the merger; and

     - ENSCO stockholders will not recognize gain or loss in the merger.

TAX CHARACTER OF CASH CONSIDERATION

     In the case of most Chiles stockholders having no direct or indirect control over ENSCO's corporate affairs, any gain will be treated as capital gain for United States federal income tax purposes. However, there are circumstances under which all or a part of any gain that a Chiles stockholder recognizes in the merger could be treated as a distribution of a dividend instead of capital gain to the extent of the stockholder's ratable share of the undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, Chiles stockholders are encouraged to consult their tax advisors to determine whether any cash received in exchange for their Chiles stock in the merger will be treated as a distribution of a dividend.

CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE

     ENSCO will not issue any fractional shares of ENSCO common stock in the merger. Instead, each holder of Chiles common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of ENSCO common stock will receive cash, without interest, in lieu of a fractional share. A Chiles stockholder who receives cash instead of a fractional share of ENSCO common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the stockholder's tax basis in such fractional share.

TAX CONSEQUENCES OF APPRAISAL RIGHTS

     A Chiles stockholder who dissents to the merger will generally recognize capital gain or loss in an aggregate amount equal to the difference between the amount of cash received and the stockholder's tax basis in the dissenting shares. To the extent ENSCO is required to file information returns with respect to amounts paid to a Chiles stockholder who dissents to the merger, ENSCO intends to report such payments when paid to the holder. However, it is possible that a stockholder will be required to recognize gain or loss at the effective time of the merger, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of Chiles common stock at the effective time of the merger. ANY CHILES STOCKHOLDER ASSERTING APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR TAX ADVISOR AS TO THE TIMING, AMOUNT AND CHARACTER OF SUCH PAYMENT.

CAPITAL GAIN

     Any capital gain recognized by an individual holder of Chiles common stock in connection with the transfer of his or her Chiles common stock in the merger will be subject to a maximum United States federal income tax rate of 20% if the individual's holding period for his or her Chiles common stock is more than 12 months at the effective time of the merger.

BACKUP WITHHOLDING

     Noncorporate holders of Chiles common stock may be subject to backup withholding on any cash payments received in the merger. A Chiles stockholder will not be subject to backup withholding; however, if the holder (a) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following the completion of the merger;

(b) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or (c) is otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

     Tax matters are very complicated, and the tax consequences of the merger to a Chiles stockholder will depend on such holder's particular tax situation. CHILES STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States, with ENSCO treated as the acquirer. Accordingly, the assets and liabilities of ENSCO are recorded at historical amounts, without restatement to fair values. The assets and liabilities of Chiles will be revalued to estimated fair value at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The estimated fair values are preliminary and subject to change.

     The $567.9 million purchase price is calculated using the number of ENSCO common shares expected to be issued in the merger (determined as the number of Chiles common shares expected to be outstanding immediately prior to the merger multiplied by the merger ratio of 0.6575) and a $33.65 per share average trading price of ENSCO common stock for a period of time immediately before and after the merger was announced, plus cash consideration of $5.25 per share of Chiles common stock outstanding immediately prior to the merger, estimated direct merger fees and expenses and the estimated fair value of Chiles employee stock options, which will be assumed by ENSCO. The $567.9 million purchase price is based on preliminary estimates and actual amounts may differ from these estimates.

     The calculated purchase price is for accounting purposes only and is not indicative of the price at which shares of Chiles common stock will trade immediately before the completion of the merger or the value of shares of ENSCO common stock to be received by Chiles stockholders in connection with the merger.

LISTING OF ENSCO COMMON STOCK

     ENSCO common stock currently is traded on the New York Stock Exchange under the symbol "ESV." Application has been made and ENSCO will use reasonable efforts to:

     - cause the shares of ENSCO common stock to be issued in the merger to be approved for listing on the New York Stock Exchange upon the completion of the merger; and

     - cause the shares of ENSCO common stock to be issued upon the exercise of converted Chiles stock options to be approved for listing on the New York Stock Exchange.

     The listing of these shares of ENSCO common stock is a condition to ENSCO's and Chiles' obligation to complete the merger.

DELISTING AND DEREGISTRATION OF CHILES COMMON STOCK

     If the merger is completed, Chiles common stock will be delisted from the American Stock Exchange and deregistered under the Securities Exchange Act of 1934, and Chiles will no longer file periodic reports with the SEC.

RESTRICTIONS ON SALES OF SHARES OF ENSCO COMMON STOCK RECEIVED IN THE MERGER


     The shares of ENSCO common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable, except for shares of ENSCO common stock issued to any person who is deemed to be an "affiliate" of Chiles under the Securities Act of 1933, as amended, prior to the merger. Persons who may be deemed to be "affiliates" of Chiles prior to the merger include individuals or entities that control, are controlled by, or are under common control with Chiles prior to the merger, and may include officers and directors, as well as significant Chiles stockholders prior to the merger. The merger agreement contains a list that identifies all persons whom Chiles believes may be deemed to be affiliates of Chiles for purposes of Rule 145. Chiles is required, pursuant to the merger agreement, to use its reasonable efforts to cause each person it identifies on the list as a potential affiliate to deliver to ENSCO, at or prior to the date of the mailing of the proxy statement to Chiles stockholders, a written agreement that the affiliate will not sell, transfer or otherwise dispose of any of the shares of ENSCO common stock issued to the affiliate pursuant to the merger unless the sale, transfer or other disposition:



     - has been registered under the Securities Act of 1933, as amended;


     - is made in conformity with Rule 145; or


     - is otherwise exempt from registration under the Securities Act of 1933, as amended, in the opinion of counsel.


     ENSCO's registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of ENSCO common stock to be received by affiliates of Chiles in the merger.

INTERESTS OF CERTAIN PERSONS; POSSIBLE CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Chiles board of directors with respect to the approval and adoption of the merger agreement and the related transactions, stockholders should be aware that certain members of the management of Chiles (including the executive officers identified below who comprise Chiles' chief executive officer and its four other most highly compensated officers)and of its board of directors have certain interests in the merger that are in addition to the interests of the Chiles stockholders generally (including, without limitation, the potential receipt of bonus, severance and/or other employment benefits and compensation for stock options).

PERFORMANCE AND STAY BONUSES; DEFERRED BONUSES


     Pursuant to the merger agreement and certain agreements entered into in connection with the merger and described below, each of Chiles' executive officers identified in the table below will, upon consummation of the merger, be eligible to receive performance bonuses and (other than Donald B. Gregg) to participate in stay bonuses. All of the performance bonuses payable to the executive officers will be payable at the effective time of the merger. If any executive officer of Chiles (other than William E. Chiles) accepts employment with ENSCO, one-half of his stay bonus will be payable at the first anniversary of his employment with ENSCO, and the remaining one-half will be payable at the second anniversary of his employment with ENSCO, in each case if such executive is employed with ENSCO on such anniversary date. If an executive officer (other than William E. Chiles) is not offered employment or is offered a position that does not have comparable pay and benefits (irrespective of title or location of employment) and such offer is not accepted, 30% of the stay bonus for that executive officer shall be payable at the effective time of the merger. If an executive officer (other than William E. Chiles) is offered and accepts employment with ENSCO, the balance of any unpaid stay bonus will become payable in the event such executive officer is terminated without cause (as defined in the Severance Benefits Agreement covering such executive officer described below) within two years of his commencement of employment with ENSCO. An additional $350,000 of performance and stay bonuses may be paid to certain Chiles non-executive officers. A pool also will be created and funded with $500,000 to be allocated among the non-officer employees of Chiles, as determined by William E. Chiles and Donald B. Gregg, for such employees' efforts in completing the merger and to assist Chiles in retaining critical employees. Each employee who receives an allocation under such bonus pool shall be paid such amount on the effective date of the merger.

     In addition, under Chiles' executive bonus plan, the annual executive bonus is fully earned and vested at the time of the award. However, sixty percent of the annual executive bonus is paid at the time of the award while the remaining forty percent is paid (with interest) in two equal annual installments one and two years after the date of the award. Any outstanding deferred bonus balance is payable upon the death, disability, or termination without cause of the executive or upon a change in control of Chiles. Accordingly, all executive bonuses that have been deferred will become due and payable at the effective time of the merger unless an executive terminates his employment prior to such time.


     The following executive officers of Chiles will be entitled to receive the performance bonus at the effective time of the merger and may be eligible to receive the stay bonus, and the deferred portion of his bonus that will be payable in the amounts described below:



                                                               PERFORMANCE     STAY      DEFERRED
NAME                                          TITLE              BONUS $      BONUS $    BONUS $
----                                  ----------------------   -----------   ---------   --------
William E. Chiles...................  President, Chief           800,000     1,200,000   100,000
                                      Executive Officer and
                                      a Director
Donald B. Gregg.....................  Senior Vice                300,000             0    41,000
                                      President --
                                      Operations and
                                      Engineering
George Bruce Brumley................  Vice President --          150,000       150,000    35,500
                                      Operations
William H. Hopkins..................  Vice                       150,000       150,000    33,500
                                      President -- Human
                                      Resources
Gabe Padilla........................  Vice President --          150,000       150,000    33,500
                                      Engineering



WILLIAM E. CHILES



     In connection with the merger, Chiles has entered into an Amended and Restated Employment Agreement, which ENSCO has agreed to assume upon the effective date of the merger, with William E. Chiles, the President, Chief Executive Officer and a director of Chiles. The term of the agreement is two years. The agreement provides that commencing on the effective date of the merger, Mr. Chiles will initially become a Vice President of ENSCO. Mr. Chiles will receive a salary of $280,000 per year. On the effective date of the merger, Mr. Chiles will receive a performance bonus and deferred bonuses (which shall vest immediately on such date), as described above, of $800,000 and $100,000, respectively. In addition, ENSCO shall pay Mr. Chiles a stay bonus in the amount of $600,000 for each of the first two years following the effective date of the merger to the extent Mr. Chiles remains employed by ENSCO or any of its subsidiaries. This stay bonus shall vest pro rata on a monthly basis and the vested portion shall be payable on the first and second anniversary of the effective date of the merger. Notwithstanding the foregoing, the balance of any unpaid stay bonus (whether or not vested) shall be payable to Mr. Chiles if he is terminated or constructively terminated (as defined in his employment agreement) without cause. Mr. Chiles also shall be entitled to participate in ENSCO's Key Employees' Incentive Plan, commensurate with his position as a Vice President.



     Mr. Chiles' employment by ENSCO shall automatically terminate upon his death or may be terminated by ENSCO upon his ongoing disability in accordance with the terms of his agreement. If he dies or becomes disabled during the two-year term, ENSCO shall pay to Mr. Chiles or his estate, as appropriate, within 30 days after such termination (a) Mr. Chiles' performance bonus and deferred bonuses, to the extent not already paid to him, any portion of his annual salary and any incentive bonuses that shall have been earned by him prior to the termination but not yet paid to him, and 30% of his entire stay bonus of $1,200,000 (less any amount of the stay bonus previously paid to him), (b) any benefits that have vested in Mr. Chiles at the time of such termination as a result of his participation in any of ENSCO's benefit plans (which shall be paid in accordance with the provisions of such plan), and (c) reimbursement for any expenses with respect to which Mr. Chiles is entitled to reimbursement.



     If ENSCO terminates Mr. Chiles' employment with cause at any time during the two-year term, ENSCO's obligation to Mr. Chiles shall be limited solely to the payment of his performance bonus and his deferred bonuses (if not already paid to him), all accrued but unpaid annual salary, all vested but unpaid stay bonus, and all incentive bonuses, if any, and any benefits that have been earned by Mr. Chiles prior to the termination date but not yet paid.



     If ENSCO terminates Mr. Chiles' employment without cause (including by constructive termination) at any time during the two-year term, ENSCO's obligation to Mr. Chiles shall be limited solely to the payment of (a) severance payments (to be made monthly beginning 30 days after the date of such termination) equal to the average monthly compensation (as defined in his employment agreement) for (i) the 36-month period beginning on the date of termination (or an aggregate of $810,000 in severance based on Mr. Chiles' compensation as of the effective date of the merger), if the date of termination is on or before the first anniversary of the effective date of the merger or
(ii) the portion, if any, of the 36-month period beginning on the effective date of the merger remaining after the date of termination, if the date of termination is after the first anniversary of the effective date, which we refer to as the "Severance Period," and (b) the performance bonus and deferred bonuses (if not already paid to him), the entire stay bonus of $1,200,000 (whether vested or unvested) to the extent not already paid to him, and any unpaid incentive bonuses and any benefits that have been earned by Mr. Chiles prior to the termination date but not yet paid (with such amounts being due and payable within 30 days of the date of termination).



     The employment agreement includes a non-competition provision which provides for a non-competition period commencing from the date of the employment agreement and continuing until the end of the two-year term and thereafter for the Severance Period, if any, to the extent ENSCO is making the severance payments described above. ENSCO's obligations to pay additional severance payments to Mr. Chiles shall be subject to early termination and shall terminate at any time after Mr. Chiles is terminated without cause immediately, upon the earlier to occur of (a) Mr. Chiles giving written notice to ENSCO that he is terminating the non-competition period effective upon receipt of such notice by ENSCO, or effective at any time designated by Mr. Chiles thereafter (not to exceed 30 days after ENSCO's receipt of such notice), (b) Mr. Chiles' violation of any of the provisions of the employment agreement regarding non-competition, confidentiality or intellectual property, or (c) the end of the Severance Period. Upon any termination pursuant to the preceding clauses (a) or (b), which we refer to as "Early Termination," no further severance payments shall be payable for periods after the effective date of such Early Termination, except for amounts payable by ENSCO to Mr. Chiles for periods prior to the effective date of such Early Termination. Any termination by Mr. Chiles for constructive termination without cause shall be made by written notice, specifying the event relied upon for such termination and given within 90 days after such event. Any such termination by Mr. Chiles shall be effective 30 days after the date of the receipt of such written notice setting forth the grounds for such termination with specificity; provided, however, that Mr. Chiles shall not be entitled to terminate his employment agreement in respect of any of the grounds set forth above if within 30 days after such notice the action constituting such ground for termination has been cured and is no longer continuing.



     Mr. Chiles may terminate his employment by ENSCO at any time during the two-year term. Upon any such termination by Mr. Chiles (except for termination by Mr. Chiles for constructive termination without cause), ENSCO shall be entitled to discontinue payment of all annual salary, unvested stay bonus, incentive bonuses and benefits not earned and payable prior to the date of such termination. Notwithstanding the foregoing, upon any such termination of Mr. Chiles' employment by Mr. Chiles, ENSCO shall pay to Mr. Chiles his performance bonus and deferred bonuses (if not already paid to him) and any stay bonus that has vested through the date of such termination, in each case within 30 days following such termination by Mr. Chiles. In addition, if such termination occurs on or before the first anniversary of the effective date of the merger, ENSCO shall pay Mr. Chiles the severance payments described above for the portion of the 36-month period beginning on the effective date of the merger and remaining after the date of termination in monthly payments beginning 30 days after the date of such termination by Mr. Chiles.



     Under the terms of the merger agreement, if Mr. Chiles' employment is terminated for any reason after the effective date of the merger, then all unvested stock options granted under the Chiles 2000 Stock Option Plan held by Mr. Chiles will vest immediately (if not already vested) and thereafter each such stock option shall be exercisable for the same amount of cash and shares of ENSCO common stock as would have been received if such stock option had been exercised in full immediately prior to the effective date of the merger. See "The Merger Agreement -- Employee Benefit Matters" on page 65. In the event Mr. Chiles is terminated or constructively terminated (as defined in his employment agreement) without cause, he shall have the lesser of (a) two years from the date of termination or (b) the remaining term of such options in which to exercise the options. If Mr. Chiles' employment is terminated prior to the expiration of the two-year term for any other reason, then he shall have a period of one year from the effective date of the merger if such termination occurs within nine months after the effective date of the merger, or a period of three months after such termination if such termination occurs more than nine months after the effective date of the merger, in which to exercise the options; provided, however, that if such termination occurs due to the death or disability of Mr. Chiles, the exercise period for the options shall be the applicable period specified in the stock option plan of Chiles. In addition, if Mr. Chiles is no longer employed by ENSCO at any time after the effective date of the merger, the 14,000 shares of restricted stock of Chiles (which are converted into 9,205 shares of ENSCO common stock and cash on the effective date of the merger) held by Mr. Chiles shall automatically become unrestricted.



DONALD B. GREGG



     In connection with the merger, Chiles has entered into an Amended and Restated Severance Benefits Agreement, which ENSCO has agreed to assume upon the effective date of the merger, with Donald B. Gregg, Senior Vice
President -- Operations and Engineering of Chiles. This agreement provides that commencing on the effective date of the merger Mr. Gregg will become an employee of ENSCO for a term of one year. Mr. Gregg will continue to receive his current salary of $170,000 per year. On the effective date of the merger, Chiles will pay Mr. Gregg a performance bonus and a deferred bonus (which shall vest immediately on such date), as described above, of $300,000 and $41,000, respectively. Upon the effective date of the merger, all stock options granted under the Chiles 2000 Stock Option Plan held by Mr. Gregg will vest immediately and thereafter each such stock option shall be exercisable for the same amount of cash and shares of ENSCO common stock as would have been received if such stock option had been exercised in full immediately prior to the effective time of the merger. See "The Merger Agreement -- Employee Benefit Matters" on page
65. If Mr. Gregg's employment is terminated without cause prior to the expiration of the one-year term, he shall have two years from the date of such termination (not to exceed the remaining term of the applicable stock options) within which to exercise his options. If Mr. Gregg is terminated with cause or voluntarily terminates his employment, he shall have a period of one year from the effective date of the merger if such termination occurs within nine months after the effective date of the merger, and a period of three months after such termination if such termination occurs more than nine months after the effective date of the merger, in which to exercise his options. If Mr. Gregg's employment is terminated due to his death or disability, the period in which his options may be exercised shall be the applicable period specified in Chiles' stock option plan.



     Mr. Gregg's employment by ENSCO shall automatically terminate upon his death or disability. If he dies or becomes disabled prior to or during the first year after the effective date of the merger, ENSCO shall pay to either him or his estate, as applicable, within 30 days of such death or disability (a) the performance bonus (if not already paid to him), all deferred bonuses (if not already paid to him), any portion of his annual salary, any bonuses or other compensation that shall have been earned by him prior to the termination but not yet paid, and a lump sum payment in an amount equal to $300,000, which we refer to as the "Non-Compete Payment," (b) a severance payment in an amount equal to $14,166.67 per month (or pro rata for any portion of a month) for the time remaining in the original one-year term at such time of termination, (c) any benefits that have vested in Mr. Gregg at the time of such termination as a result of his participation in any of ENSCO's benefit plans and (d) reimbursement for any expenses with respect to which Mr. Gregg is entitled to reimbursement. Upon Mr. Gregg's death after the expiration of the one-year term of the agreement but during the two-year period following termination of employment, which we refer to as the "Non-Compete Period," in addition to the payment of all amounts payable to Mr. Gregg under the agreement for the period prior to the expiration of the one-year term of the agreement (to the extent not already paid to Mr. Gregg), ENSCO shall pay to Mr. Gregg's estate within 30 days after his death an amount equal to the Non-Compete Payment, less all pro rata payments of the Non-Compete Payment already paid to Mr. Gregg.



     Mr. Gregg may terminate his employment by ENSCO at any time by providing written notice of such termination to ENSCO specifying the effective date of such termination. Upon any such termination by Mr. Gregg, ENSCO shall be entitled to discontinue payment of all of Mr. Gregg's annual salary and benefits not earned and payable prior to the date of such termination. Notwithstanding the foregoing or anything in the agreement to the contrary, upon any such termination of the agreement by Mr. Gregg, ENSCO shall pay to Mr. Gregg (a) his performance bonus and the deferred bonuses (if not already paid to him), (b) a severance payment in an amount equal to $14,166.67 per month (or pro rata for any portion of a month) for the time remaining in the original one-year term at the time of such termination, within 30 days of such termination and (c) the Non-Compete Payment pro rata in equal monthly payments for the remaining term of the Non-Compete Period beginning 30 days after the date of such termination.



SEVERANCE BENEFITS AGREEMENT



     In connection with the merger, Chiles entered into an Amended and Restated Severance Benefits Agreement of Senior Officers, which ENSCO has agreed to assume upon the effective date of the merger, with certain officers, including, George Bruce Brumley, Vice President -- Operations, William H. Hopkins, Vice President -- Human Resources, Gabriel Padilla, Vice President -- Engineering, all executive officers of Chiles to whom we refer as the "Senior Officers." Under the agreement, Chiles agreed to pay to each Senior Officer on the effective date of the merger a performance bonus in the amount described above. The agreement also provides that if a Senior Officer is offered employment with ENSCO on the effective date of the merger and such Senior Officer accepts such employment with ENSCO, ENSCO shall pay to the Senior Officer a stay bonus in the amount listed for such Senior Officer above. One-half of a Senior Officer's stay bonus shall be payable by ENSCO to the Senior Officer on the first anniversary of the effective date of the merger, and the remaining one-half of the stay bonus shall be payable by ENSCO to the Senior Officer on the second anniversary of the effective date of the merger, subject in each case to such Senior Officer being employed by ENSCO on such anniversary. If ENSCO does not offer employment to any Senior Officer beginning on the effective date of the merger, or a position that does not have comparable pay and benefits (irrespective of title or location of employment) is offered but not accepted, 30% of the stay bonus applicable to such Senior Officer shall be payable by ENSCO to such Senior Officer on the effective date of the merger. If a Senior Officer is offered and accepts employment with ENSCO, the entire balance of any unpaid stay bonus (whether vested or unvested) shall be payable by ENSCO to such Senior Officer if such Senior Officer is later terminated by ENSCO without cause within two years after such Senior Officer's commencement of employment with ENSCO. All deferred bonuses as described above shall vest immediately and shall be paid by ENSCO as applicable to the Senior Officers on the effective date of the merger.



     Upon the effective date of the merger, all stock options granted under the Chiles 2000 Stock Option Plan held by the Senior Officers will vest immediately and thereafter each such stock option shall be exercisable for the same amount of cash and shares of ENSCO common stock as would have been received in the merger for the shares of Chiles common stock issuable as if such stock option had been exercised in full immediately prior to the effective time of the merger. See "The Merger Agreement --

Employee Benefit Matters" on page 65. In addition, 3,000 shares of restricted stock of Chiles held by George Bruce Brumley shall automatically become unrestricted on the effective date of the merger. If any Senior Officer does not accept employment with ENSCO for any reason, such Senior Officer shall have one year from the effective date of the merger to exercise such Senior Officer's stock options. If any Senior Officer that accepts employment with ENSCO is subsequently terminated without cause, such Senior Officer will have one year from the date of such termination within which to exercise such Senior Officer's stock options, such period not to exceed the remaining term of the stock option. If any Senior Officer that accepts employment with ENSCO is subsequently terminated with cause or voluntarily terminates such Senior Officer's employment, such Senior Officer shall have a period of one year from the effective date of the merger if such termination occurs within nine months after the effective date of the merger, and a period of three months after such termination if such termination occurs more than nine months after the effective date of the merger, in which to exercise such Senior Officer's stock options. If a Senior Officer's employment is terminated due to the death or disability of such Senior Officer, the execution period for the options shall be the applicable period specified in ENSCO's stock option plan.



     Any Senior Officer that is not offered or does not accept employment with ENSCO for any reason shall be paid severance in the amount equal to one year of such Senior Officer's current annual salary, currently, $136,500 for each of the Senior Officers. Any such severance payments shall be made by ENSCO to such Senior Officer on the effective date of the merger. Any Senior Officer who accepts employment with ENSCO shall not receive any severance payments, including any severance payments to which such Senior Officer may have been entitled pursuant to his original severance benefits agreement with Chiles.



     Any Senior Officer that accepts employment with ENSCO shall be entitled to relocation expenses, temporary housing and other reimbursements consistent with the policies of ENSCO if such Senior Officer relocates in connection with such employment with ENSCO.



     If a Senior Officer dies or becomes disabled prior to or during the first two years after the effective date of the merger, such Senior Officer's employment with ENSCO shall terminate and ENSCO shall pay to such Senior Officer (or such Senior Officer's estate in the case of such Senior Officer's death) (i) the performance bonus (if not already paid to such Senior Officer), all deferred bonuses (if not already paid to such Senior Officer), any portion of such Senior Officer's annual salary, any bonuses or other compensation that shall have been earned by such Senior Officer prior to the termination in respect of the period prior to the effective date of the merger but not yet paid, and 30% of the entire stay bonus listed for such Senior Officer (less any amount of the stay bonus previously paid to the Senior Officer), (ii) any benefits that have vested in such Senior Officer at the time of such termination in respect of the period prior to the effective date of the merger as a result of the Senior Officer's participation in any of ENSCO's benefit plans (which shall be paid in accordance with the provisions of such plan), and (iii) reimbursement for any expenses with respect to which such Senior Officer is entitled to reimbursement.


INDEMNIFICATION AND INSURANCE

     For six years from the effective time of the merger, ENSCO has agreed to maintain for the benefit of the current directors and officers of Chiles all existing rights to indemnification. These rights shall be observed by the surviving company to the fullest extent permitted by Delaware law for a period of six years from the effective time of the merger and ENSCO has agreed to guarantee the performance of these obligations.

     From the effective time of the merger until September 18, 2006, the surviving company shall maintain in effect, for the benefit of the current directors and officers of Chiles with respect to acts or omissions occurring prior to the effective time of the merger, the existing policy of directors' and officers' liability insurance maintained by Chiles as of the date of the merger agreement in the form disclosed by Chiles to ENSCO prior to the date of the merger agreement; provided that (a) the surviving company may substitute for such existing policy a policy or policies of comparable coverage and (b) the surviving company shall not be required to pay annual premiums for such existing policy (or for any substitute policies) in excess of $200,000 in the aggregate. In the event any future annual premiums for such existing policy (or any substitute policies) exceed $200,000 in the aggregate, the surviving company shall be entitled to reduce the amount of coverage of the existing policy (or any substitute policies) to the amount of coverage that can be obtained for an aggregate annual premium of $200,000.

SEACOR SMIT INC. AGREEMENTS

     Chiles has previously entered into a commission agreement with Bassoe Offshore (USA), Inc. ("Bassoe") and SEACOR, and an amended and restated management and administrative services agreement with SEACOR. Bassoe is an affiliate of Chiles because Jonathan Fairbanks, a director of Chiles, is also an officer of Bassoe. SEACOR is an affiliate of Chiles because it beneficially owns approximately 24% of the issued and outstanding Chiles common stock, and because Charles Fabrikant, the chairman of Chiles, is also chairman and chief executive officer of SEACOR and Randall Blank, Dick Fagerstal and Tim McKeand, each an officer of SEACOR, are directors of Chiles. In connection with the merger, SEACOR has signed a voting agreement providing that, among other things, SEACOR will terminate all of the agreements with Chiles to which it is a party, with such termination to be effective at the effective time of the merger. SEACOR has waived any provisions in the agreements requiring prior notice of termination, and SEACOR has agreed that neither Chiles nor any of its subsidiaries will incur any liability to SEACOR as a result of such termination. In lieu of any other payment due to SEACOR under the above mentioned agreements, ENSCO will pay to SEACOR $1,000,000 within 60 days after delivery to Chiles of a new drilling rig currently under construction pursuant to the commission agreement referenced above.

BASSOE AGREEMENTS

     In addition to the commission agreement with Bassoe and SEACOR described above, Chiles has previously entered into another commission agreement with Bassoe, a brokerage arrangement with Bassoe Rig Partners Ltd. ("Bassoe Rig"), and a brokerage and commission agreement with Bassoe. Bassoe Rig is also an affiliate of Chiles because Jonathan Fairbanks, a director of Chiles, is also an officer of Bassoe Rig and Bassoe Rig is an affiliate of Bassoe. In connection with the merger, Bassoe and Bassoe Rig have signed a letter agreement dated May 16, 2002 providing that, among other things, Bassoe and Bassoe Rig will terminate all of the agreements with Chiles to which each of them is a party, with such termination to be effective at the effective time of the merger. Bassoe and Bassoe Rig have waived any provisions in the agreements requiring prior notice of termination, and they have agreed that neither Chiles nor any of its subsidiaries will incur any liability to Bassoe or Bassoe Rig as a result of such termination. In lieu of any other payment due to Bassoe and/or Bassoe Rig under the above mentioned agreements, ENSCO will pay Bassoe $437,500 at the effective time of the merger. ENSCO will also pay $250,000 to Bassoe within 60 days after delivery to Chiles of a new drilling rig currently being constructed pursuant to the commission agreement referenced above. Bassoe and Bassoe Rig have agreed that, except as expressly set forth in the letter agreement, neither ENSCO nor Chiles or any of its subsidiaries will have any liability to Bassoe, Bassoe Rig or any of their respective affiliates at or following the effective time of the merger.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF CHILES


     At the close of business on July 1, 2002, directors and executive officers of Chiles and their affiliates owned and were entitled to vote 7,403,033 shares of Chiles common stock, collectively representing approximately 36.5% of the outstanding shares of Chiles common stock on that date.


OWNERSHIP OF ENSCO BY CHILES STOCKHOLDERS AFTER THE MERGER

     ENSCO expects to issue approximately 13.3 million shares of ENSCO common stock in the merger. Based on the number of shares of ENSCO and Chiles common stock outstanding on the record date, after completion of the merger, former Chiles stockholders will own approximately 9% of the then-outstanding shares of ENSCO common stock.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     ENSCO intends to undertake a comprehensive review of the business, operations, capitalization and management of Chiles with a view to optimizing development of its potential in conjunction with ENSCO's business.

     In this regard, ENSCO plans an orderly transition and post-merger integration of the Chiles assets, personnel and operations with particular emphasis upon continuity of Chiles' high standards of safety and operational performance and resulting customer acceptance. Following completion of the merger, ENSCO anticipates that Chiles' drilling rigs will have substantial rig crew and support personnel continuity. Although it is anticipated that the combination of the two companies will result in synergistic general and administrative personnel reductions, ENSCO expects to offer employment to many of Chiles' administrative office employees.


     The officers and directors of Chore Acquisition, Inc. immediately prior to the effective time of the merger will be the initial officers of the surviving company, none of which are currently officers or directors of Chiles. The current executive officers of ENSCO will continue to serve as executive officers of ENSCO after the merger. William E. Chiles, the President and Chief Executive Officer, and a director, of Chiles has accepted the position of Vice President of ENSCO effective at the time of the merger. Other than Mr. Chiles, no current executive officer of Chiles will serve as an executive officer of ENSCO after the merger; however, certain of these individuals may accept employment with ENSCO other than as executive officers.


DIVIDENDS

     The ENSCO board of directors has historically made a determination each quarter as to the payment of dividends. ENSCO initiated the payment of a $.025 per share quarterly cash dividend on its common stock during the third quarter of 1997 and has continued to pay such quarterly dividends through March 31, 2002. Cash dividends totaling $.10 per share were paid in both 2001 and 2000. On May 16, 2002, ENSCO's board of directors declared a regular quarterly dividend of $.025 per share payable on June 18, 2002 to stockholders of record on June 4, 2002. ENSCO does not currently plan to change its dividend policy after the merger (including the amount of the per share dividend by ENSCO after the merger). Any future declaration and payment of dividends by ENSCO will be made at the discretion of its board of directors and will be dependent upon a variety of factors, including ENSCO's results of operations, financial condition, cash requirements, restrictions, if any, contained in its agreements with creditors and other relevant factors.

                              THE MERGER AGREEMENT

     The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

STRUCTURE OF THE MERGER

     Under the terms of the merger agreement, Chiles will merge with and into Chore Acquisition, Inc., a new subsidiary of ENSCO, which subsidiary will be the surviving company and will continue to exist as a 100% owned subsidiary of ENSCO. After the merger Chore Acquisition, Inc. will change its name to Chiles Offshore Inc.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The closing of the merger will occur no later than the third business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived (see the section entitled "-- Conditions to Completion of the Merger" below). The merger will become effective upon the later of the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware or upon any later date and time as specified in the certificate of merger.

     We are working to complete the merger as quickly as practicable. We currently expect that the merger will be completed in the third calendar quarter of 2002. However, because completion of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.

MERGER CONSIDERATION

     Upon completion of the merger, each share of Chiles common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 0.6575 shares of ENSCO common stock and $5.25 in cash upon surrender of the certificate representing that share of Chiles common stock in the manner provided in the merger agreement, with cash paid for fractional shares (other than shares for which appraisal rights are validly perfected in accordance with Delaware law). However, shares held by Chiles stockholders who validly perfect appraisal rights will be subject to appraisal in accordance with Delaware law. ENSCO is not obligated to complete the merger if appraisal rights are properly demanded, and such demands are not withdrawn as of the date the merger is completed, for more than 10% of the issued and outstanding shares of Chiles common stock.

     In addition, any shares of Chiles common stock held by ENSCO or any direct or indirect wholly-owned subsidiaries of ENSCO immediately prior to the merger will be automatically cancelled and extinguished, and none of ENSCO or any of its direct or indirect subsidiaries will receive any securities of ENSCO or other consideration in exchange for those shares. Likewise, any shares of Chiles common stock held by Chiles or any direct or indirect wholly-owned subsidiaries of Chiles immediately prior to the merger will be automatically cancelled and extinguished, and none of Chiles or any of its direct or indirect subsidiaries will receive any securities of ENSCO or cash or other consideration in exchange for those shares.

     ENSCO will not issue any fractional shares of ENSCO common stock in the merger. Instead, each holder of Chiles common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of ENSCO common stock will receive cash, without interest, in lieu of a fractional share.

     The exchange ratio in the merger of 0.6575 of a share of ENSCO common stock for each share of Chiles common stock and the cash consideration will be adjusted to reflect the effect of any stock split, stock dividend, reverse stock split, combination, reclassification, recapitalization or other similar transaction with respect to ENSCO common stock or Chiles common stock, respectively, having a record date on or after the date of the merger agreement and prior to completion of the merger.

EXCHANGE OF CHILES STOCK CERTIFICATES FOR ENSCO STOCK CERTIFICATES


     Promptly following completion of the merger, American Stock Transfer and Trust Company, the exchange agent for the merger, will mail to each record holder of Chiles common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for cash and a certificate representing ENSCO common stock. Only those holders of Chiles common stock who properly surrender their Chiles stock certificates in accordance with the exchange agent's instructions will receive (a) a certificate representing ENSCO common stock, (b) the cash consideration, (c) cash in lieu of any fractional share of ENSCO common stock, and (d) dividends or other distributions, if any, on ENSCO common stock to which they are entitled under the terms of the merger agreement. After the effective time of the merger, each certificate representing shares of Chiles common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding sentence in accordance with the terms of the merger agreement. Following completion of the merger, Chiles will not register any transfers of Chiles common stock outstanding on its stock transfer books prior to the merger. No merger consideration will be paid in exchange for any shares of Chiles common stock owned by any person who is deemed to be an "affiliate" of Chiles under the Securities Act of 1933, as amended, until such person has executed an "affiliate agreement" pursuant to the terms of the merger agreement.


     Holders of Chiles common stock should not send in their Chiles stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Chiles stock certificates.

STOCK OPTIONS

     Upon completion of the merger, each outstanding option to purchase Chiles common stock issued by Chiles will be converted into an option exercisable for the merger consideration, as described further in the section entitled
"-- Employee Benefit Matters -- Chiles Stock Options."

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     Holders of Chiles common stock are not entitled to receive any dividends or other distributions on ENSCO common stock until the merger is completed. After the merger is completed, holders of Chiles common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of ENSCO common stock which they are entitled to receive upon exchange of their Chiles stock certificates, but they will not be paid any dividends or other distributions on the ENSCO common stock until they surrender their Chiles stock certificates to the exchange agent in accordance with the exchange agent instructions.

LOST STOCK CERTIFICATES

     If a Chiles stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit and post a bond prior to receiving each of the items listed above under "-- Exchange of Chiles Stock Certificates for ENSCO Stock Certificates."

CONDITIONS TO COMPLETION OF THE MERGER

CONDITIONS TO ENSCO'S AND CHILES' OBLIGATIONS TO COMPLETE THE MERGER

     The obligations of ENSCO and Chiles to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

     - the registration statement of which this proxy statement/prospectus is a part must be declared effective by the SEC and no stop order suspending its effectiveness has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC, and all necessary approvals under state securities laws or federal securities laws relating to the issuance of ENSCO common stock have been received;

     - the approval and adoption of the merger agreement by Chiles stockholders;


     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which termination has been granted as of June 13, 2002, and any similar waiting period under any applicable antitrust law, the absence on the date the merger is completed of any agreement between ENSCO and the federal agencies to not consummate the merger for a period of time and the receipt of any consent required under any applicable antitrust law;


     - the approval for listing on the New York Stock Exchange of the shares of ENSCO common stock to be issued in the merger;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or any other governmental entity, and there has not been any law enacted, adopted or deemed applicable to the merger that makes consummation of the merger illegal;

     - the representations and warranties of the other party, disregarding any qualifications and exceptions relating to materiality or material adverse effect, being true and correct on the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the breaches of such representations and warranties do not have, and are not reasonably expected to have, individually or in the aggregate, a material adverse effect on the representing party;

     - the other party has performed or complied with all of its covenants and agreements in the merger agreement in all material respects on or prior to the date the merger is completed;

     - the absence of any event or occurrence that has or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on either party;

     - the receipt by each party of a certificate from the other party stating that certain of these enumerated conditions have been satisfied; and

     - the receipt by each party of an opinion from the other party's counsel that the merger will qualify as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code.

     A "material adverse effect," when used in reference to Chiles, means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the merger agreement but for the presence of material adverse effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Chiles and its subsidiaries taken as a whole, (b) the ability of Chiles to consummate any of the transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement, or
(c) ENSCO's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving company; provided, however, that the following shall not be deemed to constitute, create or cause a material adverse effect:

     - any changes, circumstances or effects that affect generally the drilling services industry, and do not disproportionately affect such persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Chiles conducts business, from acts of war or terrorism, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control of such party; or

     - any changes, circumstances or effects that result from the transactions contemplated by the merger agreement and public announcement thereof.

     A Chiles material adverse effect will also be deemed to have occurred in the event that prior to the effective time of the merger any of Chiles' drilling rigs are lost (including, without limitation, as a result of any condemnation, confiscation, requisition or other taking of title, seizure or forfeiture), totally destroyed or damaged to such an extent that the cost of repairs and/or reconstruction constitutes a constructive, arranged or total loss regardless of the amount of any insurance coverage.

     A "material adverse effect," when used in reference to ENSCO, means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the merger agreement but for the presence of material adverse effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of ENSCO and its subsidiaries taken as a whole, provided that a decline in ENSCO's stock price will not, in and of itself, be deemed to constitute a material adverse effect, or (b) the ability of ENSCO to consummate the transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement.

     There are no other conditions to Chiles' obligation to complete the merger other than as set forth in this section.

CONDITIONS TO ENSCO'S OBLIGATION TO COMPLETE THE MERGER

     The obligation of ENSCO to complete the merger is also subject to the satisfaction or waiver, of the following conditions:

     - the governmental and regulatory consents, approvals and authorizations listed in the merger agreement have been obtained and must be in full force and effect except where the failure to do so would not be reasonably likely to have a material adverse effect;


     - ENSCO has received all "affiliate agreements" from each holder of Chiles common stock listed in the merger agreement as an "affiliate" of Chiles under the Securities Act of 1933, as amended; and


     - the number of shares with respect to which the holders of Chiles common stock have properly demanded appraisal rights in accordance with the DGCL, and have not withdrawn such demand as of the date the merger is completed, has not exceeded 10% of the issued and outstanding shares of Chiles common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of ENSCO and Chiles relating to, among other things:

     - corporate organization and good standing;

     - enforceability and absence of conflicts and required filings and consents;

     - capitalization;

     - SEC filings and the financial statements contained in those filings;

     - absence of events or circumstances that would reasonably be expected to have a material adverse effect;

     - absence of certain changes or events since December 31, 2001;

     - taxes;

     - compliance with laws;

     - governmental authorizations;

     - disclosure;

     - insurance;

     - legal proceedings; and

     - brokers and finders.

     The merger agreement also contains additional representations and warranties of Chiles with respect to, among others, the following:

     - corporate books and records;

     - accounts receivable;

     - absence of undisclosed liabilities;

     - properties;

     - intellectual property;

     - validity and absence of breaches of material contracts;

     - insurance;

     - employee benefits;

     - labor relations and compliance with employment law;

     - environmental, health and safety matters;

     - stockholder vote required to complete the merger;

     - opinion of financial advisors;

     - certain business practices;

     - related party transactions;

     - change in control provisions;

     - status of Chiles' drilling rigs; and

     - financial and commodity hedging transactions.

     The merger agreement also contains additional representations and warranties of ENSCO with respect to, among others, the following:

     - valid issuance;

     - cash consideration; and

     - no prior activities of Chore Acquisition, Inc.;

     The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects and expire at the completion of the merger.

CHILES SPECIAL MEETING

     Chiles has agreed to call, give notice of and hold a meeting of the holders of its common stock, as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, to vote on a proposal to approve and adopt the merger agreement. The Chiles board of directors unanimously agreed to recommend the approval and adoption of the merger agreement to its stockholders.

     At any time prior to the approval and adoption of the merger agreement by the Chiles stockholders, the Chiles board of directors may, in a manner adverse to ENSCO, withdraw or modify its recommendation to the Chiles stockholders if:

     - a proposal to acquire all of the outstanding shares of Chiles is made to Chiles and is not withdrawn;

     - Chiles provides ENSCO with at least three business days prior notice of any meeting of the Chiles board of directors at which the board will consider and determine whether the offer is a superior proposal;

     - the Chiles board of directors determines in good faith that the offer constitutes a superior proposal;

     - the Chiles board of directors determines in good faith, after taking into account the advice of outside legal counsel, that in light of the superior proposal the withdrawal or modification of the recommendation to approve and adopt the merger agreement is required in order to comply with its fiduciary obligations to the Chiles stockholders under applicable law; and

     - none of Chiles and its subsidiaries nor any of their representatives has violated no-solicitation provisions of the merger agreement.

     Regardless of whether Chiles has received a superior proposal or an acquisition proposal or changed its recommendation, Chiles is obligated under the terms of the merger agreement to call, give notice of, and hold a meeting of its stockholders to consider and vote upon the merger agreement.

CHILES IS PROHIBITED FROM SOLICITING OTHER OFFERS

     Under the terms of the merger agreement, subject to specific exceptions described below, Chiles has agreed that neither it nor any of its subsidiaries will, and that it will not authorize or permit its and their representatives to, directly or indirectly:

     - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of, any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

     - furnish any information regarding Chiles or any of its subsidiaries in connection with or in response to an acquisition proposal;

     - engage in discussions or negotiations with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal.

     Under the merger agreement, Chiles agreed to cease all existing discussions as of the date of the merger agreement with any person with respect to any acquisition proposal.

     Chiles is obligated to notify ENSCO promptly, orally and in writing, upon receipt of any acquisition proposal or any inquiry or indication of interest that is reasonably likely to lead to an acquisition proposal that is made or submitted by any person prior to completion of the merger. The notice must include the terms of the acquisition proposal, inquiry or indication of interest and the identity of the person or group making the acquisition proposal. Chiles must keep ENSCO informed with respect to the status of any acquisition proposal, inquiry or indication of interest.

     Under the merger agreement, Chiles agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which Chiles or any of its subsidiaries is a party, and to use its reasonable efforts to enforce or cause to be enforced each such agreement at ENSCO's request.

     Notwithstanding the prohibitions contained in the merger agreement, if Chiles receives a superior proposal, prior to the approval and adoption of the merger agreement by the Chiles stockholders, Chiles may furnish information regarding Chiles or any of its subsidiaries to, or enter into discussions or negotiations with, any person in response to such proposal if the following conditions are satisfied, among others:

     - neither Chiles, its subsidiaries nor any of their representatives has violated the provisions regarding non-solicitation in the merger agreement;

     - the Chiles board of directors concludes in good faith, after taking into account the advice of outside legal counsel, that such action is required to comply with the fiduciary obligations of the board to the Chiles stockholders under applicable law;

     - within two business days after the furnishing of information to, or entering into discussions or negotiations with, such person, ENSCO is given written notice of the identity of the person making the acquisition proposal and the fact that Chiles furnished information to, or entered into discussions or negotiations with, such person; and

     - Chiles receives from the person making the acquisition proposal a confidentiality agreement containing customary limitations on the use and disclosure of all information furnished to the person on behalf of Chiles.

     An "acquisition proposal" means any offer, proposal, inquiry or indication of interest made by a person other than ENSCO contemplating or otherwise relating to any "acquisition transaction."

     An "acquisition transaction" means any transaction or series of transactions involving:


     - any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (a) in which Chiles or any of its subsidiaries is a constituent corporation, (b) in which a person or "group" (as defined in the Securities Exchange Act of 1934, as amended) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Chiles or any of its subsidiaries, or
       (c) in which Chiles or any of its subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of Chiles or any of its subsidiaries; or


     - any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Chiles and of its subsidiaries.

     A "superior proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Chiles common stock on terms that the Chiles board of directors determines, in its reasonable judgment, (a) after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Chiles stockholders than the terms of the merger and (b) is reasonably capable of being consummated; provided that any such offer shall not be deemed to be a "superior proposal" if any financing required to consummate the transactions contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

RESTRICTIONS ON OPERATIONS OF ENSCO AND CHILES AND OTHER OBLIGATIONS

     ENSCO and Chiles have agreed to restrictions on their respective activities until either the completion of the merger or the termination of the merger agreement. In general, ENSCO and Chiles are required to conduct their businesses and operations in the ordinary course of business and use their reasonable efforts to preserve intact their current business organizations. In addition, Chiles is required to (a) ensure that it and each of its subsidiaries conduct their businesses and operations in the ordinary course of business and in material compliance with all applicable laws and the requirements of all Chiles material contracts and (b) use its reasonable efforts to ensure that each of its subsidiaries preserve intact their current business organization and keep available the services of the current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Chiles or any of its subsidiaries.

     Prior to completion of the merger, ENSCO and Chiles have agreed to promptly notify the other in writing of:

     - the discovery by a party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy or breach in any representation or warranty made by that party in the merger agreement;

     - any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that causes or constitutes a material inaccuracy or breach in any representation or warranty made by that party in the merger agreement if:

      - such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or

      - such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement;

     - any material breach of any covenant or obligation of that party (and, in the case of Chiles, any of its subsidiaries); and

     - any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the obligations of the parties to complete the merger impossible or unlikely or that has had or could reasonably be expected to have a material adverse affect.

ADDITIONAL RESTRICTIONS ON THE OPERATIONS OF CHILES

     Chiles has also agreed that, without the written consent of ENSCO, it will and will cause its subsidiaries to:

     - keep in full force and effect, without any modification or amendment or any lapse of coverage under, all insurance policies specified in the merger agreement;

     - promptly notify ENSCO of:

      - any written notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; and

      - any proceeding commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Chiles or any of its subsidiaries that relates to the consummation of the transactions contemplated by the merger agreement;

     - not enter into any contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133; and

     - not grant any options or restricted stock awards under Chiles' stock option plan.

     In addition, Chiles has agreed that, without the written consent of ENSCO, between the date of the merger agreement and the effective time of the merger, it will not and will not permit any of its subsidiaries to take any affirmative action, or fail to take any reasonable action within its control, which action or failure to act is reasonably likely to result in any of the following changes or events:

     - except for grants of stock options or restricted stock under the Chiles stock option plan, (a) change in the authorized or issued shares or membership interests, as applicable, of Chiles or any of its subsidiaries, grant of any equity option or right to purchase shares or membership interests, as applicable, of Chiles or any of its subsidiaries; issuance of any security convertible into such equity;

       (b) grant of any registration rights; purchase, redemption, retirement or other acquisition by Chiles or any of its subsidiaries of any shares or membership interests, as applicable, or securities or obligations convertible into or exchangeable or exercisable for such capital stock or membership interests; declaration or payment of any dividend or other distribution or payment with respect to any shares or membership interests, as applicable (other than to Chiles from its subsidiaries); or
       (c) sale, pledge, disposal, encumbrance, or the authorization of the sale, pledge, disposal or encumbrance by Chiles or any of its subsidiaries of any shares of their capital stock of any class or any membership interests;

     - any reclassification, combination, split or division by Chiles or any of its subsidiaries of their capital stock or membership interests;

     - amendment or other modification to the charter or bylaws of Chiles or any of its subsidiaries;

     - except in the ordinary course of business, any payment or increase by Chiles or any of its subsidiaries of any bonuses, salaries or other compensation to any stockholder, member, director or officer, or entry into any employment, severance or similar contract with any stockholder, member, director, officer, employee, consultant or advisor;

     - adoption of or amendment to any benefit plan or other material benefit obligation of Chiles or any of its subsidiaries;

     - damage to or destruction or loss with an aggregate value in excess of $500,000 of any asset or property of Chiles or any of its subsidiaries, whether or not covered by insurance (other than resulting from inaction);

     - entry into, material modification, cancellation or termination of or receipt of notice of termination of (a) any material license, distributorship, dealer, sales representative, joint venture, credit, guaranty or similar Chiles contract, or (b) any contract or transaction involving a total remaining commitment by or to Chiles or any of its subsidiaries of at least $500,000;

     - mobilization of, or any agreement entered into by Chiles or any of its subsidiaries which provides for the mobilization of, any Chiles drilling rig to any area of the world other than such area in which such Chiles drilling rig was located on December 31, 2001;

     - contract that provides for contract drilling services entered into by Chiles or any of its subsidiaries or any material amendment or modification thereto;

     - sale, lease or other disposition of any asset or property of Chiles or any of its subsidiaries with an aggregate value in excess of $2,500,000, or the creation of any material encumbrance on any material asset of Chiles or any of its subsidiaries;

     - settlement, cancellation or waiver of any claims or rights in excess of $500,000, or which relate to any of the transactions contemplated by the merger agreement;

     - material acceleration or delay in the payment of accounts payable or in the collection of accounts receivable;

     - material change in the accounting methods, principles or practices used by Chiles or any of its subsidiaries; or

     - entry into a contract by Chiles or any of its subsidiaries to do any of the foregoing.

ADDITIONAL RESTRICTIONS ON ENSCO'S OPERATIONS

     In addition, ENSCO has also agreed that:

     - without the written consent of Chiles, it will not and will not permit any of its subsidiaries to take any affirmative action, or fail to take any reasonable action within its control, which action or failure to act is reasonably likely to result in any:

      - material change in the authorized or issued shares of ENSCO, other than grants of stock options under any ENSCO option plan or ENSCO other benefit obligation, grant of any right to purchase shares of ENSCO; issuance of any security convertible into such equity; grant of any registration rights; purchase, redemption, retirement or other acquisition by ENSCO of any shares or securities or obligations convertible into or exchangeable or exercisable for such capital stock, except pursuant to any ENSCO plan; declaration or payment of any dividend or other distribution or payment with respect to any shares; other than in the ordinary course of business.

      - any reclassification, combination, split or division of ENSCO common stock;

      - amendment or other modification to the governing documents of ENSCO;

      - material change in the accounting methods, principles or practices used by ENSCO; or

      - contract by ENSCO to do any of the foregoing.

     - it will not acquire or enter into any contract to acquire (by means of acquisition of capital stock, assets, merger, other business combination or otherwise) any businesses or assets, if the aggregate amount of consideration (whether comprised of cash, securities or other property) paid or payable by ENSCO or its subsidiaries in respect of any and all such acquisitions would exceed, in the aggregate, $400 million (with any ENSCO common stock issued or to be issued as consideration to be valued based upon the closing price of ENSCO common stock on the date of the merger agreement); and

     - it will promptly notify Chiles of:

      - any written notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; and

      - any proceeding commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting ENSCO that relates to the consummation of the transactions contemplated by the merger agreement.

CONSENTS; REGULATORY APPROVALS

     ENSCO and Chiles have agreed to:

     - use their reasonable efforts to take, or cause to be taken, all action necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement;

     - make all filings and give all notices required to be made in connection with the merger and the transactions contemplated by the merger agreement and submit promptly any additional information requested in connection with such filings and notices;

     - use their reasonable efforts to obtain each consent required to be obtained pursuant to any applicable law or contract in connection with the transactions contemplated by the merger agreement;

     - use their reasonable efforts to lift any restraint, injunction or other legal bar to the merger; and

     - promptly after the date of the merger agreement prepare and file the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and antitrust and competition laws of any other applicable jurisdiction, and use reasonable efforts to take or cause to be taken all other actions reasonably necessary to cause the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as soon as practicable.

     Notwithstanding anything to the contrary in the merger agreement, ENSCO has no obligation under the merger agreement to:

     - dispose or transfer or cause Chiles or any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Chiles or any of its subsidiaries to dispose of any assets;

     - discontinue or cause Chiles or any of its subsidiaries to discontinue offering any product or service, or to commit to cause Chiles or any of its subsidiaries to discontinue offering any product or service;

     - hold separate or cause Chiles or any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the merger), or to commit to cause Chiles or any of its subsidiaries to hold separate any assets or operations;

     - make or cause Chiles or any of its subsidiaries to make any commitment (to any governmental entities or otherwise) regarding its future operations or the future operations of Chiles or any of its subsidiaries; or

     - contest any proceeding relating to the merger if ENSCO determines in good faith that contesting such proceeding might not be advisable.

EMPLOYEE BENEFIT MATTERS

CHILES STOCK OPTIONS


     Subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, as of the effective time of the merger each option to purchase Chiles common stock pursuant to the Chiles stock option plan that is then outstanding will be assumed by ENSCO and converted into an option exercisable for the merger consideration that would have been received in respect of Chiles common stock subject to the Chiles stock option plan had such Chiles stock option been exercised in full immediately prior to the effective time of the merger, such that, immediately after the effective time of the merger, (a) a Chiles stock option for one share of Chiles common stock shall be converted into a stock option exercisable for the merger consideration at the exercise price in effect immediately prior to the effective time of the merger and (b) any restriction on the exercise of any such Chiles stock option and other provisions of such Chiles stock option in effect at the effective time of the merger (after taking into account any vesting that may result from the approval or consummation of the merger) shall otherwise remain unchanged; provided that each Chiles stock option assumed by ENSCO shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.



     ENSCO has agreed to take such actions as are reasonably necessary for the assumption of the Chiles stock option plan including the reservation, issuance and use of reasonable efforts to provide for the listing of ENSCO common stock as is necessary to effectuate the transactions contemplated by the merger agreement. ENSCO shall use its reasonable efforts to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of ENSCO common stock subject to the assumed Chiles stock options and to maintain the effectiveness of such registration statement or registration statements covering such assumed Chiles stock options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Chiles stock options remain outstanding. With respect to those individuals, if any, who subsequent to the effective time will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, where applicable, ENSCO shall use all reasonable efforts to administer the Chiles stock option plan in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, to the extent the Chiles stock option plan complied with such rule prior to the merger.

CHILES EMPLOYEES

     ENSCO has agreed to provide to former employees of Chiles and its subsidiaries under the plans continued or to be established by ENSCO continuation group health coverage under Code Section 4980B of the Internal Revenue Code and ERISA Section 601 et seq. for any individuals receiving such coverage under the Chiles Offshore Health Care Benefits Plan as of the effective time of the merger and for any employees of Chiles and its subsidiaries and their dependents who become eligible for and elect such coverage as a result of the transactions contemplated by the merger agreement; provided that ENSCO is not obligated to extend this coverage beyond its normal expiration period.

     ENSCO and the surviving company shall cause all of their respective employee benefit and compensation plans (including, without limitation, pension, profit-sharing, retirement, savings, 401(k), vacation, paid time-off, employee, and other employee financial, welfare or other benefit plans) covering or otherwise benefiting any of the employees of Chiles who are employed by the surviving company on or after the effective time of the merger to count any actual service performed for Chiles or any of its subsidiaries as recognized by Chiles or any of its subsidiaries under the terms of the Chiles benefit plans, without duplication of benefits, for purposes of eligibility to participate, vesting and benefit accrual to the same extent such service was recognized under the Chiles benefit plans. If ENSCO determines to terminate or merge the 401(k) plan or any group insurance plan into its plans, the former Chiles employees who are then employed by the surviving company shall be eligible to participate immediately in the similar plans sponsored and maintained by ENSCO for its employees and ENSCO and the surviving company shall also cause all waiting periods under each such plan of ENSCO to be waived, to the extent necessary, with respect to such employees.

     ENSCO and the surviving company have agreed to give former Chiles employees who are employed by the surviving company credit, for purposes of ENSCO's and the surviving company's vacation and/or other paid leave benefit programs, for such employees accrued and unpaid vacation and/or paid leave balance as of the effective time of the merger.

     Nothing contained in the merger agreement confers upon any former Chiles employee who is employed by the surviving company any right to continued employment after the effective time of the merger or prevent ENSCO or the surviving company from reserving or exercising the right to amend, modify, change or terminate or otherwise alter any of the provisions of, or benefits provided under, any of the Chiles benefit plans that are assumed by ENSCO or the surviving company.

INDEMNIFICATION AND INSURANCE

     For six years from the effective time of the merger, ENSCO has agreed to maintain for the benefit of the current directors and officers of Chiles all rights to indemnification. These rights shall be observed by the surviving company to the fullest extent permitted by Delaware law for a period of six years from the effective time of the merger and ENSCO agrees to guarantee the performance of these obligations.

     From the effective time of the merger until September 18, 2006, the surviving company shall maintain in effect, for the benefit of the current directors and officers of Chiles with respect to acts or omissions occurring prior to the effective time of the merger, the existing policy of directors' and officers' liability insurance maintained by Chiles as of the date of the merger agreement in the form disclosed by Chiles to ENSCO prior to the date of the merger agreement; provided that (a) the surviving company may substitute for such existing policy a policy or policies of comparable coverage and (b) the surviving company shall not be required to pay annual premiums for such existing policy (or for any substitute policies) in excess of $200,000 in the aggregate. In the event any future annual premiums for such existing policy (or any substitute policies) exceed $200,000 in the aggregate, the surviving company shall be entitled to reduce the amount of coverage of the existing policy (or any substitute policies) to the amount of coverage that can be obtained for aggregate annual premiums not exceeding $200,000.

TERMINATION OF THE MERGER AGREEMENT

TERMINATION BY ENSCO OR CHILES

     Either Chiles or ENSCO, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to effective time of the merger:

     - by mutual written consent of ENSCO and Chiles;

     - if the merger is not completed by December 15, 2002 (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time of the merger);

     - if a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

     - if the Chiles stockholders do not approve and adopt the merger agreement at a duly convened stockholders meeting at which the vote to approve and adopt the merger agreement was taken (provided that Chiles may not terminate the merger agreement for this reason unless it has paid applicable termination fees to ENSCO).

TERMINATION BY ENSCO

     ENSCO, by action of the ENSCO board of directors, may also terminate the merger agreement and abandon the merger at any time prior to completion of the merger:

     - at any time prior to the approval and adoption of the merger agreement by the Chiles stockholders, if a Chiles triggering event has occurred;

     - if any of Chiles' representations and warranties has been inaccurate as of the date of the merger agreement, unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect;

     - if (a) any of Chiles' representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect and (b) such inaccuracy has not been cured by Chiles within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;

     - any of Chiles' covenants contained in the merger agreement have been materially breached; or

     - if, since the date of the merger agreement, there has occurred any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect.

     A "Chiles triggering event" means (a) the failure of the Chiles board of directors to recommend that the Chiles stockholders approve and adopt the merger agreement, or the withdrawal or modification of the Chiles board of directors' approval of the transactions contemplated by the merger agreement or its recommendation that stockholders approve and adopt the merger agreement in a manner adverse to ENSCO, (b) approval, endorsement or recommendation by the Chiles board of directors of any acquisition proposal, or (c) commencement of a tender or exchange offer relating to securities of Chiles and the failure of Chiles to send to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Chiles board of directors recommends rejection of such tender or exchange offer.

TERMINATION BY CHILES

     Chiles, by action of the Chiles board of directors, may also terminate the merger agreement and abandon the merger at any time prior to completion of the merger:

     - if prior to the approval and adoption of the merger agreement by the holders of Chiles common stock:

      - the Chiles board of directors has received a superior proposal;

      - in light of such superior proposal the Chiles board of directors has determined in good faith, after consultation with its outside legal advisors, that termination is required in order for the Chiles board of directors to comply with its fiduciary obligations to Chiles' stockholders under applicable law;

      - Chiles has complied in all material respects the provisions regarding no solicitation in the merger agreement;

      - Chiles contemporaneously pays the applicable termination fee; and

      - the Chiles board of directors concurrently approves, and Chiles concurrently enters into, a binding definitive written agreement providing for the implementation of such superior proposal;

      provided that Chiles may not effect such termination unless and until (i) ENSCO receives at least three business days' prior written notice from Chiles of its intention to effect such termination; and (ii) during such three business day period, Chiles shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the merger agreement that ENSCO may propose;

     - if any of ENSCO's representations and warranties has been inaccurate as of the date of the merger agreement, unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect;

     - if (a) any of ENSCO's representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect and (b) such inaccuracy has not been cured by ENSCO within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;

     - any of ENSCO's covenants contained in the merger agreement have been materially breached; or

     - if, since the date of the merger agreement, there has occurred any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on ENSCO or if to the extent that prior to the effective time of the merger agreement any of Chiles' drilling rigs are lost (including, without limitation, as a result of any condemnation, confiscation, requisition or other taking of title, seizure or forfeiture), totally destroyed or damaged to such an extent that the cost of repairs and/or reconstruction constitutes a constructive, arranged or total loss regardless of the amount of any insurance coverage.

TERMINATION FEE

     Chiles shall pay to ENSCO, in cash at the time specified below (and less the amounts paid for expenses as discussed below), a nonrefundable fee in an amount equal to $22.5 million in the following events:

     - if the merger agreement is terminated by ENSCO or Chiles because the Chiles stockholders do not approve and adopt the merger and at the time of the Chiles special meeting an acquisition proposal has been disclosed, announced, commenced, submitted or made and such acquisition proposal is consummated within 12 months of such termination of the merger agreement, in which case the fee shall be paid by Chiles on the date of consummation of the acquisition transaction provided such consummation occurs within 12 months from the date of termination;

     - if the merger agreement is terminated by ENSCO because of the occurrence of a Chiles triggering event, in which case the fee shall be paid by Chiles within two business days after such termination; or

     - if the merger agreement is terminated by Chiles because of its approval and adoption of a superior proposal after the Chiles board of directors determined in good faith after consulting with outside legal counsel that termination was required in order to comply with its fiduciary duties and after it complied in all material respects with the no-solicitation provisions of the merger agreement, in which case the fee shall be paid by Chiles contemporaneously with such termination.

     If Chiles fails to pay when due any termination fee payable under the merger agreement, then Chiles shall reimburse ENSCO for all costs and expenses (including attorney's fees) incurred in connection with the collection of such overdue amount and the enforcement by ENSCO of its rights under the merger agreement.

EXPENSES

     Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated; provided that:

     - ENSCO and Chiles shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part and solicitation of proxies in connection with Chiles' special meeting, including fees and expenses incurred in connection with the engagement of proxy solicitors; and

     - if the merger agreement is terminated by ENSCO or Chiles because the Chiles stockholders do not approve and adopt the merger agreement (without limiting any obligation of Chiles to pay any termination fee), Chiles shall make a nonrefundable cash payment to ENSCO, at the time specified below, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of ENSCO in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger or any other transaction contemplated by the merger agreement; provided, in no event will the amount of such payment for fees and expenses exceed $1,000,000.

     In the case of termination of the merger agreement by Chiles because the Chiles stockholders do not approve and adopt the merger agreement, any nonrefundable payment for expenses shall be paid by Chiles contemporaneously with such termination. In the case of termination of the merger agreement by ENSCO because the Chiles stockholders do not approve and adopt the merger agreement, any nonrefundable payment for expenses shall be paid by Chiles within two business days after such termination.

AMENDMENTS, EXTENSIONS AND WAIVERS

AMENDMENTS

     The merger agreement may be amended by action of the ENSCO board of directors, the Chore Acquisition, Inc. board of directors and the Chiles board of directors at any time prior to the effective time of the merger. However, after approval and adoption of the merger agreement by the Chiles stockholders, no amendment which, by law, requires approval by the Chiles stockholders may be made without further stockholder approval. All amendments to the merger agreement must be in writing and signed by each party.

EXTENSIONS AND WAIVERS

     To the maximum extent permitted by applicable law, (a) no claim or right arising out of the merger agreement or any of the documents referred to in the merger agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in the merger agreement or the documents referred to in the merger agreement.

                               VOTING AGREEMENTS

     The following summary describes certain material provisions of the voting agreements, which are included in this proxy statement/prospectus as Annexes B, C, D and E and incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully in their entirety.

GENERAL

     Concurrently with the execution and delivery of the merger agreement, ENSCO entered into separate voting agreements with each of Luis Alvarez Morphy, Javier Alvarez Morphy, Patricio Alvarez Morphy (collectively, the "Morphy Stockholders") and SEACOR. As of the record date for the Chiles special meeting, these persons beneficially owned, in aggregate, 7,511,071 shares of Chiles common stock, representing approximately 37.0% of the outstanding shares of Chiles common stock on that date. The four voting agreements are in substantially the same terms, except for the provisions regarding related party agreements, as discussed below.

     Under the voting agreements, the Morphy Stockholders and SEACOR have agreed to vote all shares of Chiles common stock owned by them:

     - in favor of approval and adoption of the merger agreement and the related transactions; and

     - against any action, agreement, transaction or acquisition proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Chiles contained in the merger agreement or (or of any of the Morphy Stockholders or SEACOR contained in the voting agreements) that might hinder, delay, impede or frustrate the merger or the related transactions.

     The Morphy Stockholders and SEACOR have also agreed not to enter into any contract or understanding in any manner inconsistent with the foregoing.

IRREVOCABLE PROXY

     In the voting agreements, the Morphy Stockholders and SEACOR have also granted Carl F. Thorne and C. Christopher Gaut, as representatives of ENSCO, an irrevocable proxy to vote their shares of Chiles common stock on the matters set forth above in such manner as ENSCO shall, in its absolute discretion, deem proper.

REPRESENTATIONS AND WARRANTIES

     The voting agreements contain customary representations, warranties and covenants given by the Morphy Stockholders and SEACOR and by ENSCO relating to, among other things, ownership of the shares of common stock that are the subject of the agreements and authority to contract.

NO SOLICITATION

     Each of the Morphy Stockholders and SEACOR has also agreed that it will not:

     - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

     - furnish any information regarding Chiles or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

     - engage in discussions or negotiations with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction involving Chiles.

     Each of the Morphy Stockholders and SEACOR has also agreed that it will:

     - immediately cease and cause to be terminated any existing solicitation and related discussion or negotiation with respect to any acquisition proposal; and

     - not enter into any contract that provides for or could reasonably be expected to materially facilitate an acquisition proposal.

     The voting agreements do not limit or restrict any of the Morphy Stockholders or SEACOR or any of its representatives (a) who is a member of the board of directors of Chiles from exercising his fiduciary duties to Chiles by voting or taking any other action whatsoever in his capacity as a director or
(b) who is an officer or employee of Chiles from taking any action whatsoever in such capacity.

RESTRICTIONS ON TRANSFER

     The voting agreements prohibit the Morphy Stockholders and SEACOR from subjecting any of their shares of Chiles common stock to any encumbrances other than pursuant to the voting agreements or from selling, transferring, conveying or otherwise disposing of any interest in or title to any of such shares (including any such action by operation of law), other than a disposition by operation of law pursuant to the merger.

RELATED PARTY AGREEMENTS

     The respective voting agreements entered into by each of the Morphy Stockholders each include, among other things, a representation that neither he nor any of his affiliates is a party to any contract or understanding with Chiles or any of its subsidiaries other than the agreement with respect to ownership of Tonala, dated July 20, 2000, among Chiles, each of those three Stockholders, certain of Chiles' affiliates, and the other parties named in such agreement. In their respective voting agreements, each of the Morphy Stockholders has consented to the assignment of the Tonala agreement by Chiles to ENSCO as a result of the merger pursuant to the terms of the Tonala agreement.


     In its voting agreement, SEACOR represents that neither it nor any of its affiliates is a party to any contract or understanding with Chiles or any of its subsidiaries other than (a) a commission agreement, dated April 1, 2000, among Bassoe, SEACOR and Chiles, and (b) an amended and restated management and administrative services agreement, dated July 18, 2000, by and between SEACOR and Chiles. SEACOR and Chiles have agreed that both the commission agreement and the amended and restated management and administrative services agreement will terminate in their entirety at the effective time of the merger, and neither Chiles nor any of its subsidiaries will incur any further liability or obligation to SEACOR under such agreements after the completion of the merger. ENSCO has further agreed to pay SEACOR an amount equal to $1,000,000 within 60 days after delivery to Chiles of the new drilling rig currently being constructed pursuant to the Commission Agreement. (See "The Merger -- Interests of Certain Persons; Possible Conflicts of Interest of Certain Persons in the Merger" on page 47.)


TERMINATION OF THE VOTING AGREEMENTS

     Each of the voting agreements terminates upon the earliest to occur of:

     - the completion of the merger;

     - the termination of the merger agreement for any reason; and

     - written notice by ENSCO to applicable Morphy Stockholder or SEACOR of termination of its respective voting agreement.

          UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

SOURCES OF INFORMATION


     ENSCO and Chiles are providing the following unaudited condensed pro forma combined financial statements to help you in your analysis of the financial aspects of the merger of the two companies. The unaudited condensed pro forma combined financial statements are based upon the historical financial information of ENSCO and Chiles and should be read in conjunction with the historical consolidated financial statements and notes thereto of ENSCO and Chiles incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 92.


HOW WE PREPARED THE UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited condensed pro forma combined balance sheet has been prepared as if the merger had occurred on March 31, 2002. The unaudited condensed pro forma combined statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 have been prepared as if the merger had occurred on January 1, 2001.

     If ENSCO and Chiles had merged on the dates assumed in the pro forma financial statements, the combined operations of ENSCO and Chiles might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that ENSCO and Chiles would have achieved together had the merger taken place at an earlier date or of the future results that the combined operations of ENSCO and Chiles will achieve after the merger.

     The merger will be accounted for as a purchase business combination in accordance with generally accepted accounting principles in the United States, with ENSCO treated as the acquirer. Accordingly, the assets and liabilities of ENSCO are recorded at historical amounts, without restatement to fair values. The assets and liabilities of Chiles will be revalued to estimated fair value at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The estimated fair values are preliminary and subject to change.

     The $567.9 million purchase price is calculated using the number of ENSCO common shares expected to be issued in the merger (determined as the number of Chiles common shares expected to be outstanding immediately prior to the merger multiplied by the merger ratio of 0.6575) and a $33.65 per share average trading price of ENSCO common stock for a period of time immediately before and after the merger was announced, plus cash consideration of $5.25 per share of Chiles common stock outstanding immediately prior to the merger, estimated direct merger fees and expenses and the estimated fair value of Chiles employee stock options.

     The $567.9 million purchase price has been allocated based upon preliminary estimates of the fair value of Chiles assets and liabilities and is subject to change. The final purchase price allocation may differ from these estimates.

TRANSACTION-RELATED EXPENSES

     ENSCO estimates that it will incur fees and expenses totaling approximately $400,000 in connection with the merger. Chiles estimates that it will incur fees and expenses totaling approximately $4 million in connection with the merger. All of such costs have been reflected in the accompanying unaudited pro forma combined balance sheet. After the merger, ENSCO will incur certain additional charges and expenses relating to restructuring and integrating the operations of ENSCO and Chiles. The pro forma financial information has not been adjusted for these additional charges and expenses or for the estimated general and administrative or other cost savings that may be realized as a result of the merger.

                                     ENSCO

              UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2002

                                                        HISTORICAL              PRO FORMA
                                                     -----------------   ------------------------
                                                      ENSCO     CHILES   ADJUSTMENTS     COMBINED
                                                     --------   ------   -----------     --------
                                                                    (IN MILLIONS)
Cash and cash equivalents..........................  $  318.8   $ 21.7     $(106.5)(1a)  $  234.0
Accounts receivable................................     108.0     11.3          --          119.3
Other current assets...............................      53.2      5.7          --           58.9
                                                     --------   ------     -------       --------
  Total current assets.............................     480.0     38.7      (106.5)         412.2
Property and equipment, net........................   1,716.6    495.2        20.8 (1b)   2,232.6
Goodwill...........................................     103.8       --       232.1 (1c)     335.9
Other assets.......................................      42.0     10.8        (2.8)(1d)      50.0
                                                     --------   ------     -------       --------
  Total assets.....................................  $2,342.4   $544.7     $ 143.6       $3,030.7
                                                     ========   ======     =======       ========
Current liabilities................................  $  146.2   $ 30.0     $  11.3 (1e)  $  187.5
Long-term debt.....................................     462.4    134.6          --          597.0
Deferred income taxes..............................     263.9     40.4         4.4 (1f)     308.7
Other liabilities..................................      13.6      9.9        (2.8)(1d)      20.7
Stockholders' equity...............................   1,456.3    329.8       130.7 (1g)   1,916.8
                                                     --------   ------     -------       --------
  Total liabilities and stockholders' equity.......  $2,342.4   $544.7     $ 143.6       $3,030.7
                                                     ========   ======     =======       ========

   See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

                                     ENSCO

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                          HISTORICAL             PRO FORMA
                                                       ----------------   ------------------------
                                                        ENSCO    CHILES   ADJUSTMENTS     COMBINED
                                                       -------   ------   -----------     --------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...................................  $ 142.3   $19.8       $(0.3)(2a)    $161.8
Operating expenses
  Operating costs....................................     88.3     8.6        (0.3)(2a)      96.6
  Depreciation and amortization......................     28.5     3.1        (0.4)(2b)      31.2
  General and administrative.........................      4.4     1.4          --            5.8
                                                       -------   -----       -----         ------
                                                         121.2    13.1        (0.7)         133.6
                                                       -------   -----       -----         ------
Operating income.....................................     21.1     6.7         0.4           28.2
Other income, net....................................      1.9     0.1        (0.8)(2c)       1.2
                                                       -------   -----       -----         ------
Income before income taxes...........................     23.0     6.8        (0.4)          29.4
Provision for income taxes...........................      6.8     2.4        (0.1)(2d)       9.1
                                                       -------   -----       -----         ------
Income before extraordinary item*....................  $  16.2   $ 4.4       $(0.3)        $ 20.3
                                                       =======   =====       =====         ======
Earnings per share, before extraordinary item:*
  Basic..............................................  $  0.12   $0.22                     $ 0.14
  Diluted............................................     0.12    0.22                       0.14
Weighted average common shares outstanding:
  Basic..............................................    134.7    20.3        (7.0)(3)      148.0
  Diluted............................................    135.4    20.3        (6.5)(4)      149.2

---------------

* In the three months ended March 31, 2002, Chiles recorded a $300,000 extraordinary charge, net of tax, associated with unamortized debt issuance costs and a cancellation fee relating to a cancelled credit facility. The $300,000 extraordinary charge has not been reflected above in the Unaudited Condensed Pro Forma Combined Statement of Operations for the three months ended March 31, 2002.

   See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

                                     ENSCO

         UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                            HISTORICAL            PRO FORMA
                                                         ----------------   ----------------------
                                                          ENSCO    CHILES   ADJUSTMENTS   COMBINED
                                                         -------   ------   -----------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues.....................................  $ 817.4   $74.2       $ 3.0(2a)   $894.6
Operating expenses
  Operating costs......................................    358.9    30.5         3.0(2a)    392.4
  Depreciation and amortization........................    124.4     9.0        (4.5)(2b)   128.9
  General and administrative...........................     16.8     5.0          --         21.8
                                                         -------   -----       -----       ------
                                                           500.1    44.5        (1.5)       543.1
                                                         -------   -----       -----       ------
Operating income.......................................    317.3    29.7         4.5        351.5
Other income (expense), net............................    (25.4)    4.4        (3.2)(2c)   (24.2)
                                                         -------   -----       -----       ------
Income before income taxes.............................    291.9    34.1         1.3        327.3
Provision for income taxes.............................     84.6    11.6         0.5(2d)     96.7
                                                         -------   -----       -----       ------
Net income.............................................  $ 207.3   $22.5       $ 0.8       $230.6
                                                         =======   =====       =====       ======
Earnings per share:
  Basic................................................  $  1.51   $1.20                   $ 1.54
  Diluted..............................................     1.50    1.20                     1.52
Weighted average common shares outstanding:
  Basic................................................    136.9    18.8        (5.5)(3)    150.2
  Diluted..............................................    137.9    18.9        (5.1)(4)    151.7

   See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

                                     ENSCO

      NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

     (1) A summary of the unaudited condensed pro forma combined balance sheet adjustments to effect the merger is as follows:

          (a) Cash and cash equivalents -- Represents the adjustment needed to recognize the cash portion of the purchase price due to the stockholders of Chiles at the date of merger.

          (b) Property and equipment -- Represents the adjustment needed to record Chiles property and equipment at estimated fair value at the date of the merger.

          (c) Goodwill -- The merger will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States, with ENSCO treated as the acquirer. Accordingly, the assets and liabilities of ENSCO are recorded at historical amounts, without restatement to fair values. The assets and liabilities of Chiles will be revalued to estimated fair value at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The $567.9 million purchase price is calculated using the number of ENSCO common shares expected to be issued in the merger (determined as the number of Chiles common shares expected to be outstanding immediately prior to the merger multiplied by the merger ratio of 0.6575) and a $33.65 per share average trading price of ENSCO common stock for a period of time immediately before and after the merger was announced, plus cash consideration of $5.25 per share of Chiles common stock outstanding immediately prior to the merger, estimated direct merger fees and expenses and the estimated fair value of Chiles employee stock options. The recording of goodwill is supported by the nature of the offshore drilling industry, the acquisition of long-lived drilling equipment, and the assembled workforce of Chiles.

          (d) Other assets and other liabilities -- Represents the reclassification of Chiles deferred mobilization costs to conform with ENSCO's accounting policy.

          (e) Current liabilities -- A reconciliation of the pro forma adjustments to current liabilities is as follows (in millions):

Fees and expenses payable associated with the merger........  $ 4.4
Costs directly related to the issuance of ENSCO common stock
  at date of merger.........................................    0.5
Other merger costs, primarily Chiles employee severance
  benefits and amounts due related to terminated
  agreements................................................    6.4
                                                              -----
Total pro forma adjustments to current liabilities..........  $11.3
                                                              =====

          (f) Deferred income taxes -- Represents the adjustment to deferred tax liabilities, calculated at a statutory rate of 35%, for the net effect of the pro forma adjustments.

          (g) Stockholders' equity -- Represents the difference between the non-cash portion of the purchase price and the book value of the net assets of Chiles at the pro forma balance sheet date, less $500,000 of estimated costs related to the issuance of ENSCO common shares.

                                     ENSCO

                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          The purchase price will be allocated based on the estimated fair values of Chiles assets and liabilities at the date of the merger. For purposes of the unaudited condensed pro forma combined financial statements, the purchase price has been allocated as follows (in millions):

Historical net book value of Chiles.........................  $329.8
Fair value adjustment of property and equipment.............    20.8
Fees and expenses payable associated with the merger........    (4.0)
Other merger costs, primarily Chiles employee severance
  benefits and amounts due related to terminated
  agreements................................................    (6.4)
Deferred income tax effect of pro forma adjustments.........    (4.4)
Goodwill....................................................   232.1
                                                              ------
Total purchase price........................................  $567.9
                                                              ======

          The $567.9 million purchase price has been allocated based upon preliminary estimates of the fair value of Chiles assets and liabilities and is subject to change. The final purchase price allocation may differ from these estimates.

     (2) A summary of the unaudited condensed pro forma combined statement of operations adjustments to effect the merger is as follows:

          (a) Operating revenues and operating costs -- Represents adjustment to Chiles mobilization revenue and costs to conform to ENSCO's accounting policy.

          (b) Depreciation and amortization -- A reconciliation of the pro forma adjustments to depreciation and amortization is as follows (in millions):

                                      THREE MONTHS ENDED      YEAR ENDED
                                        MARCH 31, 2002     DECEMBER 31, 2001
                                      ------------------   -----------------
Adjustment to depreciation resulting
  from the adjustment to fair value
  of Chiles property and equipment
  and conforming depreciable lives
  and salvage values to ENSCO's
  accounting policy.................        $(0.4)               $(1.5)
Adjustment to eliminate goodwill
  amortization recognized by
  ENSCO.............................           --                 (3.0)
                                            -----                -----
                                            $(0.4)               $(4.5)
                                            =====                =====

          (c) Other income (expense), net -- Represents the reduction of estimated interest income recognized on the cash portion of the consideration to be paid to Chiles common stockholders at the date of the merger.

          (d) Provision for income taxes -- Represents the incremental tax effect, calculated at a statutory rate of 35%, related to the pro forma adjustments.

     (3) The adjustment to pro forma basic weighted average shares outstanding represents the total estimated ENSCO shares expected to be issued to Chiles common stockholders at the date of merger.

     (4) The adjustment to pro forma diluted weighted average shares outstanding represents the total estimated ENSCO shares expected to be issued to Chiles common stockholders at the date of merger and the estimated dilutive effect of Chiles employee stock options.

                       DESCRIPTION OF ENSCO CAPITAL STOCK


     The following is a summary of the material terms of ENSCO's capital stock. Because the following is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of the amended and restated certificate of incorporation of ENSCO, the bylaws of ENSCO, as amended, and the Rights Agreement dated February 21, 1995 between ENSCO and American Stock Transfer and Trust Company, as amended on March 3, 1997, each of which has been filed with the SEC, as well as the DGCL and the section entitled "Comparison of Stockholder Rights and Corporate Governance Matters" on page 81.


GENERAL

     As of the date of this proxy statement/prospectus, ENSCO's authorized capital stock consists of:

     - 250,000,000 shares of common stock, par value $0.10 per share;

     - 5,000,000 shares of First Preferred Stock, par value $1.00 per share; and

     - 15,000,000 shares of Serial Preferred Stock, par value $1.00 per share, of which 1,250,000 have been designated as Series A Junior Participating Preferred Stock.


     As of the record date for the Chiles special meeting, 135,457,662 shares of ENSCO common stock were issued and outstanding. No shares of ENSCO First Preferred Stock or Serial Preferred Stock were issued and outstanding.


COMMON STOCK

     Holders of ENSCO common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of ENSCO common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of ENSCO common stock are entitled to dividends as may be declared from time to time by the ENSCO board of directors out of funds legally available for that purpose. Holders of ENSCO common stock have no preemptive, redemption, conversion or sinking fund rights. Subject to preferences that may be applicable to any preferred stock, the holders of ENSCO common stock are entitled to share equally and ratably in the assets of ENSCO, if any, remaining after the payment of all debts and liabilities of ENSCO upon a liquidation, dissolution or winding up of ENSCO. All issued and outstanding shares of ENSCO common stock are validly issued, fully paid and nonassessable. The shares of ENSCO common stock trade on the New York Stock Exchange under the symbol "ESV."


     There is a preferred share purchase right associated with each share of ENSCO common stock, and the preferred share purchase rights trade with the common stock on the New York Stock Exchange. A description of the preferred share purchase rights is incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 92.


PREFERRED STOCK

FIRST PREFERRED STOCK

     The ENSCO board of directors is authorized to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms on any series of First Preferred Stock, the number of shares constituting any series of First Preferred Stock, and the designation of any series of First Preferred Stock.

     Dividends on outstanding shares of First Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of common stock or any subordinate and inferior series of Serial Preferred Stock with respect to the same dividend period.

     Upon a liquidation, dissolution or winding up of ENSCO, if the assets available for distribution to holders of shares of First Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, such assets shall be distributed ratably among the shares of all series of First Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     Shares of First Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued First Preferred Stock and may be reissued by the ENSCO board of directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the ENSCO board of directors creating such series.

SERIAL PREFERRED STOCK

     Dividends on outstanding shares of Serial Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of common stock with respect to the same dividend period.

     Shares of Serial Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Serial Preferred Stock and may be reissued by the ENSCO board of directors as shares of the same or any other series, unless otherwise provided with respect to any series in the resolution or resolutions of the ENSCO board of directors creating such series.

     The number of authorized shares of Serial Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote. Notwithstanding the above, the ENSCO board of directors may grant powers, preferences and rights to any series of Serial Preferred Stock which are on a parity with, or senior to, the powers, preferences and rights of any series of First Preferred Stock, or the class of First Preferred Stock, provided, that such series or class of First Preferred Stock shall have approved such powers, preferences and rights by the vote specified in the terms and provisions of such series of First Preferred Stock, or, if no such vote is specified, by the vote of such series or class required by applicable law, if any.


     In connection with ENSCO's rights agreement, the ENSCO board of directors has designated 1,250,000 shares of Serial Preferred Stock as "Series A Junior Participating Preferred Stock." See "Comparison of Stockholder Rights and Corporate Governance Matters -- Stockholder Rights Plan" on page 87.


EXCHANGE AGENT

     The exchange agent of the ENSCO common stock is American Stock Transfer and Trust Company.

       COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

     ENSCO and Chiles are both incorporated under the laws of the State of Delaware. Before the completion of the merger, the rights of holders of Chiles common stock are governed by the DGCL, the certificate of incorporation of Chiles and the bylaws of Chiles. After the completion of the merger, Chiles stockholders will become stockholders of ENSCO, and their rights will be governed by the amended and restated certificate of incorporation of ENSCO, the bylaws of ENSCO, as amended, the Rights Agreement dated February 21, 1995 between ENSCO and American Stock Transfer and Trust Company, as amended on March 3, 1997, and the DGCL. We use the terms "charter" and "bylaws" in this summary to describe the respective incorporation documents of ENSCO and Chiles referenced above for ease of comparison.


     While there are substantial similarities between the charters and bylaws of ENSCO and Chiles, a number of differences do exist and we have not included a discussion of all the similarities between the rights of ENSCO stockholders and the rights of Chiles stockholders. The following is only a summary of the material differences between the rights of ENSCO stockholders and the rights of Chiles stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. It should also be read in conjunction with "Description of ENSCO Capital Stock." This summary is not intended to be a complete discussion of the respective rights of ENSCO and Chiles stockholders and it is qualified in its entirety by reference to the DGCL and the various documents of ENSCO and Chiles we refer to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of ENSCO and being a stockholder of Chiles. ENSCO and Chiles have filed with the SEC their respective documents referred to in this summary and will send copies of these documents to you upon your request. See "Where You Can Find More Information" on page 92.


--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
AUTHORIZED CAPITAL      The authorized capital stock of       The authorized capital stock of
STOCK                   Chiles consists of:                   ENSCO consists of:
                        (a) 100,000,000 shares of common      (a) 250,000,000 shares of common
                        stock, par value $.01 per share; and  stock, $.10 par value per share;
                        (b) 10,000,000 shares of preferred    (b) 5,000,000 shares of First
                        stock, par value $.01 per share, of   Preferred Stock, par value $1.00 per
                        which no shares are issued and        share; and
                        outstanding.
                                                              (c) 15,000,000 shares of Serial
                        All shares of Chiles common stock     Preferred Stock, par value $1.00 per
                        are identical and have one vote per   share, of which 1,250,000 have been
                        share.                                designated as Series A Junior
                                                              Participating Preferred Stock.
                                                              No shares of First Preferred Stock
                                                              or Serial Preferred Stock are
                                                              currently issued and outstanding.
                                                              All shares of ENSCO common stock are
                                                              identical and have one vote per
                                                              share, but see "-- Restrictions on
                                                              Ownership by Non-U.S. Citizens."
--------------------------------------------------------------------------------------------------
NUMBER OF               The Chiles bylaws provide that the    The ENSCO charter and bylaws provide
DIRECTORS               number of directors constituting the  for a variable number of directors
                        entire board of directors will be     between three and fifteen. The
                        seven, or such larger number as may   number of directors may be fixed
                        be fixed from time to time by the     within the foregoing limits from
                        action of the majority of the entire  time to time by resolution of the
                        board of directors.                   board of directors.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
CUMULATIVE VOTING       The Chiles charter does not provide   The ENSCO charter does not provide
                        for cumulative voting.                for cumulative voting.
--------------------------------------------------------------------------------------------------
CLASSIFICATION OF       A classified board is one in which a  Except for directors elected
BOARD OF DIRECTORS      certain number of the directors       pursuant to the special voting
                        (each such group comprising a         rights of any class or series of
                        "class") are elected on a rotating    preferred stock or indebtedness then
                        basis each year. This method of       outstanding, the ENSCO charter and
                        electing directors makes changes in   bylaws divide the ENSCO board of
                        the composition of the board of       directors, with respect to the time
                        directors, and thus a potential       for which they severally hold
                        change in control of a corporation,   office, into three classes, as
                        a lengthier and more difficult        nearly equal in number as possible.
                        process.                              If the number of directors is
                                                              changed, any increase or decrease
                        Chiles does not have a classified     will be apportioned among the
                        board of directors.                   classes so as to maintain each class
                                                              as nearly equal as possible.
--------------------------------------------------------------------------------------------------
REMOVAL OF DIRECTORS    The Chiles bylaws provide for the     The ENSCO charter and bylaws provide
                        removal of any or all directors,      that any or all of the directors may
                        with or without cause, by the         be removed at anytime, but only with
                        affirmative vote of a majority in     cause and only by the affirmative
                        voting power of the outstanding       vote of the holders of a majority of
                        shares entitled to vote for the       the outstanding shares of ENSCO
                        election of directors, subject to     entitled to vote in the election of
                        the rights of preferred stock         directors, voting together as a
                        holders or holders of any other       single class, subject to the rights,
                        class of capital stock of Chiles      if any, of the holders of any then
                        (other than the common stock) then    outstanding class or series of
                        outstanding.                          preferred stock or indebtedness of
                                                              the corporation with special rights
                                                              to elect directors.
--------------------------------------------------------------------------------------------------
VACANCIES ON THE BOARD  The Chiles bylaws provide that        The ENSCO charter and bylaws are
OF DIRECTORS            vacancies on the board of directors   substantially similar to Chiles
                        may be filled only by the             bylaws except that a director so
                        affirmative vote of a majority of     elected to fill a vacancy will serve
                        the remaining directors, although     for the remainder of the then
                        less than a quorum, or by a sole      present term of office of the class
                        remaining director, and directors so  to which he was elected.
                        chosen will hold office until their
                        successors are elected and
                        qualified.
--------------------------------------------------------------------------------------------------
STOCKHOLDER ACTION BY   The Chiles charter provides that      The ENSCO charter and bylaws provide
WRITTEN CONSENT         actions without a meeting may be      that any action required or
                        taken only if a consent or consents   permitted to be taken by the
                        in writing, setting forth the action  stockholders of the corporation may
                        so taken, are signed by the holders   be taken by unanimous written
                        of not less than 66 2/3% (or such     consent of stockholders, and
                        greater percentage as may then be     stockholders may not otherwise act
                        required by applicable law) in        by written consent.
                        voting power of the outstanding
                        shares of common stock entitled to
                        vote upon the action.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
AMENDMENT OF            As provided under Delaware law, the   Similarly, the provisions of the
CERTIFICATE OF          Chiles charter may be amended only    ENSCO charter follow Delaware law in
INCORPORATION           if the proposed amendment is          this respect.
                        approved by the board of directors
                        and thereafter approved by holders
                        of a majority of the outstanding
                        stock entitled to vote thereon.
--------------------------------------------------------------------------------------------------
AMENDMENT OF BYLAWS     The Chiles charter and bylaws         The ENSCO charter and bylaws grant
                        provide that the Chiles bylaws may    the power to alter, amend or repeal
                        be adopted, amended or repealed by a  the ENSCO bylaws and to adopt new
                        majority of the board of directors,   bylaws to the board of directors,
                        but any bylaws adopted by the board   subject, however, to repeal or
                        of directors may be amended or        change by the affirmative vote of
                        repealed at any meeting of the        the holders of at least 66 2/3% of
                        stockholders at which a quorum is     the outstanding shares entitled to
                        present or represented by the         vote thereon.
                        affirmative vote of the holders of a
                        majority in voting power of the
                        outstanding capital stock entitled
                        to vote at such meeting.
--------------------------------------------------------------------------------------------------
SPECIAL MEETING OF      The Chiles bylaws provide that        The ENSCO charter and bylaws provide
STOCKHOLDERS            special meetings of stockholders for  that the board of directors, the
                        the transaction of such business as   chairman of the board of directors
                        may properly come before the meeting  or the president may call for
                        may only be called by order of a      special meetings of the stockholders
                        majority of the entire board of       for any purpose at any time.
                        directors, the chairman of the board
                        of directors or by the president.
--------------------------------------------------------------------------------------------------
NOTICE OF STOCKHOLDER   In accordance with Delaware law, the  Similarly and in accordance with
MEETINGS                Chiles bylaws provide that written    Delaware law, the ENSCO bylaws
                        notice of all meetings of the         provide that written notice of the
                        stockholders must be mailed or        annual meeting stating the place,
                        delivered to each stockholder not     date and hour of the meeting must be
                        less than 10 nor more than 60 days    given to each stockholder entitled
                        prior to the meeting. Notice of any   to vote at such meeting not less
                        special meeting must state with       than 10 nor more than 60 days before
                        reasonable specificity the purpose    the date of the meeting. Written
                        or purposes for which the meeting is  notice of a special meeting stating to be held and the business proposed  the place, date and hour of the
                        to be transacted at the meeting.      meeting and the purpose or purposes
                                                              for which the meeting is called,
                                                              must be given not less than 10 nor
                                                              more than 60 days before the date of
                                                              the meeting, to each stockholder
                                                              entitled to vote at such meeting.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
DELIVERY AND NOTICE     The Chiles bylaws provide that in     The ENSCO bylaws provide that in
REQUIREMENTS OF         order for a stockholder to make a     order for a stockholder to make a
STOCKHOLDER             nomination for the election of        nomination for the election of
NOMINATIONS AND         directors or propose business at a    directors or propose business at an
PROPOSALS               meeting of the stockholders, the      annual meeting of the stockholders,
                        secretary of the corporation must     the secretary of the corporation
                        receive written notice of nomination  must receive written notice of
                        or proposed business: (a) with        nomination or proposed business not
                        respect to an election to be held at  less than 50 days nor more than 75
                        the annual meeting of stockholders    days prior to the meeting; provided,
                        or other proposed business, not less  however, that in the event that less
                        than 90 calendar days prior to the    than 65 days notice or prior public
                        anniversary date of the last annual   disclosure of the date of the
                        meeting; and (b) with respect to an   meeting is given or made to
                        election to be held at a special      stockholders, notice by the
                        meeting of stockholders, not later    stockholder to be timely must be
                        than the close of business on the     received not later than the close of
                        fifth calendar day following the      business on the 15th day following
                        date notice of such meeting is first  the day on which such notice of the
                        delivered to stockholders.            date of the meeting was mailed or
                                                              such public disclosure was made,
                        The stockholder's written notice of   whichever first occurs. A
                        nomination must set forth (a) the     stockholder's notice must set forth
                        name and address of the stockholder   as to each matter the stockholder
                        and of the person to be nominated,    proposes to bring before the meeting
                        (b) a representation that the         (a) a brief description of the
                        stockholder is a stockholder of       business desired to be brought
                        record of capital stock of Chiles     before the meeting and the reasons
                        and intends to appear in person or    for conducting such business at the
                        by proxy at the meeting, (c) a        meeting, (b) the name and record
                        description of all contracts or       address of the stockholder proposing
                        understandings between the            such business, (c) the number of
                        stockholder and each nominee, (d)     shares of ENSCO which are
                        such other information regarding      beneficially owned by the
                        each nominee as would be required to  stockholder, and (d) any material
                        be included in a proxy or             interest of the stockholder in such
                        information statement filed pursuant  business.
                        to the Securities Exchange Act of
                        1934, as amended, and (e) the
                        consent of each nominee to serve as
                        a director of Chiles if so elected.
                        The presiding officer of the meeting
                        may refuse to acknowledge the
                        nomination of any person not made in
                        compliance with these procedures.
                        With respect to proposing business
                        at an annual meeting, in the event
                        that the date of the annual meeting
                        is advanced by more than 20 days, or
                        delayed by more than 60 days, from
                        such anniversary date, then, notice
                        by the stockholders must be received
                        not later than the close of business
                        on the later of (a) the 90th day
                        prior to such annual meeting or (b)
                        the seventh day following the date
                        on which notice of the date of the
                        annual meeting

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
                        was mailed to stockholders.
                        As to each matter the stockholder
                        proposes to bring before the annual
                        meeting, the stockholder's notice
                        must set forth (a) a brief
                        description of the business desired
                        to be transacted, (b) the name and
                        address of the stockholder, (c) the
                        class and number of shares of
                        capital stock of Chiles beneficially
                        owned by the stockholder, and (d)
                        any material interest of the
                        stockholder in such business.
                        Additionally, the stockholder must
                        also comply in all material respects
                        with the content and procedural
                        requirements of Rule 14a-8 of
                        Regulation 14A under the Securities
                        Exchange Act of 1934, as amended.
--------------------------------------------------------------------------------------------------
PROXY                   In accordance with Delaware law, the  The ENSCO bylaws provide that at
                        Chiles bylaws provide that at each    every meeting of the stockholders,
                        meeting of stockholders, every        each stockholder is entitled to one
                        stockholder will be entitled to vote  vote in person or by proxy for each
                        in person or by proxy appointed by    share of the capital stock having
                        instrument in writing, subscribed by  voting power held by such
                        such stockholder or by such           stockholder, but no proxy may be
                        stockholder's duly authorized         voted on after three years from its
                        attorney-in-fact. Such proxy may not  date, unless the proxy provides for
                        be voted or acted upon after three    a longer period.
                        years from its date, unless the
                        proxy provides for a longer period.
--------------------------------------------------------------------------------------------------
PREEMPTIVE RIGHTS       The Chiles charter does not grant     The ENSCO charter does not grant any
                        any preemptive rights.                preemptive rights.
--------------------------------------------------------------------------------------------------
DIVIDENDS               The Chiles bylaws provide the board   The ENSCO charter and bylaws
                        of directors with full power to       provides that the board of directors
                        determine whether any, and, if any,   may declare and pay dividends (in
                        what part of any, funds legally       cash, stock, property or otherwise)
                        available for the payment of          on the common stock from time to
                        dividends will be declared as         time out of any funds legally
                        dividends and paid to holders of the  available. The board of directors
                        capital stock of Chiles. The          will determine the dividend rate on
                        division of the whole or any part of  the shares of each series, whether
                        such funds of Chiles will rest        dividends will be cumulative, and,
                        wholly within the lawful discretion   if so, from which date or dates, and
                        of the board of directors, and it     the relative rights of priority, if
                        will not be required at any time,     any, of payment of dividends on
                        against such discretion, to divide    shares of each series.
                        or pay any part of such funds among
                        or to the stockholders as dividends   Dividends on outstanding shares of
                        or otherwise. Before payment of any   First Preferred Stock and Serial
                        dividend, there may be set aside out  Preferred Stock, respectively, will of any funds of Chiles available for  be paid or declared and set apart
                        dividends such sum or sums as the     for payment
                        board of directors from

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
                        time to time, in its absolute         before any dividends will be paid or
                        discretion, thinks proper as a        declared and set apart for payment
                        reserve or reserves to meet           on the shares of common stock or any
                        contingencies, or for equalizing      subordinate and inferior stock with
                        dividends, or for repairing or        respect to the same dividend period.
                        maintaining any property of Chiles,
                        or for such other purpose as the      Except as set forth above, the ENSCO
                        board of directors thinks conducive   charter and bylaw provisions with
                        to the interest of Chiles, and the    respect to dividends are
                        board of directors may modify or      substantially similar to Chiles
                        abolish any such reserve in the       provisions.
                        manner in which it was created.
--------------------------------------------------------------------------------------------------
LIMITATION OF PERSONAL  In accordance with Delaware law, the  The ENSCO charter is substantially
LIABILITY OF DIRECTORS  Chiles charter provides that a        similar to the Chiles charter
                        director of Chiles will not be        regarding limitation of personal
                        personally liable to Chiles or any    liability of directors.
                        stockholder of Chiles for monetary
                        damages for breach of fiduciary duty
                        as a director, except in respect of
                        matters set forth in Section 174 of
                        the DGCL or for (a) any breach of
                        the director's duty of loyalty to
                        Chiles or Chiles stockholders, (b)
                        acts or omissions not in good faith
                        or which involve intentional
                        misconduct or a knowing violation of
                        law, or (c) any transaction from
                        which the director has derived an
                        improper personal benefit.
--------------------------------------------------------------------------------------------------
INDEMNIFICATION OF      The Chiles charter and bylaws         The ENSCO charter provides that
OFFICERS, DIRECTORS,    provide that Chiles must indemnify,   ENSCO must indemnify to the full
EMPLOYEES AND AGENTS    to the full extent permitted by       extent authorized or permitted by
                        Section 145 of the DGCL, all persons  law (as now or hereafter in effect)
                        whom it may indemnify pursuant to     any person made, or threatened to be
                        that section and in the manner        made, a defendant or witness to any
                        prescribed by that section.           action, suit or proceeding (whether
                                                              civil or otherwise) by reason of the
                        The Chiles bylaws further provide     fact that he, his testator or
                        that Chiles must pay the expenses     intestate, is or was a director or
                        (including attorneys' fees) incurred  officer of ENSCO or by reason of the
                        by an indemnitee in defending any     fact that such director or officer,
                        proceeding in advance of its final    at the request of ENSCO, is or was
                        disposition; provided, however, that  serving any other corporation,
                        the payment of expenses incurred by   partnership, joint venture, trust,
                        a director or officer in advance of   employee benefit plan or other
                        the final disposition of the          enterprise, in any capacity. The
                        proceeding must be made only upon     ENSCO bylaws further provide that
                        receipt of an undertaking by the      ENSCO must indemnify its officers,
                        director or officer to repay all      directors, employees and agents to
                        amounts advanced if it should be      the full extent permitted by the
                        ultimately determined that the        DGCL.
                        director or officer is not entitled
                        to be indemnified under the Chiles    The ENSCO charter also permits ENSCO
                        bylaws or otherwise.                  to purchase and maintain insurance
                                                              on behalf of its directors,
                                                              officers, employees, or agents or
                                                              persons serving at ENSCO's request
                                                              as a

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
                                                              director, officer, employee or agent
                                                              of another corporation or other
                                                              entity and to provide for such
                                                              indemnification by means of a trust
                                                              fund, security interest, letter of
                                                              credit, surety bond, contract,
                                                              and/or similar arrangement.
--------------------------------------------------------------------------------------------------
STOCKHOLDER RIGHTS      Chiles has not adopted a stockholder  The ENSCO board has declared a
PLAN                    rights plan.                          dividend of one preferred share
                                                              purchase right for each outstanding
                                                              share of ENSCO common stock. Each
                                                              preferred share purchase right
                                                              entitles the registered holder to
                                                              purchase from ENSCO one-hundredth of
                                                              a share of Series A Junior
                                                              Participating Preferred Stock of
                                                              ENSCO at a price of $50.00 per one
                                                              one-hundredth of a share of Series A
                                                              Junior Participating Preferred
                                                              Stock, subject to adjustment. The
                                                              description of the preferred share
                                                              purchase rights is contained in
                                                              ENSCO's registration statement on
                                                              Form 8-A filed with the SEC on
                                                              February 23, 1995, as amended on
                                                              March 3, 1997, which is incorporated
                                                              by reference to this proxy
                                                              statement/prospectus. See
                                                              "-- Certain Business Combination
                                                              Restrictions."
--------------------------------------------------------------------------------------------------
APPRAISAL RIGHTS        In connection with the merger,        ENSCO stockholders do not have
                        Chiles stockholders have statutory    appraisal rights in connection with
                        appraisal rights as set forth in      the merger.
                        Section 262 of DGCL, the text of
                        which is set forth in Annex G to
                        this proxy statement/ prospectus and
                        a summary of which appears in the
                        section entitled "Appraisal Rights"
                        on page 86.
--------------------------------------------------------------------------------------------------
CERTAIN BUSINESS        The Chiles charter requires the       Section 203 of the DGCL prohibits
COMBINATION             affirmative vote of the holders of    "business combinations," including
RESTRICTIONS            not less than 66 2/3% in voting       mergers, sales and leases of assets,
                        power of the outstanding shares of    issuances of securities and similar
                        Chiles common stock for the approval  transactions by a corporation or a
                        or authorization of (a) any merger,   subsidiary with an interested
                        consolidation or similar business     stockholder that beneficially owns
                        combination transaction involving     15% or more of a corporation's
                        Chiles, pursuant to which Chiles is   voting stock, within three years
                        not the surviving or resulting        after the person becomes an
                        corporation and/or the shares of      interested stockholder, unless:
                        common stock of Chiles are exchanged
                        for or changed into other             (a) prior to the time the person
                        securities, cash or other property,   becomes an interested stockholder,
                        or any combination thereof, (b) the   the board of directors of the target
                        adoption of any plan or proposal for  corporation
                        the liquidation, dissolution,

--------------------------------------------------------------------------------------------------
                                       CHILES                                ENSCO
--------------------------------------------------------------------------------------------------
                        winding up or reorganization of       approved either the business
                        Chiles, and (c) any sale, lease or    combination or the transaction which
                        exchange of all of the assets of      will result in the person becoming
                        Chiles and its subsidiaries (taken    an interested stockholder;
                        as a whole).
                                                              (b) after the completion of the
                        Chiles made an election not to be     transaction in which the person
                        governed by Section 203 of the DGCL.  becomes an interested stockholder, the interested stockholder holds at
                                                              least 85% of the voting stock of the
                                                              corporation excluding for purposes
                                                              of determining the number of shares
                                                              outstanding, those shares owned (i)
                                                              by persons who are both officers and
                                                              directors, and (ii) specific
                                                              employee benefit plans; or
                                                              (c) after the person becomes an
                                                              interested stockholder, the business
                                                              combination is approved by the
                                                              target corporation's board of
                                                              directors and holders of at least
                                                              66 2/3% of the outstanding voting
                                                              stock, excluding shares held by the
                                                              interested stockholder.
                                                              A corporation can elect not to be
                                                              governed by Section 203 of the DGCL.
                                                              ENSCO has not made such an election
                                                              and is governed by this section, but
                                                              such provision is not applicable to
                                                              ENSCO in the merger.
--------------------------------------------------------------------------------------------------
RESTRICTIONS ON         The Chiles charter and bylaws do not  The ENSCO charter contains certain
OWNERSHIP BY NON-U.S.   restrict ownership of shares of       provisions to limit ownership and
CITIZENS                Chiles capital stock by non-U.S.      control of shares of any class of
                        citizens.                             capital stock of ENSCO by certain
                                                              non-U.S. citizens in order to permit
                                                              ENSCO to hold, obtain or reinstate a
                                                              license or franchise from a
                                                              governmental agency necessary to
                                                              conduct its business as an owner and
                                                              operator of certain U.S.-flag
                                                              vessels. The ENSCO charter restricts
                                                              the transfer of shares of ENSCO
                                                              common stock when such transfer
                                                              would result in the ownership or
                                                              control by one or more non-U.S.
                                                              citizens of an aggregate percentage
                                                              of the shares of ENSCO common stock
                                                              in excess of a specified percentage.
--------------------------------------------------------------------------------------------------

                                APPRAISAL RIGHTS

     If the merger is consummated, a Chiles stockholder of record on the date of making a written demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the "fair value" of those shares instead of the merger consideration. In order to be eligible to receive this payment, however, a stockholder must: (a) continue to hold its shares through the effective date of the merger; (b) strictly comply with the procedures discussed under Section 262; and (c) not vote in favor of the merger or consent to the merger in writing. Shares of Chiles common stock outstanding immediately prior to the effective date of the merger, with respect to which appraisal has been properly demanded in accordance with Section 262, will not be converted into the right to receive the merger consideration at or after the effective date of the merger unless and until the holder of such shares withdraws its demand for an appraisal or becomes ineligible for an appraisal.

     Holders of ENSCO common stock outstanding at the effective date of the merger are not entitled to appraisal rights in connection with the merger.

     This proxy statement/prospectus is being sent to all Chiles stockholders of record on the record date for the Chiles special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 IS COMPLEX AND REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER
SECTION 262. The following is a summary of the principal provisions of Section 262 and it is not a complete statement of Section 262. The following summary is qualified in its entirety by reference to Section 262 which is incorporated by reference, together with any amendments to the laws that may be approved and adopted after the date of this proxy statement/ prospectus. A copy of Section 262 is attached as Annex G to this proxy statement/prospectus.

     A holder of Chiles common stock who elects to assert appraisal rights under
Section 262 must deliver a written demand for appraisal of its shares of Chiles common stock prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of its shares. Voting against approval and adoption of the merger, abstaining from voting or failing to vote with respect to approval and adoption of the merger will not constitute a demand for appraisal within the meaning of
Section 262. All demands should be delivered to: Secretary, Chiles Offshore Inc., 11200 Richmond Avenue, Suite 490, Houston, Texas 77082-2618. Only a Chiles stockholder of record on the date of making a written demand for appraisal who continuously holds those shares through the effective date of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the Chiles stockholder of record, fully and correctly, as that stockholder's name appears on the stockholder's stock certificates representing shares of Chiles common stock.

     BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO ASSERT APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO STRICTLY COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE CHILES SPECIAL MEETING.

     Within 10 days after the merger, the surviving company in the merger is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger has complied with the requirements of
Section 262.

     Within 120 days after the effective date of the merger, the surviving company in the merger or any stockholder who has strictly complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Chiles common stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving company in the merger. If no petition is filed by either Chiles, the surviving company or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to an appraisal will cease. Stockholders seeking to assert appraisal rights should not assume that the surviving company will file a petition with respect to the appraisal of the fair value of their shares or that the surviving company will initiate any negotiations with respect to the fair value of those shares. The surviving company is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek an appraisal of their shares should initiate all necessary action with respect to the assertion of their appraisal rights within the same periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPEAL TO CEASE.

     Within 120 days after the time of the merger, any stockholder who has strictly complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving company a statement setting forth the total number of shares of Chiles common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The statement must be mailed within 10 days after Chiles has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

     If a petition for an appraisal is filed in a timely manner, at the hearing on that petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Chiles common stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the fair value. The Delaware Court of Chancery may require the stockholders who have demanded appraisal rights for their shares of Chiles common stock and who hold certificates representing those shares to submit the certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with any such directions.

     Stockholders who consider appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the merger consideration without the exercise of appraisal rights. The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the court deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Chiles common stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own costs.

     Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Chiles common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective date of the merger.

     A stockholder may withdraw a demand for appraisal and accept the merger consideration at any time within 60 days after the effective date of merger, or thereafter may withdraw a demand for appraisal with the written approval of the surviving company in the merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned upon such terms as the Delaware Court of Chancery deems to be just. If, after the merger, a Chiles stockholder of record who had demanded appraisal for its shares fails to assert or effectively withdraws or loses its right to appraisal, those shares will be treated under the merger agreement as if they were converted into the right to receive the merger consideration at the time of the merger.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF SECTION 262 OF THE DGCL, ANY CHILES STOCKHOLDER WHO IS CONSIDERING ASSERTING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

                                 LEGAL MATTERS

     The legality of ENSCO common stock offered by this proxy statement/prospectus will be passed upon for ENSCO by its counsel, Baker & McKenzie. Certain United States federal income tax consequences of the merger will be passed upon for Chiles by Weil, Gotshal & Manges LLP.

                                    EXPERTS


     The consolidated financial statements of ENSCO International Incorporated and its subsidiaries as of December 31, 2001 and for the year then ended, which appear in the amended annual report on Form 10-K/A of ENSCO International Incorporated for the year ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for derivative financial instruments.



     The consolidated financial statements of ENSCO International Incorporated and its subsidiaries as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, incorporated herein by reference to the amended annual report on Form 10-K/A of ENSCO International Incorporated for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Chiles Offshore Inc. and its subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, which appear in the annual report on Form 10-K of Chiles Offshore Inc. for the year ended December 31, 2001, have been audited by Arthur Andersen LLP as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements of Chiles Offshore Inc. are incorporated herein by reference in reliance upon such report of Arthur Andersen LLP given on the authority of such firm as experts in accounting and auditing.


     With respect to the unaudited interim financial information of ENSCO International Incorporated for the three month period ended March 31, 2002, incorporated by reference herein, KPMG LLP, independent certified public accountants, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the quarterly report on Form 10-Q of ENSCO International Incorporated for the quarterly period ended March 31, 2002, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.


                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING


     The 2003 annual meeting of Chiles stockholders will be held only if the merger is not completed. If such meeting is held, stockholder proposals to be presented at the 2003 annual meeting must be received by Chiles on or before December 13, 2002, for inclusion in the proxy statement and proxy card relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Any such proposals should be sent via registered, certified or express mail to: the Secretary of Chiles Offshore Inc., 11200 Richmond Avenue, Suite 490, Houston, Texas 77082-2618. As a separate and distinct matter from proposals under Rule 14a-8 of the Securities Exchange Act of 1934, in accordance with Article 1, Section 1 of the bylaws of Chiles, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to Chiles timely written notice thereof. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary at the principal executive offices of Chiles, not less than 90 calendar days in advance of the anniversary date of the previous year's annual meeting of stockholders (or if there was no such prior annual meeting, not less than 90 calendar days prior to the date which represents the second Tuesday in May of the current year); if, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholders must be received by Chiles not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the seventh day following the date on which notice of the date of the annual meeting was mailed to stockholders or publicly disclosed.

                      WHERE YOU CAN FIND MORE INFORMATION

     ENSCO and Chiles file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either ENSCO or Chiles at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC filings of ENSCO and Chiles are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     ENSCO has filed a registration statement on Form S-4 to register with the SEC the ENSCO common stock to be issued to Chiles stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ENSCO, in addition to being a proxy statement of Chiles for the Chiles special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ENSCO and Chiles and ENSCO common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows ENSCO and Chiles to "incorporate by reference" information into this proxy statement/prospectus. This means that ENSCO and Chiles can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents listed below that ENSCO and Chiles have previously filed with the SEC. These documents contain important information about ENSCO and Chiles and their financial condition. The following documents, which were filed by ENSCO or Chiles with the SEC, are incorporated by reference into this proxy statement/prospectus:


     - amended annual report of ENSCO on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on June 28, 2002;


     - annual report of ENSCO on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 1, 2002;

     - proxy statement of ENSCO dated March 22, 2002, filed with the SEC on March 25, 2002;

     - current report of ENSCO on Form 8-K dated January 17, 2002, filed with the SEC on January 17, 2002;

     - current report of ENSCO on Form 8-K dated February 15, 2002, filed with the SEC on February 19, 2002;

     - current report of ENSCO on Form 8-K dated March 18, 2002, filed with the SEC on March 20, 2002;

     - current report of ENSCO on Form 8-K dated April 4, 2002, filed with the SEC on April 10, 2002;

     - current report of ENSCO on Form 8-K dated April 16, 2002, filed with the SEC on April 17, 2002;

     - quarterly report of ENSCO on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 7, 2002;

     - current report of ENSCO on Form 8-K dated May 14, 2002, filed with the SEC on May 16, 2002;

     - current report of ENSCO on Form 8-K dated May 15, 2002, filed with the SEC on May 17, 2002;


     - current report of ENSCO on Form 8-K dated June 17, 2002, filed with the SEC on June 17, 2002;



     - amended current report of ENSCO on Form 8-K/A dated June 17, 2002, filed with the SEC on June 18, 2002;



     - amended current report of ENSCO on Form 8-K/A dated June 17, 2002, filed with the SEC on June 20, 2002;


     - the description of ENSCO's preferred share purchase rights contained in the registration statement on Form 8-A/A-1 (File No. 001-08097), filed with the SEC on March 4, 1997, and any amendment or report filed with the SEC for the purpose of updating the description;

     - annual report of Chiles on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002;

     - amended annual report of Chiles on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on April 2, 2002;

     - proxy statement of Chiles dated April 12, 2002, filed with the SEC on April 12, 2002;

     - amended annual report of Chiles on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on April 29, 2002;

     - quarterly report of Chiles on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002; and

     - current report of Chiles on Form 8-K dated May 14, 2002, filed with the SEC on May 16, 2002.


     In addition, ENSCO and Chiles incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the Chiles special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.


     ENSCO has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to ENSCO, and Chiles has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Chiles.

     You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through ENSCO or Chiles, as the case may be, or from the SEC through the SEC's Internet web site at the address set forth above. Documents incorporated by reference are available from ENSCO and Chiles without charge, excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.

     ENSCO stockholders and Chiles stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting the investor relations department for each of ENSCO and Chiles at:

     ENSCO International Incorporated                 Chiles Offshore Inc.
           2700 Fountain Place                  11200 Richmond Avenue, Suite 490
             1445 Ross Avenue                      Houston, Texas 77082-2618
         Dallas, Texas 75202-2792                        (713) 339-3777
              (214) 922-1500                   Attn: Dick Fagerstal, Senior Vice
      Attn: Richard A. LeBlanc, Vice                       President,
               President --                  Chief Financial Officer and Secretary
Corporate Finance, Investor Relations and
                Treasurer

     In addition, you may obtain copies of the information relating to ENSCO, without charge, by sending an e-mail to rleblanc@enscous.com. Furthermore, you may obtain copies of some of this information by making a request through the ENSCO investor relations Internet web site, http://www.enscous.com/ investor.asp.

     In addition, you may obtain copies of the information relating to Chiles, without charge, by sending an e-mail to dickf@chilesoffshore.com. Furthermore, you may obtain copies of some of this information by making a request through the Chiles investor relations Internet web site, http://www.info@chilesoffshore.com.


     In order for you to receive timely delivery of the documents in advance of the Chiles special meeting, ENSCO or Chiles, respectively, should receive your request no later than July 31, 2002.


     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

                                                                         ANNEX A

                                MERGER AGREEMENT

                                  BY AND AMONG

                        ENSCO INTERNATIONAL INCORPORATED

                            CHORE ACQUISITION, INC.

                                      AND

                              CHILES OFFSHORE INC.

                                  MAY 14, 2002

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE 1  DESCRIPTION OF TRANSACTION.............................   A-1
1.1   Merger of Company Into Merger Sub...........................   A-1
1.2   Effects of the Merger.......................................   A-1
1.3   Closing; Effective Time.....................................   A-1
1.4   Certificate of Incorporation and Bylaws; Directors and
      Officers....................................................   A-2
1.5   Conversion of Shares........................................   A-2
1.6   Closing of Company's Transfer Books.........................   A-3
1.7   Exchange of Certificates....................................   A-3
1.8   Stock Options...............................................   A-4
1.9   Tax Consequences............................................   A-5
1.10  Further Action..............................................   A-5
1.11  Dissenting Shares...........................................   A-5
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF COMPANY..............   A-6
2.1   Organization and Good Standing..............................   A-6
2.2   Enforceability; No Conflict.................................   A-6
2.3   Capitalization and Ownership................................   A-7
2.4   SEC Filings; Financial Statements...........................   A-8
2.5   Books and Records...........................................   A-9
2.6   Accounts Receivable.........................................   A-9
2.7   No Undisclosed Liabilities..................................   A-9
2.8   No Material Adverse Effect..................................   A-9
2.9   Absence of Certain Changes and Events.......................  A-10
2.10  Properties..................................................  A-11
2.11  Intellectual Property.......................................  A-11
2.12  Contracts; No Defaults......................................  A-11
2.13  Insurance...................................................  A-13
2.14  Taxes.......................................................  A-13
2.15  Employee Benefits...........................................  A-14
2.16  Labor Relations; Employment Law Compliance..................  A-15
2.17  Environmental, Health and Safety Matters....................  A-15
2.18  Compliance with Laws; Governmental Authorizations...........  A-16
2.19  Legal Proceedings; Orders...................................  A-17
2.20  Relationships with Related Persons..........................  A-17
2.21  Vote Required...............................................  A-17
2.22  Brokers Finders.............................................  A-17
2.23  Opinion of Company's Financial Advisor......................  A-17
2.24  Parachute Payments..........................................  A-18
2.25  Certain Business Practices..................................  A-18
2.26  Change in Control...........................................  A-18
2.27  Company Drilling Rigs.......................................  A-18
2.28  Disclosure..................................................  A-19
2.29  Financial and Commodity Hedging.............................  A-19

                                                                    PAGE
                                                                    ----
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
           SUB....................................................  A-19
3.1   Organization................................................  A-19
3.2   Enforceability; No Conflict.................................  A-19
3.3   Capitalization..............................................  A-20
3.4   SEC Filings; Financial Statements...........................  A-21
3.5   Compliance with Laws........................................  A-21
3.6   Legal Proceedings; Orders...................................  A-22
3.7   Valid Issuance..............................................  A-22
3.8   Disclosure..................................................  A-22
3.9   Cash Consideration..........................................  A-22
3.10  No Prior Activities.........................................  A-22
3.11  No Material Adverse Effect..................................  A-22
3.12  Absence of Certain Changes and Events.......................  A-22
3.13  Government Authorization....................................  A-23
3.14  Taxes.......................................................  A-23
3.15  Brokers; Finders............................................  A-24
ARTICLE 4  CERTAIN COVENANTS OF COMPANY AND PARENT................  A-24
4.1   Access and Investigation by Parent..........................  A-24
4.2   Operation of Company's Business.............................  A-24
4.3   No Solicitation.............................................  A-25
4.4   Operation of Parent's Business..............................  A-26
ARTICLE 5  ADDITIONAL COVENANTS OF THE PARTIES....................  A-27
5.1   Registration Statement; Proxy Statement.....................  A-27
5.2   Company Stockholders' Meeting...............................  A-27
5.3   Consents; Regulatory Approvals..............................  A-28
5.4   Employee Benefits...........................................  A-29
5.5   Indemnification of Directors and Officers...................  A-30
5.6   Disclosure..................................................  A-30
5.7   Affiliates and Affiliate Agreements.........................  A-30
5.8   Resignations................................................  A-31
5.9   Listing.....................................................  A-31
5.10  Section 16b-3...............................................  A-31
5.11  Taxes.......................................................  A-31
ARTICLE 6  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES.....  A-31
6.1   Effectiveness of Form S-4 Registration Statement............  A-31
6.2   Company Stockholder Approval................................  A-31
6.3   HSR Act.....................................................  A-32
6.4   Listing.....................................................  A-32
6.5   No Restraints...............................................  A-32
ARTICLE 7  CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S
           OBLIGATION TO CLOSE....................................  A-32
7.1   Accuracy of Representations.................................  A-32
7.2   Company's Performance.......................................  A-32
7.3   Consents....................................................  A-32

                                                                    PAGE
                                                                    ----
7.4   No Material Adverse Change..................................  A-33
7.5   Officer's Certificate.......................................  A-33
7.6   Affiliate Agreements........................................  A-33
7.7   Dissenting Shares...........................................  A-33
7.8   Tax Opinion.................................................  A-33
ARTICLE 8  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO          A-33
  CLOSE...........................................................
8.1   Accuracy of Representations.................................  A-33
8.2   Parent's and Merger Sub's Performance.......................  A-33
8.3   No Material Adverse Change..................................  A-33
8.4   Officer's Certificate.......................................  A-34
8.5   Tax Opinion.................................................  A-34
ARTICLE 9  TERMINATION............................................  A-34
9.1   Termination.................................................  A-34
9.2   Effect of Termination.......................................  A-35
9.3   Expenses; Termination Fees..................................  A-35
ARTICLE 10  GENERAL PROVISIONS....................................  A-36
10.1  Confidentiality.............................................  A-36
10.2  Notices.....................................................  A-36
10.3  Further Actions.............................................  A-37
10.4  Incorporation of Schedules and Exhibits.....................  A-37
10.5  Entire Agreement and Modification...........................  A-37
10.6  Drafting and Representation.................................  A-38
10.7  Severability................................................  A-38
10.8  Assignment; Successors; No Third-Party Rights...............  A-38
10.9  Enforcement of Agreement....................................  A-38
10.10 Waiver......................................................  A-38
10.11 Governing Law...............................................  A-38
10.12 Jurisdiction; Service of Process............................  A-39
10.13 Counterparts................................................  A-39
EXHIBIT A  CONSTRUCTION AND DEFINITIONS...........................  A-40
EXHIBIT B  VOTING AGREEMENTS......................................  A-49
Voting Agreement -- Luis Alvarez Morphy...........................  A-50
Voting Agreement -- Javier Alvarez Morphy.........................  A-59
Voting Agreement -- Patricio Alvarez Morphy.......................  A-67
Voting Agreement -- SEACOR SMIT, Inc. ............................  A-76
EXHIBIT C  AMENDED CERTIFICATE OF INCORPORATION OF SURVIVING
           CORPORATION............................................  A-85
EXHIBIT D  AFFILIATE AGREEMENT....................................  A-88
EXHIBIT E  CERTAIN COMPENSATION ARRANGEMENTS......................  A-91

                                MERGER AGREEMENT

     This Merger Agreement ("Agreement") is made as of May 14, 2002 by and among ENSCO International Incorporated, a Delaware corporation ("Parent"), Chore Acquisition, Inc., a Delaware corporation ("Merger Sub"), and Chiles Offshore Inc., a Delaware corporation ("Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                             PRELIMINARY STATEMENTS

     A. Parent, Merger Sub and Company intend to effect a merger of Company into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law ("Merger"). Upon consummation of the Merger, Company will cease to exist, and Merger Sub will continue as a direct wholly owned Subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

     C. The respective boards of directors of Parent, Merger Sub and Company have approved this Agreement and approved the Merger.

     D. In order to induce Parent and Merger Sub to enter into this Agreement, certain stockholders of Company have executed the Voting Agreements ("Voting Agreements") in the forms attached as Exhibit B.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                           DESCRIPTION OF TRANSACTION

1.1  MERGER OF COMPANY INTO MERGER SUB

     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Company shall be merged with and into Merger Sub, and the separate existence of Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving corporation ("Surviving Corporation"). The name of the Surviving Corporation shall be Chiles Offshore Inc.

1.2  EFFECTS OF THE MERGER

     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

1.3  CLOSING; EFFECTIVE TIME

     The consummation of the Contemplated Transactions ("Closing") shall take place at the offices of Baker & McKenzie, 2001 Ross Avenue, Suite 2300, Dallas, Texas, at 10:00 a.m. (or such other place and time as the parties may agree) on a date to be specified by the parties ("Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the Delaware General Corporation Law ("Certificate of Merger") shall be duly executed by Merger Sub and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the

State of Delaware ("Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent ("Effective Time").

1.4  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

     At the Effective Time:

          (a) the Certificate of Incorporation of Merger Sub, as amended at the Effective Time as set forth in Exhibit C, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law;

          (b) the Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5  CONVERSION OF SHARES

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Company or any stockholder of Company:

          (i) any shares of Company Common Stock held immediately prior to the Effective Time by Company or any wholly owned Subsidiary of Company (or held in Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii) any shares of Company Common Stock held immediately prior to the Effective Time by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii) except as provided in clauses (i) and (ii) of this Section 1.5(a) and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) 0.6575 (the "Exchange Ratio") of a share of Parent Common Stock (the "Common Stock Consideration") and (B) $5.25 in cash (the "Cash Consideration" and, together with the Common Stock Consideration, the "Merger Consideration"); and

          (iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation.

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, combination, reclassification, recapitalization or other similar transaction, then the Exchange Ratio and the Cash Consideration shall be appropriately adjusted.

     (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NYSE on the date on which the Effective Time occurs.

1.6  CLOSING OF COMPANY'S TRANSFER BOOKS

     At the Effective Time:

          (a) all certificates for shares of Company Common Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Company except as set forth in Sections 1.7 and 1.11; and

          (b) the stock transfer books of Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent (as defined in Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7  EXCHANGE OF CERTIFICATES

     (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to Company to act as exchange agent in respect of the Merger (the "Exchange Agent"). Prior to or at the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Common Stock, (i) certificates representing the shares of Parent Common Stock issuable as the Common Stock Consideration pursuant to
Section 1.5(a)(iii)(A) and (ii) the amount of cash sufficient to pay the aggregate amount of the Cash Consideration to be paid pursuant to Section 1.5(a)(iii)(B) and the aggregate amount of cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) and any dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time to which holders of Company Stock Certificates exchangeable for Parent Common Stock pursuant to this Agreement are entitled. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

     (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent,
(x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 and (ii) a check in the amount equal to the cash that such holder has a right to receive pursuant to Section 1.5 (including any cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled as contemplated by this Section 1.7) and (y) each Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Article 1 (including any dividends or other distributions as contemplated by Section 1.7(d)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as

Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (c) Notwithstanding anything to the contrary contained in this Agreement, no Merger Consideration shall be paid in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company until such Person shall have delivered to Parent and Company a duly executed Affiliate Agreement as contemplated by Section 5.7.

     (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar Laws, to receive all such dividends and distributions, without interest).

     (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the date on which the Effective Time occurs shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8  STOCK OPTIONS

     (a) As soon as practicable following the date of this Agreement, Parent and Company (or, if appropriate, any committee of the board of directors of Company administering the Company Stock Option Plan) shall take such action as may be required to effect the following provisions of this Section 1.8(a). Subject to the provisions of Section 16 of the Exchange Act, as of the Effective Time each option to purchase Company Common Stock pursuant to the Company Stock Option Plan (a "Company Stock Option") that is then outstanding shall be assumed by Parent and converted into an option (or a new substitute option shall be granted) (an "Assumed Stock Option") exercisable for such amount of cash and shares of Parent Company Stock as would have been received in respect of Company Common Stock subject to such Company Stock Option had such Company Stock Option been exercised in full immediately prior to the Effective Time (such that, immediately after the Effective Time, (i) a Company Stock Option for one share of Company Common Stock shall be converted into an Assumed Stock Option exercisable for the Merger Consideration at the exercise price in effect immediately prior to the Effective Time and (ii) any restriction on the exercise of any such Company Stock Option and other provisions of such Company Stock Option in effect at the Effective Time (after taking into account any vesting that may result from the approval or consummation of the Merger) shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.8 (and the cash to be received by the holder upon exercise thereof) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Option Plan and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the provisions of this Section 1.8). Parent shall comply with the terms of the Company Option Plan and ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

     (c) Parent shall take such actions as are reasonably necessary for the assumption of the Company Option Plan pursuant to this Section 1.8, including the reservation, issuance and using its Reasonable Efforts to provide for the listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.8. Parent shall use its Reasonable Efforts to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use all Reasonable Efforts to administer the Company Option Plans assumed pursuant to this Section 1.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Option Plan complied with such rule prior to the Merger.

1.9  TAX CONSEQUENCES

     For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10  FURTHER ACTION

     If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of Company and otherwise) to take such action.

1.11  DISSENTING SHARES

     Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law ("Dissenting Shares") shall not be converted as provided in Section 1.5 of this Agreement, unless and until such holder fails to perfect or effectively withdraws or loses his right to appraisal and payment under the Delaware General Corporation Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5(a)(iii) hereof, together with any dividends or distributions payable thereon or cash in lieu of fractional shares, and to which such holder is entitled, without interest thereon. Company shall give Parent prompt notice of any demands received by Company for appraisal of Company Common Stock, and prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle, any such demands. Parent covenants and agrees that, in the event any cash payment is to be made following the Effective Time in respect of Dissenting Shares (as a result of a judgment, settlement or otherwise), Parent shall contribute to the capital of the Surviving Corporation an amount sufficient to make such payment, and no funds or other assets of the Surviving Corporation shall, directly or indirectly, be used for such purpose.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

2.1  ORGANIZATION AND GOOD STANDING

     (a) Company has no Subsidiaries, except for the Entities identified in
Section 2.1(a) of the Company Disclosure Schedule, and neither Company nor any of the other Entities identified in Section 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.1(a) of the Company Disclosure Schedule. (Company and each of the Entities identified on Section 2.1(a) of the Company Disclosure Schedule are referred to collectively in this Agreement as the "Acquired Companies.") None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Companies has, at any time, been a general partner of any general partnership, limited partnership or other Entity.
Section 2.1(a) of the Company Disclosure Schedule contains a list of the jurisdiction of formation of each of the Acquired Companies and other jurisdictions in which each Acquired Company is authorized to do business.

     (b) Company is a corporation, and each Subsidiary is a corporation or a limited liability company, in each case duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with full corporate or other power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Company Contracts to which it is a party. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Company Material Adverse Effect.

     (c) Company has delivered to Parent copies of the Governing Documents of each of the Acquired Companies, as currently in effect. Neither Company nor any Subsidiary is in violation of any provision of its Governing Documents.

2.2  ENFORCEABILITY; NO CONFLICT

     (a) Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Other than the approval contemplated by Section 2.21, Company has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Company.

     (b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule or as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the Delaware General Corporation Law, the HSR Act, MARAD and the rules and regulations promulgated thereunder, any Antitrust Law, and the ASE rules (as they relate to the Form S-4 Registration Statement and the Proxy Statement), none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or other Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Company, or (ii) the consummation by Company of the Merger or any of the Contemplated Transactions, except where the failure to make any such filing, give such notice or obtain the Consent is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (i) Contravene any provision of the Governing Documents of Company, or any resolution adopted in connection with the Contemplated Transactions by the stockholders or board of directors of Company, (ii) Contravene any Company Contract, Governmental Authorization, Law or Order to which Company, or any of the assets owned or used by the Acquired Companies, may be subject, except where such Contravention does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Acquired Companies, except where such Encumbrance does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) The board of directors of Company (at a meeting duly called and held) has by a unanimous vote of those present duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the Contemplated Transactions, and taken all corporate actions required to be taken by the board of directors of Company for the consummation of the Contemplated Transactions and has resolved (i) that this Agreement and the Contemplated Transactions are advisable and fair to, and in the best interests of, Company and its stockholders and (ii) to recommend that the stockholders of Company approve and adopt this Agreement. The board of directors of Company has directed that this Agreement be submitted to the stockholders of Company for their approval. Company has taken all action required to be taken by it in order to exempt this Agreement and the Contemplated Transactions from, and this Agreement and the Contemplated Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws of any state including, without limitation, Section 203 of the Delaware General Corporation Law, or any antitakeover provision in Company's certificate of incorporation and bylaws. No provision of the Governing Documents of any of the Acquired Companies or any Contract of Company would, directly or indirectly, materially restrict or impair (x) the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Acquired Companies that may be acquired or controlled by Parent by virtue of this Agreement or the Voting Agreements, the Contemplated Transactions or (y) the rights granted hereunder and thereunder, or permit any stockholder to acquire securities of Company or Parent, or any of their respective Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of Company.

2.3  CAPITALIZATION AND OWNERSHIP

     (a) The authorized capital stock of Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 20,293,732 shares have been issued and are outstanding as of the date of this Agreement, (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding and (iii) 109,000 shares of Company Common Stock are held by Company in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Companies. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right created by a Company Contract, none of the outstanding shares of Company Common Stock is subject to any right of first refusal under a Company Contract, and except as set forth on Schedule 2.3(b) of the Company Disclosure Schedule or in the Voting Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of

Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of the date of this Agreement, (i) 971,667 shares of Company Common Stock are reserved for future issuance pursuant to stock options (each, a "Company Option") and restricted stock awards, of which 736,911 shares of Company Common Stock are subject to Company Stock Options that have been granted and are outstanding under the Company Stock Option Plan. Section 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement, and (vi) the date on which such Company Option expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

     (c) Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there is no: (i) Company Contract in respect of any outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company, (ii) Company Contract in respect of any outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company, or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and
(ii) all requirements set forth in applicable Contracts, except, in each case, where non-compliance does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

     (e) All of the outstanding shares of capital stock or membership interests, as applicable, of the companies identified in Section 2.1(a) of the Company Disclosure Schedule have been duly authorized, validly issued, and, with respect to shares of capital stock, are fully paid and nonassessable, and are owned beneficially and of record by Company, free and clear of any Encumbrances.

2.4  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Company has made available to Parent accurate and complete copies of all annual reports on Form 10-K, registration statements, definitive proxy statements relating to meetings of Company's stockholders and other registration statements and reports filed by Company with the SEC, and all amendments thereto ("Company SEC Documents"). All Company SEC Documents have been filed by Company with the SEC on timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of Company SEC Documents or any statements, schedules or other documents included or incorporated by reference therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC.

     (b) The consolidated financial statements (including any related notes) contained in Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto,
(ii) fairly present in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements need not contain footnotes and are subject to normal year-end adjustments) and (iii) fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in the financial position of Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods covered thereby.

     (c) Except (i) to the extent set forth on the balance sheet of Company and its consolidated Subsidiaries as at December 31, 2001, including the notes thereto (the "2001 Balance Sheet"), (ii) as set forth in Section 2.4(c) of the Company Disclosure Schedule or (iii) as disclosed in any Company SEC Document filed by Company after December 31, 2001, neither Company nor any Subsidiary has any Liability of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (d) Company has heretofore made available to Parent complete and correct copies of all amendments and modifications (if any) that have not been filed by Company with the SEC to all agreements, documents and other instruments that previously had been filed by Company as exhibits to the Company SEC Documents and are currently in effect.

2.5  BOOKS AND RECORDS

     The minute books of Company contain accurate and complete records of all meetings held of, and corporate action taken by, Company's stockholders and directors. At the time of the Closing, all of those books and records will be in the possession of Company.

2.6  ACCOUNTS RECEIVABLE

     All Accounts Receivable that are reflected in the financial statements contained in the Company SEC Documents or the accounting records of Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All of the Accounts Receivable reflected in the 2001 Balance Sheet or created thereafter are, to the Company's Knowledge, (i) valid receivables subject to no setoffs or counterclaims and (ii) current and collectible in accordance with their terms at their recorded amounts, subject in each case only to the reserve for bad debts set forth in the 2001 Balance Sheet as such reserves may thereafter be adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Acquired Companies.

2.7  NO UNDISCLOSED LIABILITIES

     Except as would not be reasonably likely to have a Company Material Adverse Effect, the Acquired Companies have no Liabilities that would be required by GAAP to be included in a reserve amount or reserve described in the consolidated balance sheet of Company, including the notes thereto, except for Liabilities disclosed in the Company SEC Documents and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

2.8  NO MATERIAL ADVERSE EFFECT

     Since the date of the most recent Company SEC Document, no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Company Material Adverse Effect.

2.9  ABSENCE OF CERTAIN CHANGES AND EVENTS

     From and after December 31, 2001 through and including the date hereof, except as disclosed in any Company SEC Document or Section 2.9 of the Company Disclosure Schedule, each Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) except for grants of stock options or restricted stock under the Company Stock Option Plan, (i) change in the authorized or issued shares or membership interests, as applicable, of any of the Acquired Companies, grant of any equity option or right to purchase shares or membership interests, as applicable, of any of the Acquired Companies; issuance of any security convertible into such equity; (ii) grant of any registration rights; purchase, redemption, retirement or other acquisition by any of the Acquired Companies of any shares or membership interests, as applicable, or securities or obligations convertible into or exchangeable or exercisable for such capital stock or membership interests; declaration or payment of any dividend or other distribution or payment with respect to any shares or membership interests, as applicable (other than to Company from its Subsidiaries); or (iii) sale, pledge, disposal, Encumbrance, or the authorization of the sale, pledge, disposal or Encumbrance by any of the Acquired Companies of any shares of their capital stock of any class or any membership interests;

          (b) any reclassification, combination, split or division by any of the Acquired Companies of their capital stock or membership interests;

          (c) amendment or other modification to the Governing Documents of any of the Acquired Companies;

          (d) except in the Ordinary Course of Business, any payment or increase by any of the Acquired Companies of any bonuses, salaries or other compensation to any stockholder, member, director or officer, or entry into any employment, severance or similar Contract with any stockholder, member, director, officer, employee, consultant or advisor;

          (e) adoption of or amendment to any Plan or material Other Benefit Obligation of any of the Acquired Companies;

          (f) damage to or destruction or loss with an aggregate value in excess of $500,000 of any asset or property of any of the Acquired Companies, whether or not covered by insurance;

          (g) entry into, material modification, cancellation or termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, guaranty or similar Company Contract, or (ii) any Contract or transaction involving a total remaining commitment by or to any of the Acquired Companies of at least $500,000;

          (h) mobilization of, or any agreement entered into by any of the Acquired Companies which provides for the mobilization of, any Company Drilling Rig to any area of the world other than such area in which such Company Drilling Rig was located on December 31, 2001;

          (i) Contract that provides for contract drilling services (each, a "Drilling Contract") entered into by any of the Acquired Companies or any material amendment or modification thereto;

          (j) sale, lease or other disposition of any asset or property of any of the Acquired Companies with an aggregate value in excess of $2,500,000, or the creation of any material Encumbrance on any material asset of any of the Acquired Companies;

          (k) settlement, cancellation or waiver of any claims or rights in excess of $500,000, or which relate to any of the Contemplated Transactions;

          (l) material acceleration or delay in the payment of accounts payable or in the collection of Accounts Receivable;

          (m) material change in the accounting methods, principles or practices used by any of the Acquired Companies; or

          (n) Contract by any of the Acquired Companies to do any of the foregoing.

2.10  PROPERTIES

     None of the Acquired Companies owns any Real Property. Section 2.10 of the Company Disclosure Schedule contains a list of all leases of Real Property in which any Acquired Company has a leasehold estate.

2.11  INTELLECTUAL PROPERTY

     (a) Except as does not have and would not be reasonably likely to have a Company Material Adverse Effect, (i) the Acquired Companies own or have the right to use pursuant to a valid Contract all material items of Intellectual Property necessary for the operation of the Acquired Companies as presently conducted, (ii) each item of Intellectual Property owned or used by the Acquired Companies as of the date of this Agreement will be owned or available for use by the Acquired Companies on substantially identical terms immediately subsequent to the Closing, and (iii) to Company's Knowledge, no Intellectual Property owned by and/or licensed to the Acquired Companies is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (b) To the Knowledge of Company, none of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise Contravened any intellectual property rights of third parties, and none of the Acquired Companies has received any written notice regarding any such actual, alleged or potential interference, infringement, misappropriation or Contravention, except where such interference, infringement, misappropriation or Contravention does not have, and is not reasonably likely to have, a Company Material Adverse Effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, nor will the continued operation of the Acquired Companies after the Closing as presently conducted result, directly or indirectly, in any such interference, infringement, misappropriation or Contravention, except where such interference, infringement, misappropriation or Contravention does not have, and is not reasonably likely to have, a Company Material Adverse Effect. To Company's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise Contravened any Intellectual Property rights of any of the Acquired Companies, except where such interference, infringement, misappropriation or Contravention does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

     (c) None of the Acquired Companies owns any material patent, registered trademark, service mark or copyright or has pending any material patent application or application for registration that has been made with respect to any Intellectual Property owned by the Acquired Companies.

2.12  CONTRACTS; NO DEFAULTS

     (a) Except as set forth on Section 2.12(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents, there is no:

          (i) Company Contract that involves performance of services or delivery of goods or materials by any of the Acquired Companies of an amount or value in excess of $500,000;

          (ii) Company Contract that involves performance of services or delivery of goods or materials to any of the Acquired Companies of an amount or value in excess of $500,000;

          (iii) Company Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by any of the Acquired Companies of an amount or value in excess of $500,000;

          (iv) Company Contract that is a (A) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or (B) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which Company is the beneficiary but excluding endorsements of instruments for collection in the Ordinary Course of Business);

          (v) Company Contract affecting the ownership of, leasing of, title to, use of, or any other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000);

          (vi) material Company Contract with respect to Intellectual Property (including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property) except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500,000 under which any of the Acquired Companies is the licensee, and the list identifies those pursuant to which an Acquired Company uses Intellectual Property owned by a third party;

          (vii) material Company Contract with any labor union or other employee representative of a group of employees;

          (viii) Company Contract other than Company Plans involving a sharing of profits, losses, costs or Liabilities by any of the Acquired Companies with any other Person;

          (ix) Company Contract containing covenants that in any way purport to restrict the business activity of Company or limit the freedom of any of the Acquired Companies to engage in any line of business or to compete with any Person; and

          (x) Company Contract for capital expenditures in excess of $2,500,000.

     (b) Company has made available to Parent a copy of each Company Contract listed on Section 2.12(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents.

     (c) Each Company Contract set forth in Section 2.12(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents and material to Company's business is in full force and effect and is valid and enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), except where failure to be in full force and effect or failure to be valid and enforceable does not have, and is not reasonably likely to have, a Company Material Adverse Effect. Except where such Contravention does not have, and is not reasonably likely to have, a Company Material Adverse Effect: (i) none of the Acquired Companies nor, to Company's Knowledge any other party to a Company Contract has Contravened any of the applicable terms of a Company Contract, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result directly or indirectly in Contravention of any Company Contract by Company or, to Company's Knowledge any other party thereto, and (iii) to Company's Knowledge, none of the Acquired Companies has given or received any written notice or other communication alleging Contravention of any Company Contract.

     (d) Each Drilling Contract or each Company Contract that provides for the construction of a Company Drilling Rig a ("Rig Contract") is in full force and effect and is valid and enforceable in accordance with its terms and (i) none of the Acquired Companies nor, to Company's Knowledge, any other party to a Drilling Contract or Rig Contract has Contravened any of the applicable terms of a Drilling Contract or Rig Contract, (ii) to Company's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result directly or indirectly in Contravention of any Drilling Contract or Rig Contract, and (iii) none of the Acquired Companies has given or received written notice or other communication regarding any actual, alleged or potential Contravention of any Drilling Contract or Rig Contract.

     (e) To Company's Knowledge, as of the date of this Agreement, no party to a Company Contract listed on Section 2.12(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents and material to Company's business has repudiated it. As of the date of this Agreement, there currently are no renegotiations of, to Company's Knowledge, attempts to renegotiate or outstanding material rights to renegotiate any Company Contracts listed on
Section 2.12(a) of the Company

Disclosure Schedule or filed as an exhibit to the Company SEC Documents and material to Company's business, nor has any written demand for renegotiation been made.

2.13  INSURANCE

     Section 2.13 of the Company Disclosure Schedule sets forth a list of each material (a) insurance policy issued to each Acquired Company as a "named insured" or otherwise providing insurance to such company as an insured party or additional insured party, or on any other basis, and (b) self-insurance program, retrospective premium program or captive insurance program in which each Acquired Company participates. Each Acquired Company has complied with each such insurance policy and program and to Company's Knowledge, has not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder, except where such loss or forfeiture of a material right thereunder does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

2.14  TAXES

     Except as set forth in Section 2.14 of the Company Disclosure Schedule:

          (a) Each Acquired Company has filed (or has had filed on its behalf) on a timely basis all Tax Returns as required by applicable Laws, except where failure to file a Tax Return does not have, and is not reasonably likely to have, a Company Material Adverse Effect. Each such Tax Return is accurate and complete in all material respects. There are no material Encumbrances for any Taxes on any of the assets of any of the Acquired Companies.

          (b) The amounts reflected as Liabilities in the financial statements contained in the Company SEC Documents for all Taxes are adequate in all material respects to cover any and all Liabilities for all Taxes, whether or not disputed, that have been accrued with respect to, should have been accrued with respect to, or are applicable to the period ended on and including the date of such financial statements, or to any years and periods prior thereto and for which any of the Acquired Companies may be directly, indirectly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

          (c) No federal, state, local or foreign audits or other Proceedings exist with regard to any material Taxes or Tax Returns of any of the Acquired Companies. None of the Acquired Companies has received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to such company or any Tax Return filed by or with respect to such company. None of the Acquired Companies has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

          (d) All Tax deficiencies that have been claimed, proposed or asserted in writing against any of the Acquired Companies have been fully paid or finally settled. There are no pending Tax examinations as of the date of this Agreement.

          (e) There are no outstanding requests for rulings with any Governmental Body with respect to Taxes that would materially affect the operations of any of the Acquired Companies after the Closing Date. None of the Acquired Companies has any pending application with any Governmental Body requesting permission for any change in accounting method or tax year.

          (f) None of the Acquired Companies has filed a consent under Code
     Section 341(f) concerning collapsible corporations.

          (g) None of the Acquired Companies is or has been in the past five (5) years a United States real property holding company within the meaning of Code Section 897(c)(2) .

          (h) None of the Acquired Companies has in the past three (3) years been a member of an affiliated group (within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated Tax Return (other than a group of which the Company is the common parent) nor has any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

          (i) In the two-year period ending with the Closing Date, none of the Acquiring Companies has distributed the stock of any corporation in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or has been distributed in such a distribution, and prior to such period, no such distribution was made with the plan or intent of facilitating the Merger.

2.15  EMPLOYEE BENEFITS

     (a) Section 2.15(a) of the Company Disclosure Schedule contains a list of all material Company Plans. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule and the Company SEC Documents, to Company's Knowledge, there are no material Liabilities, including fines and penalties of any Acquired Company, with respect to any plans, arrangements or practices of the type that would constitute a Company Plan that were terminated or discontinued prior to the date of this Agreement and previously maintained or contributed to by any Acquired Company, or to which any Acquired Company previously had an obligation to contribute.

     (b) Company has delivered or made available to Parent current and complete copies of (i) each Company Plan and any related trust, including all summary plan descriptions, (ii) all insurance policies purchased by or to provide benefits under any Company Plan which are available to pay current benefits and any other funding arrangements with respect to any Company Plan, (iii) the most recent Form 5500 filed with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants and (iv) with respect to Company Plans that are Qualified Plans, the most recent determination letter for each such Plan.

     (c) The Acquired Companies have timely performed all of their respective obligations under all Company Plans, except where non-compliance does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule and, in each case, where non-compliance does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies, with respect to all Company Plans, are and each Company Plan is in compliance with ERISA, the Code and other applicable Laws, including the provisions of such Laws expressly mentioned in this Section and, including but not limited, to the Age Discrimination in Employment Act, as amended, and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and with any applicable collective bargaining agreement. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule or does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) has occurred with respect to any Company Plan or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Plans that could result in any Acquired Company becoming liable directly or indirectly (by indemnification or otherwise) for any material Liability for any excise tax, penalty or other liability under ERISA or the Code. Other than routine claims for benefits submitted by participants or beneficiaries, no material written claim against, or Proceeding involving, any Company Plan is pending or, to Company's Knowledge, is threatened as of the date hereof, except any claim or Proceeding which does not and is not reasonably likely to have individually or in the aggregate, a Company Material Adverse Effect. To Company's Knowledge, there is no basis to anticipate any such action, suit, arbitration or claim exists (other than routine claims for benefits) with respect to any Company Plan, and there are no investigations or audits of any Company Plan by any governmental authority currently pending and there have been no such investigations or audits that have been concluded, in any such case which has or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or resulted in any material Liability of any Acquired Company or ERISA Affiliate that has not been fully discharged.

     (d) Each Qualified Plan of the Acquired Companies has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a), and each such Plan and trust complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Code Section 401(a) and a tax-exempt trust under Code Section 501(a), except where non-compliance does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (e) Except to the extent required under ERISA Section 601 et seq. and Code
Section 4980B, none of the Acquired Companies has any material Liability to provide health benefits coverage for any retired employee or to provide health benefits coverage to any active employee following such employee's retirement.

     (f) Except as set forth in Section 2.15(f) of the Company Disclosure Schedule, there are no overdue (i) insurance premiums required to be paid with respect to any Company Plan and, (ii) to Company's Knowledge, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar Proceeding and no such Proceedings with respect to any insurer are imminent.

     (g) The Acquired Companies shall reasonably cooperate with Parent with any reasonably necessary action to ensure compliance with any federal or state Law applicable to the Company Plans, whether such action occurs prior to, on, or after the Effective Time.

     (h) Except as set forth in Section 2.15(h) of the Company Disclosure Schedule, the Acquired Companies have not agreed or committed (orally or in writing) to make any amendments to any Company Plan not already embodied in the documents comprising the Company Plans, other than any amendments required by Law, or to establish or implement any other employee or retiree benefit or compensation arrangement.

     (i) Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit under or in connection with any Company Plan or constitute a "deemed severance" or "deemed termination" under any Company Plan or under any applicable Law.

2.16  LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE

     (a) The Acquired Companies have complied in all respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and plant closing, except where non-compliance does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

     (b) None of the Acquired Companies has been, and is not now, a party to any collective bargaining agreement or other labor Contract. To Company's Knowledge, no application or petition is pending for an election of or for certification of a collective bargaining agent representing employees of any of the Acquired Companies.

2.17  ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     (a) The Acquired Companies are, and at all times have been, in full compliance with, and have not been and are not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law, except where failure to comply with, Contravention of or Liability under such Environmental Law or Occupational Safety and Health Law does not have, and is not reasonably likely to have, a Company Material Adverse Effect. None of the Acquired Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Body or other Person acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which any of the Acquired Companies has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any of the

Acquired Companies or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received, except where such violation or failure to comply with any Environmental Law, or such obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

     (b) There are no pending or, to Company's Knowledge, threatened, claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal or mixed) in which any of the Acquired Companies has or had an interest, except where such claims, Encumbrances or other restrictions, either individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect.

     (c) Company has no Knowledge of or any basis to expect, nor has any of the Acquired Companies or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication (i) that relates to Hazardous Activity, Hazardous Materials or any actual, alleged or potential Contravention of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or (ii) of any actual, alleged or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which any of the Acquired Companies had an interest, or with respect to any property or facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any of the Acquired Companies, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received, except for any such matters as do not and are not reasonably likely to have a Company Material Adverse Effect.

2.18  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except for such matters as, individually or in the aggregate, do not have, or are not reasonably likely to have, a Company Material Adverse Effect:
(i) each of the Acquired Companies is in full compliance with each Law that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, and (ii) to Company's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would cause any of the Acquired Companies to Contravene any Law or may give rise to any obligation on the part of any of the Acquired Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Acquired Companies has received at any time since January 1, 2000 any written notice or other communication from any Governmental Body or any other Person regarding any alleged Contravention of any Law or any actual, alleged or potential obligation on the part of such company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Section 2.18(b) of the Company Disclosure Schedule contains an accurate and complete list of each material Governmental Authorization that is held by the Acquired Companies, all of which are valid and in full force and effect and will remain so following the Closing, except where the failure of such Governmental Authorization to be valid or in full force and effect prior to or following the Closing does not have, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Acquired Companies is in full compliance with all of the terms and requirements of each such Governmental Authorization, except where failure to comply with such terms and requirements does not have, and is not reasonably likely to have, a Company Material Adverse Effect. Except where such Contravention does not have, and is not reasonably likely to have, a Company Material Adverse Effect: (i) to Company's Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization, and (ii) none of the Acquired Companies has received at any time since January 1, 2000 any written notice or other communication from any Governmental Body or any other Person alleging any Contravention of any Governmental Authorization.

     (c) The Governmental Authorizations listed in Section 2.18(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit each of the Acquired Companies to conduct its business lawfully in the manner in which it currently conducts such business and to permit each of the Acquired Companies to own and use its assets in the manner in which it owns and uses such assets currently, except, in each case, where the failure to hold a Governmental Authorization does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

2.19  LEGAL PROCEEDINGS; ORDERS

     (a) Section 2.19(a) of the Company Disclosure Schedule lists any pending Proceedings not disclosed in the Company SEC Documents (i) by or against any of the Acquired Companies or any of their respective properties, assets, officers or directors, and none of such Proceedings are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies, (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or (iii) in which any Acquired Company indemnifies any third party. To Company's Knowledge, no other such Proceeding has been threatened in writing.

     (b) Section 2.19(b) of the Company Disclosure Schedule lists each material Order not disclosed in the Company SEC Documents to which each of the Acquired Companies, or any of the material assets owned or used by it is subject. To Company's Knowledge, no officer, director, agent or key employee of any of the Acquired Companies is subject to any Order that prohibits such officer, director, agent or key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.20  RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth in the Company SEC Documents, no Person has, or since January 1, 2000 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the business of any of the Acquired Companies, or any other business relationship, that would require disclosure under Item 404 of Regulation S-K. Except as set forth in the Company SEC Documents, no Person is a party to any Contract with, or has any claim or right against, Company that would require disclosure under Item 404 of Regulation S-K.

2.21  VOTE REQUIRED

     The affirmative vote of the holders of not less than 66 2/3% of the then outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of Company necessary to approve the Merger.

2.22  BROKERS FINDERS

     Except for Credit Suisse First Boston Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. Company has furnished to Parent a copy of all Contracts related to such engagement of Credit Suisse First Boston Corporation.

2.23  OPINION OF COMPANY'S FINANCIAL ADVISOR

     Company's board of directors has received the written opinion of Credit Suisse First Boston Corporation, financial advisor to Company, dated May 14, 2002, to the effect that as of the date of the opinion the Merger Consideration to be received by the holders of Company Common Stock in the Merger, other than those Persons executing Voting Agreements and their respective affiliates, is fair, from a financial point of view, to such holders.

2.24  PARACHUTE PAYMENTS

     Except as disclosed in Section 2.24 of the Company Disclosure Schedule, or resulting from the acceleration of vesting of Company Stock Options under the terms of the Company Stock Option Plan, the matters described in Section 5.4 and the Severance Benefits Agreement dated June 12, 2000, none of the Acquired Companies has made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments defined in Code Sections 280G or 162(m). None of the Acquired Companies is required to "gross up" or otherwise make any payment resulting from the imposition of any excise tax on such payments.

2.25  CERTAIN BUSINESS PRACTICES

     As of the date of this Agreement, none of the Acquired Companies, nor, to the Knowledge of Company, any agent or employee of Acquired Companies acting on behalf of the Acquired Companies has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, or (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended.

2.26  CHANGE IN CONTROL

     Except as set forth in Section 2.26 of the Company Disclosure Schedule or contained in a Company Contract included in a Company SEC Document, the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional acts or events) result in (a) any payment (whether of severance pay or otherwise) becoming due from Company or any Subsidiary to any Person, (b) the termination of, or provide the right of any Person to terminate, any material Company Contract, or (c) the acceleration of any material benefits of any Person under any material Company Contract.

2.27  COMPANY DRILLING RIGS

     (a) Section 2.27(a) of the Company Disclosure Schedule sets forth a list of Company Drilling Rigs and, if applicable, the name of the nation under which each Company Drilling Rig is documented and flagged and indicates all Company Drilling Rigs that are laid up or being held for sale on the date hereof. With respect to Company Drilling Rigs, with the exception of any Company Drilling Rig not yet delivered to Company, Company or a Subsidiary has good title to each such Company Drilling Rig, free and clear of all liens or Encumbrances except for such as are disclosed in Section 2.27(a) of the Company Disclosure Schedule or in the Company SEC Documents.

     (b) Section 2.27(b) of the Company Disclosure Schedule contains a list of all leases or charters in effect as of the date of this Agreement providing for the use by Company or any Subsidiary of a Company Drilling Rig. Complete and correct copies of each lease or charter (including material amendments or modifications thereto) have been delivered or made available to Parent.

     (c) With respect to each Company Drilling Rig with the exception of any Company Drilling Rig not yet delivered to Company: (i) such Company Drilling Rig is lawfully documented under the flag of the nation listed on Section 2.27(a) of the Company Disclosure Schedule for such Company Drilling Rig, (ii) such Company Drilling Rig is afloat and in satisfactory operating condition for charter hire,
(iii) such Company Drilling Rig holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner drilling rigs of its kind are being operated in the geographical area in which such Company Drilling Rig is presently being operated which the failure to hold would reasonably be expected to have a Company Material Adverse Effect, (iv) to the Knowledge of Company, no event has occurred and no condition exists as of the date of this Agreement that would endanger the maintenance of the classification of such Company Drilling Rig, (v) such Company Drilling Rig is a jack-up drilling rig and is considered by the American Bureau of Shipping to be in class as a Maltese Cross A1 Self-Elevating Drilling Unit and free of any recommendations affecting class and (vi) there exists no outstanding requirements or recommendations resulting from any inspections by, or rules or regulations of, any Governmental Body, including without limitation, the American Bureau of Shipping, the U.S. Coast Guard, the U.S. Minerals Management Service, the U.S. Occupational Safety and Health Administration, or the Laws of any nation under which any of the Company Drilling Rigs are flagged.

     (d) Section 2.27(d) of the Company Disclosure Schedule contains a list of the geographical location in which each Company Drilling Rig, with the exception of any Company Drilling Rig not yet delivered to Company, is being operated as of the date hereof. Each Company Drilling Rig can be removed from such geographical location and transported to the United States without the material payment, Liability or imposition of any Tax or other payment of any kind to any Governmental Body.

2.28  DISCLOSURE

     None of the information to be supplied by Company for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information to be supplied by Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.29  FINANCIAL AND COMMODITY HEDGING

     Section 2.29 of the Company Disclosure Schedule sets forth a list of each Company Contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133 outstanding as of the date of this Agreement, including the fair market value of each such outstanding hedging or derivative transaction. As of the date of this Agreement, the cost to Company to close all of its outstanding hedging or derivative transactions would not exceed an aggregate amount of $1.7 million.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to Company that, except as set forth in the Parent Disclosure Schedule or Parent SEC Documents:

3.1  ORGANIZATION

     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3.2  ENFORCEABILITY; NO CONFLICT

     (a) Assuming due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. Each of Parent and Merger Sub has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of each of Parent and Merger Sub.

     (b) Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the Delaware General Corporation Law, the HSR Act, MARAD and the rules and regulations promulgated thereunder, any Antitrust Law and the NYSE rules (as they relate to the Form S-4 Registration Statement and the Proxy Statement), neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Body or other Person in connection with the execution and delivery of this Agreement or any other agreements referred to in this Agreement by Parent, or the consummation or performance of any of the Contemplated Transactions, except where the failure to make such filing, give such notice or obtain the Consent is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will (i) Contravene any provision of the Governing Documents of Parent or Merger Sub, or any resolution adopted in connection with the Contemplated Transactions by the stockholders or board of directors of Parent or Merger Sub, (ii) Contravene any Parent or Merger Sub Contract, Governmental Authorization, Law or Order to which Parent or Merger Sub, or any of the assets owned or used by Parent and its Subsidiaries, collectively, may be subject, except where such Contravention does not, and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent and its Subsidiaries, except where such Encumbrance does not and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (d) The board of directors of Parent (at a meeting duly called and held) has, by unanimous vote, duly and validly authorized the execution, delivery and performance of this Agreement by Parent and unanimously approved the consummation of the Contemplated Transactions.

3.3  CAPITALIZATION

     (a) The authorized capital stock of Parent consists of: (i) 250,000,000 shares of Parent Common Stock, (ii) 5,000,000 shares of Parent First Preferred Stock, and (iii) 15,000,000 shares of Parent Preferred Stock, of which 1,250,000 have been designated as Series A Junior Participating Preferred Stock. As of the date of this Agreement, (i) 135,399,864 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent First Preferred Stock are issued and outstanding, and (iii) no shares of Parent Preferred Stock are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

     (b) As of the date of this Agreement, (i) 23,548,127 shares of Parent Common Stock are held in the treasury of Parent, (ii) 10,552,304 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent Incentive Plans, of which 3,762,633 shares of Parent Common Stock are subject to stock options that have been granted and are outstanding under the Parent Incentive Plans, (iii) 492,000 shares of Parent Common stock are reserved for future issuance pursuant to the Parent Directors Plan, of which 114,000 shares of Parent Common Stock are subject to stock options that have been granted and are outstanding under the Parent Directors Plan, (iv) 1,000,000 shares of Parent Common Stock are reserved for future issuance as matching contributions under the Parent Savings Plan, and (v) no shares of Parent Common Stock are reserved for issuance as matching contributions under the Parent SERP.

     (c) Except as contemplated by this Agreement or as set forth in the Parent SEC Documents, as of the date of this Agreement there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any Parent Subsidiary, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any Parent Subsidiary, or
(iii) stockholder rights plan (or similar plan common referred to as a "poison pill") or Contract under which Parent or any Parent Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by Parent.

3.4  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Parent has made available to Company accurate and complete copies of all annual reports on Form 10-K, registration statements, definitive proxy statements relating to meetings of Parent's stockholders and other registration statements and reports filed by Parent with the SEC since January 1, 1999, and all amendments thereto ("Parent SEC Documents"). All Parent SEC Documents have been filed by Parent with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and (ii) none of the Parent SEC Documents or any statements, schedules or other documents included or incorporated by reference therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto,
(ii) fairly present in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements need not contain footnotes and are subject to normal year-end adjustments) and (iii) fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in the financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods covered thereby.

     (c) Except (i) to the extent set forth on the balance sheet of Parent and its consolidated Subsidiaries as at December 31, 2001, including the notes thereto (the "2001 Parent Balance Sheet") or (ii) as disclosed in any Parent SEC Document filed by Parent after December 31, 2001, neither Parent nor any Subsidiary has any Liability of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for Liabilities, which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (d) Parent has heretofore made available to Company complete and correct copies of all amendments and modifications (if any) that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent as exhibits to the Parent SEC Documents and are currently in effect.

3.5  COMPLIANCE WITH LAWS

     Except for such matters as, individually or in the aggregate, do not have, or are not reasonably likely to have, a Parent Material Adverse Effect: (a) Parent is in full compliance with each Law that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, and (b) to Parent's Knowledge no event has occurred or circumstance exists that (with or without notice or lapse of time) may cause Parent to Contravene any Law or may give rise to any obligation on the part of Parent to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Parent has not received at any time since January 1, 2000 any written notice or other communication from any Governmental Body or any other Person regarding any alleged Contravention of any Law or any actual, alleged or potential obligation on the part of such company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.6  LEGAL PROCEEDINGS; ORDERS

     There are no pending Proceedings not disclosed in the Parent SEC Documents
(a) by or against Parent or that otherwise relate to or may affect the business of, or any of the assets owned or used by, Parent that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Parent's Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.7  VALID ISSUANCE

     The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.8  DISCLOSURE

     None of the information to be supplied by Parent or Merger Sub for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. None of the information to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.9  CASH CONSIDERATION

     Parent has available to it, and at the Closing will have available to it, all funds necessary to pay the Cash Consideration and to satisfy its obligations hereunder.

3.10  NO PRIOR ACTIVITIES

     Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Contemplated Transactions, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

3.11  NO MATERIAL ADVERSE EFFECT

     Since the date of the most recent Parent SEC Document no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Parent Material Adverse Effect.

3.12  ABSENCE OF CERTAIN CHANGES AND EVENTS

     From and after December 31, 2001 through and including the date hereof, except as disclosed in any Parent SEC Document, Parent has conducted its business only in ordinary course of business and there has not been any:

          (a) material change in the authorized or issued shares of Parent, other than grants of stock options under any Parent option plan or Parent Other Benefit Obligation, grant of any right to purchase shares of Parent; issuance of any security convertible into such equity; grant of any registration rights; purchase, redemption, retirement or other acquisition by Parent of any shares or securities or obligations convertible into or exchangeable or exercisable for such capital stock, except pursuant to any Parent Plan; declaration or payment of any dividend or other distribution or payment with respect to any shares; other than in the ordinary course of business.

          (b) any reclassification, combination, split or division of Parent Common Stock;

          (c) amendment or other modification to the Governing Documents of Parent;

          (d) damage to or destruction or loss with an aggregate value in excess of $5 million of any asset or property of Parent;

          (e) sale, lease or other disposition of any asset or property of Parent with an aggregate value in excess of $5 million, or the creation of any material Encumbrance on any material asset of Parent;

          (f) settlement, cancellation or waiver of any claims or rights in excess of $5 million, or which relates to any of the Contemplated Transactions;

          (g) material change in the accounting methods, principles or practices used by Parent; or

          (h) Contract by Parent to do any of the foregoing.

3.13  GOVERNMENT AUTHORIZATION

     (a) Each material Governmental Authorization that is held by Parent is valid and in full force and effect and will remain so following the Closing, except where the failure of such Governmental Authorization to be valid or in full force and effect prior to or following the Closing does not have, and is not reasonably likely to have, a Parent Material Adverse Effect. Parent is in full compliance with all of the terms and requirements of each such Governmental Authorization, except where failure to comply with such terms and requirements does not have, and is not reasonably likely to have, a Parent Material Adverse Effect. Except where such Contravention does not have, and is not reasonably likely to have, a Parent Material Adverse Effect: (i) to Parent's Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization, and (ii) Parent has not received at any time since January 1, 2000 any written notice or other communication from any Governmental Body or any other Person alleging any Contravention of any Governmental Authorization.

     (b) All such Governmental Authorizations constitute all of the Governmental Authorizations necessary to permit the Parent to conduct its business lawfully in the manner in which it currently conducts such business and to permit Parent to own and use its assets in the manner in which it owns and uses such assets currently, except, in each case, where the failure to hold a Governmental Authorization does not have, and is not reasonably likely to have, a Parent Material Adverse Effect.

3.14  TAXES

     (a) Parent has filed (or has had filed on its behalf) on a timely basis all material Tax Returns as required by applicable Laws. Each such Tax Return is accurate and complete in all material respects. There are no material Encumbrances for any Taxes on any of the assets of Parent.

     (b) The amounts reflected as Liabilities in the financial statements contained in the Parent SEC Documents for all Taxes are adequate in all material respects to cover any and all Liabilities for all Taxes, whether or not disputed, that have been accrued with respect to, should have been accrued with respect to, or are applicable to the period ended on and including the date of such financial statements, or to any years and periods prior thereto and for which Parent may be directly, indirectly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

     (c) No federal, state, local or foreign audits or other Proceedings exist with regard to any material Taxes or Tax Returns of Parent. Parent has not received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to such company or any Tax Return filed by or with respect to such company. Parent has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

3.15  BROKERS; FINDERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE 4

                    CERTAIN COVENANTS OF COMPANY AND PARENT

4.1  ACCESS AND INVESTIGATION BY PARENT

     (a) Between the date hereof and the Effective Time (the "Pre-Closing Period"), Company will give Parent and Merger Sub and their authorized Representatives reasonable access during normal business hours to all employees, plants, offices, drilling rigs and other facilities and to all books and records of the Acquired Companies, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Acquired Companies' officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Acquired Companies as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 4.1 shall affect or be deemed to modify any of the representations or warranties made by Company or be deemed a waiver of any breach thereof.

     (b) During the Pre-Closing Period, Company shall furnish to Parent and Merger Sub: (i) promptly after the delivery thereof to management, such monthly financial statements, data and operating reports as are regularly prepared for distribution to Company management, and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company SEC Documents, which (in the case of this clause (ii)), shall be in accordance with the books and records of Company.

     (c) Each of Parent and Merger Sub will hold and will cause its authorized Representatives to hold in confidence all documents and information concerning Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the Contemplated Transactions pursuant to the terms of the Confidentiality Agreement.

4.2  OPERATION OF COMPANY'S BUSINESS

     (a) During the Pre-Closing Period, except as set forth in Section 4.2(a) of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement: (i) Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the Ordinary Course of Business, and
(B) in material compliance with all applicable Laws and the requirements of all Company Contracts that constitute Material Contracts, (ii) Company shall use its Reasonable Efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies and (iii) without the prior written consent of Parent, which shall not be unreasonably withheld, (A) Company shall not, and shall cause each of the other Acquired Companies not to, take any affirmative action, or fail to take any reasonable action within its control, which action or failure to act is reasonably likely to result in any of the changes or events described in clauses
(a) -- (n) of Section 2.9 (other than those specified in Section 2.9(f) resulting from inaction), (B) Company shall keep in full force and effect, and without modification or amendment, or any lapse of coverage under, all insurance policies referred to in Section 2.13 of the Company Disclosure Schedule, (C) Company shall promptly notify Parent of (1) any written notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions and (2) any Proceeding commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Companies that relates to the consummation of the Contemplated Transactions, (D) Company shall not enter into any Contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133 and
(E) Company shall not grant any Company Options or restricted stock awards under the Company Stock Option Plan.

     (b) During the Pre-Closing Period, Company shall promptly notify Parent in writing of: (i) the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy or breach in any representation or warranty made by Company in this Agreement, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement, and that causes or constitutes a material inaccuracy or breach in any representation or warranty made by Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of any of the Acquired Companies, and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 6, 7 and 8 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, Company shall promptly advise Parent in writing of any Proceeding or material claim or Contract dispute threatened, commenced or asserted against or with respect to any of the Acquired Companies. No notification given to Parent pursuant to this Section 4.2(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement.

4.3  NO SOLICITATION

     (a) Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Companies or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal (except pursuant to Section 5.2(c)) or (v) enter into any Contract contemplating or otherwise relating to any Acquisition Transaction (except pursuant to Section 9.1(f)); provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this
Section 4.3(a) shall not prohibit Company from furnishing information regarding the Acquired Companies to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that is submitted to Company by such Person (and not withdrawn) and that is a Superior Proposal (determined based on facts known at the time of such proposal) if (i) neither Company nor any Representative of any of the Acquired Companies shall have violated in any material respect any of the restrictions set forth in this Section 4.3, (ii) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable Law, (iii) within two business days after furnishing any such information to, or entering into discussions or negotiations with, such Person, Company gives Parent written notice of the identity of such Person and the fact that the Company furnished information to, or entered into discussions or negotiations with, such Person, and (iv) Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all information furnished to such Person by or on behalf of Company. Without limiting the generality of the foregoing, Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this
Section 4.3 by Company.

     (b) Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that is reasonably likely to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, or indication of interest, and the terms of any such Acquisition Proposal) that is made or submitted by any Person during the Pre-Closing Period. Company shall keep Parent informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest.

     (c) Company shall immediately cease and cause to be terminated any existing discussions as of the date of this Agreement with any Person that relate to any Acquisition Proposal.

     (d) Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which any of the Acquired Companies is a party, and will use its Reasonable Efforts to enforce or cause to be enforced each such agreement at the request of Parent.

4.4  OPERATION OF PARENT'S BUSINESS

     (a) During the Pre-Closing Period, except as contemplated by any other provision of this Agreement: (i) Parent shall conduct its business and operations in the ordinary course of business, (ii) Parent shall use its Reasonable Efforts to preserve intact its current business organization, (iii) without the prior written consent of Company, which shall not be unreasonably withheld, Parent shall not, and shall cause its Subsidiaries not to, take any affirmative action, or fail to take any reasonable action within its control, which action or failure to act is reasonably likely to result in any of the changes or events described in clauses (a), (b), (c) or (g) (or (h) as it relates to the foregoing) of Section 3.12, (iv) acquire or enter into any Contract to acquire (by means of acquisition of capital stock, assets, merger, other business combination or otherwise) any businesses or assets, if the aggregate amount of consideration (whether comprised of cash, securities or other property) paid or payable by Parent or its Subsidiaries in respect of any and all such acquisitions would exceed, in the aggregate, $400 million (with any Parent Common Stock issued or to be issued as consideration to be valued based upon the closing price of Parent Common Stock on the date of this Agreement), and (v) Parent shall promptly notify Company of (A) any written notice or other communication in writing from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions and (B) any Proceeding commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting Parent that relates to the Contemplated Transactions.

     (b) During the Pre-Closing Period, Parent shall promptly notify Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy or breach in any representation or warranty made by Parent in this Agreement, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement, and that causes or constitutes a material inaccuracy or breach in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of Parent, and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 6, 7 and 8 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise Company in writing of any Proceeding or material claim threatened, commenced or asserted against or with respect to it. No notification given to Company pursuant to this
Section 4.4(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS OF THE PARTIES

5.1  REGISTRATION STATEMENT; PROXY STATEMENT

     (a) As promptly as practicable after the date of this Agreement, Company shall prepare and cause to be filed with the SEC the Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger. Each of Parent and Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Proxy Statement. Each of Parent and Company shall use its Reasonable Efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Company will cause the Proxy Statement to be mailed to Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and Company shall also promptly file, use its Reasonable Efforts to cause to become effective as promptly as possible and, if required, mail to Company's stockholders any amendment to the Form S-4 Registration Statement or Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective.

     (b) If at any time prior to the Effective Time any event or circumstance relating to Parent or its directors or officers is discovered by Parent which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (c) If at any time prior to the Effective Time any event or circumstance relating to any of the Acquired Companies or their respective directors or officers is discovered by Company which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (d) Each of Parent and Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto.

     (e) Prior to the Effective Time, Parent shall use Reasonable Efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at Company Stockholders' Meeting (as defined in Section 5.2); provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

5.2  COMPANY STOCKHOLDERS' MEETING

     (a) Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement

("Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws.

     (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Company recommends that Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of Company's board of directors that Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"), and (ii) except as permitted by Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock is made to Company and is not withdrawn, (ii) Company provides Parent with at least three business days prior notice of any meeting of Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Proposal, (iii) Company's board of directors determines in good faith that such offer constitutes a Superior Proposal, (iv) Company's board of directors determines in good faith, after having taken into account the advice of Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for Company's board of directors to comply with its fiduciary duties to Company's stockholders under applicable Law, and (v) none of the Acquired Companies nor any of their Representatives shall have violated in any material respect any of the restrictions set forth in Section 4.3.

     (d) Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3  CONSENTS; REGULATORY APPROVALS

     (a) Subject to Section 5.3(c), each of Parent and Company shall use its Reasonable Efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(c), Parent and Company shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) use its Reasonable Efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Laws or Contract, or otherwise) by such party in connection with any of the Contemplated Transactions and (iii) use its Reasonable Efforts to lift any restraint, injunction or other legal bar to the Merger. Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by Company during the Pre-Closing Period.

     (b) Without limiting the generality of Section 5.3(a), each of Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable Antitrust Laws in connection with the Merger. Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its Reasonable Efforts to take or cause to be taken, all other actions consistent with this Section 5.3(b) reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Merger or any of the Contemplated Transactions, (ii) keep the other party informed as to the status of any such Proceeding or threat and (iii) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Law, Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other Antitrust Law.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of the Acquired Companies to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets, (ii) discontinue or cause any of Acquired Companies to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service, (iii) hold separate or cause any of the Acquired Companies to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations, (iv) make or cause any of the Acquired Companies to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies, or (v) contest any Proceeding relating to the Merger if Parent determines in good faith that contesting such Proceeding might not be advisable.

5.4  EMPLOYEE BENEFITS

     (a) Parent agrees to provide to former employees of the Acquired Companies under the plans continued or to be established by Parent continuation group health coverage under Code Section 4980B of the Code and ERISA Section 601 et seq. ("COBRA Coverage") for any individuals receiving COBRA Coverage under the Chiles Offshore Health Care Benefits Plan (the "Medical Plan") as of the Effective Time and for any employees of the Acquired Companies and their dependents who become eligible for and elect COBRA Coverage as a result of the Contemplated Transactions; provided, however, nothing contained herein shall obligate Parent to extend COBRA Coverage beyond its normal expiration period. As soon as practicable after the Effective Time, the Acquired Companies shall transfer to Parent or, if directed by Parent, to the Surviving Corporation, any assets, including any insurance policies, held by the Acquired Companies supporting the payment of benefits under the Medical Plan, the Chiles Offshore Inc. group vision plan, the Chiles Offshore Inc. group life insurance plan, the Chiles Offshore Inc. long-term disability plan and the Chiles Offshore Inc. cafeteria plan (collectively, the "Group Insurance Plans"). Parent and the Acquired Companies agree that any Acquired Company shall take such action as appropriate to merge or terminate as of any date determined by Parent on or after the Effective Time the Chiles Offshore Inc. 401(k) Retirement Savings Plan (the "401(k) Plan") or any Group Insurance Plan, liquidate the assets of any trust or funding arrangement for any such plan and settle all claims for benefits under any such plan, in each case conditioned upon the occurrence of the Merger.

     (b) Parent and the Surviving Corporation shall cause all of their respective employee benefit and compensation plans (including, without limitation, pension, profit-sharing, retirement, savings, 401(k), vacation, paid time-off, employee, and other employee financial, welfare or other benefit plans) covering or otherwise benefiting any of the employees of Company who are employed by the Surviving Corporation on or after the Effective Time (the "Assumed Employees") to count any actual service performed for any Acquired Company as recognized by any Acquired Company under the terms of the Company Plans, without duplication of benefits, for purposes of eligibility to participate, vesting and benefit accrual to the same extent such service was recognized under the Company Plans. If Parent determines to terminate or merge the 401(k) Plan or any Group Insurance Plan into its plans, the Assumed Employees who are then employed by the Surviving Corporation shall be eligible to participate immediately in the similar plans sponsored and maintained by Parent for its employees and Parent and the Surviving Corporation shall also cause all waiting periods under each such plan of Parent to be waived, to the extent necessary, with respect to such Assumed Employees.

     (c) Parent and the Surviving Corporation shall give Assumed Employees credit, for purposes of Parent's and the Surviving Corporation's vacation and/or other paid leave benefit programs, for such employees accrued and unpaid vacation and/or paid leave balance as of the Effective Time.

     (d) Parent agrees to the terms and conditions of the compensation arrangements specified in Exhibit E.

     (e) Nothing contained in this Agreement is intended to (i) confer upon any Assumed Employee any right to continued employment after the Effective Time or
(ii) prevent Parent or the Surviving Corporation from reserving or exercising the right to amend, modify, change or terminate or otherwise alter any of the provisions of, or benefits provided under, any of the Company Plans, that are assumed by Parent or the Surviving Corporation.

5.5  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of Company at or prior to the date of this Agreement ("Indemnified Persons") shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time, and Parent hereby guarantees the performance of such obligations, it being understood that any Person entitled to the benefits thereof may proceed directly against Parent without first proceeding against the Surviving Corporation.

     (b) From the Effective Time until September 18, 2006, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by Company as of the date of this Agreement in the form disclosed by Company to Parent prior to the date of this Agreement ("Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $200,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds $200,000 in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $200,000.

5.6  DISCLOSURE

     Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) Parent shall have approved such disclosure or (b) Company shall have been advised by its outside legal counsel that such disclosure is required by applicable Law or the rules and regulations of any applicable securities exchanges.

5.7  AFFILIATES AND AFFILIATE AGREEMENTS

     (a) Company shall use its Reasonable Efforts to cause each Person identified in Section 5.7(a) of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company to execute and deliver to Parent, prior to the date of the mailing of the Proxy Statement to Company's stockholders, an Affiliate Agreement in the form of Exhibit D (each, an "Affiliate Agreement").

     (b) Company shall terminate the agreements identified in Section 5.7(b) of the Company Disclosure Schedule, with termination to be effective as of the Effective Time. Company shall not incur any Liability in connection with such termination of such agreements and none of the Acquired Companies shall have any Liability under such agreements from and after the Effective Time.

5.8  RESIGNATIONS

     Company shall use its Reasonable Efforts to obtain and deliver to Parent the resignation of each officer and director of each of the Acquired Companies prior to Closing.

5.9  LISTING

     Parent shall use Reasonable Efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing at or prior to the Closing Date (subject to notice of issuance) on the NYSE.

5.10  SECTION 16B-3

     Parent, Merger Sub, and Company shall use its Reasonable Efforts as may be required to cause the Contemplated Transactions and any other dispositions of equity securities of Company (including derivative securities) or acquisitions of equity securities of Parent by each individual who (a) is a director or officer of Company, or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11  TAXES

     Company, Parent and Merger Sub shall execute and deliver to Weil, Gotshal & Manges LLP, counsel to Company, and Baker & McKenzie, counsel to Parent, certificates at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. Prior to the Effective Time, none of Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such previously-agreed certificates.

                                   ARTICLE 6

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

     The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to Closing, of each of the following conditions:

6.1  EFFECTIVENESS OF FORM S-4 REGISTRATION STATEMENT

     The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no Proceeding for that purpose shall have been initiated by the SEC and all necessary approvals under state securities Laws or the Securities Act or the Exchange Act relating to the issuance of the Parent Common Stock shall have been received.

6.2  COMPANY STOCKHOLDER APPROVAL

     This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.3  HSR ACT

     The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time (it being understood that no such agreement will be entered into without Company's consent); any similar waiting period under any applicable Antitrust Law shall have expired or been terminated and any Consent required under any applicable Antitrust Law shall have been obtained.

6.4  LISTING

     The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the NYSE.

6.5  NO RESTRAINTS

     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that, prior to invoking this condition, each party agrees to comply with Section 5.3, and with respect to other matters not covered by
Section 5.3, to use its Reasonable Efforts to have any such order or injunction lifted or vacated.

                                   ARTICLE 7

     CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S OBLIGATION TO CLOSE

     The obligations of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by Parent and Merger Sub at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Company contained in this Agreement shall be true and correct in all respects as of the Closing Date (without taking into account any qualification as to materiality or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and except for such breaches of representations and inaccuracies in warranties that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

7.2  COMPANY'S PERFORMANCE

     Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

7.3  CONSENTS

     Each of the Governmental Authorizations and Consents identified in Section 2.2(b) of the Company Disclosure Schedule must have been obtained and must be in full force and effect, in each case, without limitation or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.4  NO MATERIAL ADVERSE CHANGE

     At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Company Material Adverse Effect.

7.5  OFFICER'S CERTIFICATE

     Company shall have delivered to Parent and Merger Sub a certificate, executed on behalf of Company by an executive officer of Company, and dated as of the Closing Date that the conditions set forth in Sections 7.1, 7.2, 7.3 and
7.4 have been duly satisfied.

7.6  AFFILIATE AGREEMENTS

     Parent shall have received Affiliate Agreements from each Person identified in Section 5.7(a) of the Company Disclosure Schedule.

7.7  DISSENTING SHARES

     The number of Dissenting Shares (if any) with respect to which the holders thereof shall have properly demanded appraisal in accordance with the Delaware General Corporation Law before the taking of a vote on the Merger at the Company Stockholders' Meeting or any adjournment thereof, the holders of which shall not have withdrawn such demand as of the Closing Date, shall not exceed ten percent (10%) of the issued and outstanding Company Common Stock entitled to vote thereon.

7.8  TAX OPINION

     Parent shall have received an opinion of Baker & McKenzie, in customary form, dated the Effective Time, that the Merger constitutes a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 8

             CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE

     Company's obligation to effect the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Company, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the Closing Date (without taking into account any qualifications to materiality or Parent Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and except for such breaches of representations and inaccuracies in warranties that do not have, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.2  PARENT'S AND MERGER SUB'S PERFORMANCE

     Parent and Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

8.3  NO MATERIAL ADVERSE CHANGE

     At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Parent Material Adverse Effect.

8.4  OFFICER'S CERTIFICATE

     Parent shall have delivered to Company a certificate, executed on behalf of Parent and Merger Sub by an executive officer of Parent, and dated as of the Closing Date that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied.

8.5  TAX OPINION.

     Company shall have received an opinion of Weil, Gotshal & Manges LLP, in customary form, dated the Effective Time, that the Merger constitutes a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 9

                                  TERMINATION

9.1  TERMINATION

     This Agreement may be terminated prior to the Effective Time:

     (a)  by mutual written consent of Parent and Company;

     (b) by either Parent or Company if the Merger shall not have been consummated by December 15, 2002 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

     (c) by either Parent or Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     (d) by either Parent or Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this
Section 9.1(d) unless Company shall contemporaneously make the payment(s) required to be made to Parent pursuant to Section 9.3(a);

     (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

     (f) by Company, if prior to the adoption of this Agreement by the Required Company Stockholder Vote (i) the board of directors of Company has received a Superior Proposal, (ii) in light of such Superior Proposal the board of directors of Company shall have determined in good faith, after consultation with its outside legal advisors, that termination is required in order for the board of directors of the Company to comply with its fiduciary obligations to Company's stockholders under applicable Law, (iii) Company has complied in all material respects with Section 4.3, (iv) Company contemporaneously pays the fee provided for under Section 9.3(b) and (v) the board of directors of Company concurrently approves, and Company concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal; provided that Company may not effect such termination pursuant to this
Section 9.1(f) unless and until (i) Parent receives at least three business days' prior written notice from Company of its intention to effect such termination pursuant to this Section 9.1(f); and (ii) during such three business day period, Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose;

     (g) by Parent (i) if any of Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if (A) any of Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied and (B) such inaccuracy has not been cured by Company within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section
7.2 would not be satisfied;

     (h) by Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if (A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (B) such inaccuracy has not been cured by Parent within 10 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section
8.2 would not be satisfied;

     (i) by Parent if, since the date of this Agreement, there shall have occurred any event or occurrence such that the condition set forth in Section
7.4 would not be satisfied; or

     (j) by Company if, since the date of this Agreement, (i) there shall have occurred any event or occurrence such that the condition set forth in Section
8.3 would not be satisfied or (ii) a Company Material Adverse Effect within the meaning of the last sentence of such definition shall have occurred.

9.2  EFFECT OF TERMINATION

     If this Agreement is terminated as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any Liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

9.3  EXPENSES; TERMINATION FEES

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses (including, for the avoidance of doubt payment by Parent of any fees payable pursuant to the HSR Act), whether or not the Merger is consummated; provided, however, that:

          (i) Parent and Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement and any amendments or supplements thereto; and

          (ii) If this Agreement is terminated by Parent or Company pursuant to
     Section 9.1(d), then (without limiting any obligation of Company to pay any fee payable pursuant to Section 9.3(b)) Company shall make a nonrefundable cash payment to Parent, at the time specified below, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger or any other Contemplated Transaction; provided, in no event shall the amount of such fees and expenses exceed $1,000,000. In the case of termination of this Agreement by Company pursuant to Section 9.1(d) any nonrefundable payment required to be made pursuant to this clause (ii) shall be paid by Company contemporaneously with such termination; and in the case of termination of this Agreement by Parent pursuant to Section 9.1(d), any nonrefundable payment required to be made pursuant this clause (ii) shall be paid by Company within two business days after such termination.

     (b) If this Agreement is terminated by (i) Parent or Company pursuant to
Section 9.1(d) and at the time of the Company Stockholders' Meeting an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and such Acquisition Proposal is consummated within 12 months of such termination, (ii) Parent pursuant to Section 9.1(e) or (iii) Company pursuant to
Section 9.1(f), then Company shall pay to Parent, in cash at the time specified in the next sentence (and less the amounts paid, if any pursuant to Section 9.3(a)(ii)), a nonrefundable fee in the amount equal to $22,500,000. In the case of termination of this Agreement by Company pursuant to Section 9.1(d), the fee referred to in the preceding sentence shall be paid by Company on the date of consummation of the Acquisition Transaction provided such consummation occurs within 12 months from the date of termination. In the case of termination of this Agreement by Parent pursuant to Section 9.1(e), the fee referred to in the preceding sentence shall be paid by Company within two business days after such termination. In the case of termination of this Agreement by Company pursuant to
Section 9.1(f), the fee referred to in the preceding sentence shall be paid by Company contemporaneously with such termination.

     (c) If Company fails to pay when due any amount payable under this Section 9.3, then Company shall reimburse Parent for all costs and expenses (including attorney's fees) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.3.

                                   ARTICLE 10

                               GENERAL PROVISIONS

10.1  CONFIDENTIALITY

     This Agreement is not intended to supersede or replace the Confidentiality Agreement dated as of May 6, 2002 between Company and Parent (the "Confidentiality Agreement"). The Confidentiality Agreement will remain in full force and effect in accordance with its terms and Parent will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing, after which the Confidentiality Agreement will terminate in full at the Effective Time and Parent will have no further obligations thereunder.

10.2  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when
(a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Company:

     Chiles Offshore Inc.
     11200 Richmond Avenue, Suite 480
     Houston, Texas 77082-2618
     Attention: Dick Fagerstal
     Facsimile: 832-486-3540
     E-mail Address: dfagerstal@chilesoffshore.com with a copy to:

     Weil, Gotshal & Manges LLP
     767 Fifth Avenue
     New York, New York 10153
     Attention: David E. Zeltner, Esq.
     Facsimile: (212) 310-8007
     E-mail Address: david.zeltner@weil.com

     If to Parent or Merger Sub:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 1445 Ross Avenue, Suite 2700
              Dallas, Texas 75002
     Facsimile No.: 214-855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue, Suite 2400
              Dallas, Texas 75201
     Facsimile No.: 214-978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

10.3  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.4  INCORPORATION OF SCHEDULES AND EXHIBITS

     The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

10.5  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. Without limiting the foregoing, no party makes any representation, warranty or covenant not expressly set forth in this Agreement. This Agreement may be amended with the approval of the respective boards of directors of Company, Parent and Merger Sub at any time (whether before or after adoption of this Agreement by the stockholders of Company); provided, however, that after any such adoption of this Agreement by Company's stockholders, no amendment shall be made which by Law requires further approval of the stockholders of Company without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

10.6  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

10.7  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.8  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law (including, but not limited to, by merger or consolidation) or otherwise, without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section and for the provisions of Article 1, Section 5.4 and Section
5.5 (collectively, the "Third-Party Provisions"). The Third-Party Provisions may be enforced by the beneficiaries thereof.

10.9  ENFORCEMENT OF AGREEMENT

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.

10.10  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.11  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of the State of Delaware without regard to conflicts of Laws principles that would require the application of any other Law.

10.12  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world.

10.13 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:      /s/ CARL F. THORNE
                                            ------------------------------------
                                              Carl F. Thorne
                                              Chairman of the Board and Chief
                                              Executive Officer

                                          CHORE ACQUISITION, INC.

                                          By:    /s/ C. CHRISTOPHER GAUT
                                            ------------------------------------
                                              C. Christopher Gaut
                                              President

                                          CHILES OFFSHORE INC.

                                          By:      /s/ DICK FAGERSTAL
                                            ------------------------------------
                                              Dick Fagerstal
                                              Senior Vice President and Chief
                                              Financial Officer

                                   EXHIBIT A

                          CONSTRUCTION AND DEFINITIONS

1.  CONSTRUCTION

     Any reference in the Agreement (as defined below) to an "Article," "Section" or "Schedule" refers to the corresponding Article, Section or Schedule of or to the Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of the Agreement. All words used in the Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" and "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

2.  DEFINITIONS

     For the purposes of the Agreement, the following terms and variations on them have the meanings specified in this Section:

     "401(k) Plan" is defined in Section 5.4.

     "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of the Acquired Companies and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of the Acquired Companies, (b) all other accounts or notes receivable of the Acquired Companies and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

     "Acquired Companies" is defined in Section 2.1(a).

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving:

     (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Companies; or

     (b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Acquired Companies.

     "Adverse Consequence" means any Liability, loss, damage (including incidental and consequential damages), claim, cost, deficiency, diminution of value or expense (including costs of investigation and defense, penalties and reasonable attorney's fees and costs), whether or not involving a third-party claim.

     "Affiliate Agreement" is defined in Section 5.7.

     "Agreement" is defined in the first paragraph of the Agreement.

     "Antitrust Laws" means United States federal and state statutes and foreign statutes, and the rules and regulations promulgated thereunder, to protect trade and commerce from unlawful restraints, price discriminations, price fixing and monopolies.

     "ASE" means the American Stock Exchange.

     "Assumed Employees" is defined in Section 5.4(b).

     "Assumed Stock Option" is defined in Section 1.8(a).

     "Cash Consideration" is defined in Section 1.5(a).

     "Certificate of Merger" is defined in Section 1.3.

     "Cleanup" means any investigative, monitoring, cleanup, removal, containment or other remedial or response action required by any Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial" and "response action" include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act.

     "Closing" is defined in Section 1.3.

     "Closing Date" is defined in Section 1.3.

     "COBRA Coverage" is defined in Section 5.4(a).

     "Code" is defined in the Preliminary Statements.

     "Common Stock Consideration" is defined in Section 1.5(a).

     "Company" is defined in the first paragraph of the Agreement.

     "Company Board Recommendation" is defined in Section 5.2(b).

     "Company Common Stock" means the common stock, par value $0.01 per share, of Company.

     "Company Contract" means any Contract (a) under which any Acquired Company has or may acquire rights, (b) under which any Acquired Company is or may become subject to Liability or (c) by which any Acquired Company or any of its assets is or may become bound.

     "Company Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 2 by Company to Parent concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

     "Company Drilling Rigs" means the drilling rigs owned by Company described in Company SEC Documents.

     "Company Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, Liabilities, operations or financial performance of the Acquired Companies taken as a whole, (b) the ability of Company to consummate any of the Contemplated Transactions or to perform any of its obligations under the Agreement, or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects that (i) affect generally the drilling services industry, and do not disproportionately affect such Persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which the Company conducts business, from acts of war or terrorism, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control or such party, or (ii) that result from the Contemplated Transactions and public announcement thereof. A Company Material Adverse Effect shall also be deemed to have occurred in the event that prior to the Effective Time any of the Company Drilling Rigs is lost (including, without limitation, as a result of any condemnation, confiscation, requisition or other taking of title, seizure or forfeiture), totally destroyed or damaged to such an extent that the cost of repairs and/or reconstruction constitutes a constructive, arranged or total loss regardless of the amount of any insurance coverage.

     "Company Option" is defined in Section 2.3(b).

     "Company Plan" means any Plan as to which any Acquired Company has Liability (contingent or otherwise).

     "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of Company.

     "Company SEC Documents" is defined in Section 2.4(a).

     "Company Stock Certificate" is defined in Section 1.6(a).

     "Company Stockholders' Meeting" is defined in Section 5.2(a).

     "Company Stock Option Plan" means the Chiles 2000 Stock Option Plan, as amended.

     "Company Triggering Event" means (a) the failure of the board of directors of Company to make the Company Board Recommendation, or the withdrawal or modification of the board of directors' approval of the Contemplated Transactions or the Company Board Recommendation in a manner adverse to the Parent, (b) the failure of Company to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of Company has determined and believes that the Merger is advisable and in the best interests of Company's stockholders; (c) approval, endorsement or recommendation by the board of directors of Company of any Acquisition Proposal; or (d) commencement of a tender or exchange offer relating to securities of Company and the failure of Company to send to its stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors of Company recommends rejection of such tender or exchange offer.

     "Confidentiality Agreement" is defined in Section 10.1.

     "Consent" means any approval, consent, ratification, waiver or other authorization.

     "Contemplated Transactions" means all of the transactions to be carried out pursuant to the Agreement, including the Merger, the performance by the parties of their other obligations under the Agreement and the execution, delivery and performance of any ancillary agreements.

     "Contract" means any (i) contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding, or (ii) any letter of intent or expression of interest that evidences an intent or desire to enter into an arrangement described in clause (i).

     "Contravene" or "Contravention" -- an act or omission would "Contravene" something if, as the context requires:

          (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

          (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

          (c) the act or omission would result in the creation of an Encumbrance on the stock or any of the assets of any of the Acquired Companies.

     "Dissenting Shares" is defined in Section 1.11.

     "Drilling Contract" is defined in Section 2.9(i).

     "Effective Time" is defined in Section 1.3.

     "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction; provided, however, that the term "Encumbrance" does not include (a) mechanic's, materialman's or similar liens with respect to amounts arising or incurred in the ordinary course of business, (b) statutory liens for current Taxes, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or zoning, entitlement and other land use and environmental regulations by any Governmental Body, and (e) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

     "Entity" means any corporation, general partnership, limited liability company, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association or organization.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant life, animal life and any other similar medium or natural resource.

     "Environmental, Health and Safety Liabilities" means any Adverse Consequence or other responsibility arising from or under an Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product), (b) any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law, (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damage, or (d) any other compliance, corrective or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

     "Environmental Law" means any Law that requires or relates to (a) advising appropriate Governmental Bodies, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment, (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (e) protecting resources, species or ecological amenities, (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances, (g) Cleanup of pollutants that have been Released, preventing the threat of Release, or paying the costs of such Cleanup or prevention, or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any other Person that, together with any Acquired Company, is or would have been at any date of determination occurring within the preceding six years treated as a single employer under Code Section 414 or ERISA
Section 4001(b)(1).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" is defined in Section 1.7(a).

     "Exchange Fund" is defined in Section 1.7(a).

     "Exchange Ratio" is defined in Section 1.5(a).

     "Existing Policy" is defined in Section 5.5(b).

     "Facility" means any Real Property or any equipment (including motor vehicles, tank cars and rolling stock) owned or operated by any of the Acquired Companies, including the Real Property and equipment used or operated by the Acquired Companies at the respective locations of the Real Property listed in
Section 2.10 of Company Disclosure Schedule. For purposes of Section 2.17 and the definition of "Hazardous Activity," the term also includes any Real Property or equipment formerly owned or operated by any of the Acquired Companies or any predecessor Person.

     "Form S-4 Registration Statement" means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     "GAAP" means generally accepted accounting principles for financial reporting in the United States.

     "Governing Document" means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity, and any Contract among all equityholders, partners or members of an entity.

     "Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

     "Governmental Body" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

     "Group Insurance Plan" is defined in Section 5.4.

     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from any of the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to individuals or property on or off the Facilities, or that may affect the value of any of the Facilities or the Acquired Companies.

     "Hazardous Material" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Improvements" means all buildings, structures, fixtures and other improvements located on the Real Property.

     "Indemnified Persons" is defined in Section 5.5(a).

     "Intellectual Property" means any intellectual property owned, used or licensed (as licensor or licensee) by the Acquired Companies, including (a) Company's name, assumed business names and corporate names, (b) patents, patent disclosures, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, and all registrations, applications and goodwill associated with the foregoing, (c) all computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals, (d) trade secrets, know-how and confidential business information (including information concerning products, product specifications, data, formulae, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions, discoveries, ideas, past, current, and planned research and development, current and planned methods and processes, client and customer lists and files, current and anticipated client and customer requirements, vendor and supplier lists and files, price lists, market studies, business plans, business opportunities and financial data), (e) rights in Internet web sites and domain names used by the Acquired Companies and (f) rights in electronic mail addresses and in telephone, facsimile, cable or similar numbers used by the Acquired Companies.

     "IRS" means the Internal Revenue Service or any successor agency and, to the extent relevant, the Department of Treasury.

     "Knowledge" means, with respect to a Person, the actual knowledge after reasonable investigation of any of such Person's directors, officers and senior managerial employees.

     "Law" means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

     "Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

     "MARAD" means the United States Maritime Administration.

     "Medical Plan" is defined in Section 5.4.

     "Merger" is defined in the Preliminary Statements.

     "Merger Consideration" is defined in Section 1.5(a).

     "Merger Sub" is defined in the first paragraph of the Agreement.

     "Merger Sub Common Stock" means the common stock, par value $0.001 per share, of Merger Sub.

     "Multiemployer Plan" has the meaning specified in ERISA Section 3(37)(A).

     "NYSE" means the New York Stock Exchange.

     "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body pertaining to compliance with Law.

     "Ordinary Course of Business" refers to actions taken in Company's normal operation, consistent with its past practice and having no Company Material Adverse Effect.

     "Other Benefit Obligation" means any obligation, arrangement or customary practice owed, adopted or followed by any of the Acquired Companies or any ERISA Affiliate, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of Code Section 132.

     "Parent" is defined in the first paragraph of the Agreement.

     "Parent Common Stock" means the common stock, par value $0.10 per share, of Parent (including associated preferred stock purchase rights).

     "Parent Directors Plan" means the ENSCO 1996 Non-Employee Directors Stock Option Plan.

     "Parent Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 3 by Parent to Company concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

     "Parent First Preferred Stock" means the first preferred stock, par value $1.00 per share, of Parent.

     "Parent Incentive Plans" means the ENSCO Incentive Plan, as amended, the ENSCO International Incorporated 1998 Incentive Plan, and the ENSCO International Incorporated Key Employees' Incentive Compensation Plan, as revised and restated.

     "Parent Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, Liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole; provided, however, that a decline in Parent's stock price shall not, in and of itself, be deemed to constitute a Parent Material Adverse Effect, or (b) the ability of Parent to consummate the Contemplated Transactions or to perform any of its obligations under the Agreement.

     "Parent Preferred Stock" means the preferred stock, par value $1.00 per share, of Parent.

     "Parent Savings Plan" means the ENSCO Savings Plan.

     "Parent SEC Documents" is defined in Section 3.4(a).

     "Parent SERP" means the ENSCO Supplemental Executive Retirement Plan.

     "Person" refers to an individual or an Entity.

     "Plan" means all "employee benefit plans" as defined in ERISA Section 3(3)., whether or not subject to ERISA, and any other employee profit-sharing, bonus, incentive or deferred compensation, welfare, pension, retirement, termination, retention, change in control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance, group insurance or other employee benefit plan, retiree benefit plan, program, arrangement, agreement, policy, practice or understanding, whether written or unwritten, that provides or may provide benefits or compensation with respect to any employee or former employee employed or formerly employed by any Acquired Company, or the beneficiaries or dependents of any such employee or former employee, or to any director, officer, stockholder or consultant of any Acquired Company, or under which any such individual is or may become eligible to participate or derive a benefit (excluding social security, Medicare, Medicaid, national health care or any similar or analogous program or plan sponsored by a Governmental Body).

     "Plan Sponsor" has the meaning specified in ERISA Section 3(16)(B).

     "Pre-Closing Period" is defined in Section 4.1.

     "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proxy Statement" means the proxy statement/prospectus to be sent to Company's stockholders in connection with the Company Stockholders' Meeting.

     "Qualified Plan" means any Plan that meets or purports to meet the requirements of Code Section 401(a).

     "Real Property" means all real property interests of the Acquired Companies, including all parcels and tracts of land in which an Acquired Company has a fee simple estate or a leasehold estate and all real property operated by the Acquired Companies, and all Improvements, easements and appurtenances thereto.

     "Reasonable Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

     "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment, or into or out of any property.

     "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

     "Required Company Stockholder Vote" means the affirmative vote in favor of adoption of the Agreement by 66 2/3% of the issued and outstanding shares of Company Common Stock entitled to vote on the matter.

     "Rig Contract" is defined in Section 2.12(d).

     "SEC" means the United States Securities and Exchange Commission.

     "Secretary of State" is defined in Section 1.3.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means all of the issued and outstanding shares of Company Common Stock or Parent Common Stock, as the case may be.

     "Subsidiary" of any Entity means any Entity of which such Entity either alone or through or together with any other Subsidiary owns or has a right to acquire, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable the Entity owning the securities to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of Company determines, in its reasonable judgment,
(a) after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Company's stockholders than the terms of the Merger and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transactions contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     "Surviving Corporation" is defined in Section 1.1.

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

     "Tax Return" means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

     "Third-Party Provisions" is defined in Section 10.8.

     "Voting Agreement" is defined in the Preliminary Statements.

                                   EXHIBIT B

                               VOTING AGREEMENTS

                    VOTING AGREEMENT -- LUIS ALVAREZ MORPHY

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Luis Alvarez Morphy ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 822,434 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2.  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Luis Alvarez Morphy
     Address: Monte S. Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          --------------------------------------
                                          LUIS ALVAREZ MORPHY

                   VOTING AGREEMENT -- JAVIER ALVAREZ MORPHY

                   VOTING AGREEMENT -- JAVIER ALVAREZ MORPHY

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Javier Alvarez Morphy ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 822,434 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2.  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration

Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2.  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Javier Alvarez Morphy
     Address: Monte Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          --------------------------------------
                                          JAVIER ALVAREZ MORPHY

                  VOTING AGREEMENT -- PATRICIO ALVAREZ MORPHY

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Patricio Alvarez Morphy, ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 1,034,802 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Patricio Alvarez Morphy
     Address: Monte Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          --------------------------------------
                                          PATRICIO ALVAREZ MORPHY

                     VOTING AGREEMENT -- SEACOR SMIT, INC.

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and SEACOR SMIT Inc., a Delaware corporation ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 4,831,401 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.1  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

1.2  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration

Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  TERMINATION OF RELATED PARTY AGREEMENTS

     (a) Stockholder represents and warrants to Parent that it is currently a party to the following agreements with Company:

          (i) Commission Agreement, dated April 1, 2000, among Bassoe Offshore
     (USA), Inc., Stockholder and Company.

          (ii) Amended and Restated Management and Administrative Services Agreement, dated July 18, 2000, by and between Stockholder and Company (collectively, the "Related Party Agreements").

     Neither Stockholder nor any of its Affiliates is a party to any Contract or understanding with any Acquired Company other than the Related Party Agreements.

     (b) Stockholder and Company agree that the Related Party Agreements terminate in their entirety as of the Effective Time. Stockholder and its Affiliates hereby waive any provisions in the Related Party Agreements requiring prior notice of such termination and Company shall incur no liability or obligation to the Stockholder as a result of such termination and shall have no further liability or obligation to Stockholder under such agreements (monetary or otherwise) effective as of the Effective Time.

     (c) Notwithstanding anything to the contrary herein, Parent shall pay to Stockholder an amount equal to $1,000,000 within 60 days after delivery of the Vessel to Company by Builder, in accordance with, and in the manner contemplated by, Section 1 of the Commission Agreement referred to in Section 2.6(a)(i) above. For the purpose of this Section 2.6(c), "Vessel" and "Builder" have the meanings assigned to those terms in the Commission Agreement.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     SEACOR SMIT Inc.
     Attention: Randall Blank
     Address: 1370 Avenue of the Americas, 25th Floor
              New York, New York 10019
     Facsimile No.: (212) 582-8522
     E-mail Address: ran@ckor.com
     with a copy (which will not constitute notice) to:

     Weil, Gotshal & Manges, LLP
     Attention: David E. Zeltner
     Address: 767 Fifth Avenue
     Facsimile No.: (212) 310-8007
     E-mail Address: david.zeltner@weil.com

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------
                                          SEACOR SMIT INC.
                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT C

         AMENDED CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                              CHILES OFFSHORE INC.

                                   ARTICLE I

     The name of the corporation is Chiles Offshore Inc. (the "Corporation").

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE II

     The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $.001 per share.

                                  ARTICLE III

     Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                   ARTICLE IV

     The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

                                   ARTICLE V

     No contract or transaction between the Corporation and one or more of its directors, officers or stockholders or between the Corporation and any person (as used herein "person" means other corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality) or other organization in which one or more of its directors, officers or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE VI

     The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware or any amendment thereto or any successor provision thereto, all persons whom it may indemnify pursuant thereto and in the manner thereby. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   EXHIBIT D

                              AFFILIATE AGREEMENT

                          FORM OF AFFILIATE AGREEMENT

ENSCO International Incorporated
1445 Ross Avenue, Suite 2700
Dallas, Texas 75202

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Chiles Offshore Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of "Rule 145" under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Act"). Pursuant to the
terms of the Merger Agreement dated May   , 2002 (the "Agreement"), between
ENSCO International Incorporated, a Delaware corporation ("Parent"), Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company, Merger Sub will be merged with and into Company (the "Merger"). Terms used but not defined in this letter shall have the meanings assigned to such terms in the Agreement.

     In connection with the Contemplated Transactions, I may receive shares of Parent Common Stock.

     I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I felt necessary with my counsel or counsel for Company.

          C. I have been advised that the issuance of Parent Common Stock to me in connection with the Contemplated Transactions has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since, at the time the Agreement was submitted to a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of Parent Common Stock has not been registered under the Act, I may be prohibited from selling, transferring or otherwise disposing of Parent Common Stock issued to me in connection with the Contemplated Transactions unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145, or
     (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this    day of           , 2002 by

ENSCO INTERNATIONAL INCORPORATED

By:
    -----------------------------------------------------
    Cary A. Moomjian, Jr.
    Secretary

                                   EXHIBIT E

                       CERTAIN COMPENSATION ARRANGEMENTS

                    CHILES MANAGEMENT GROUP COMPENSATION AND
                NON-OFFICER EMPLOYEE BONUS POOL (THE "PROGRAM")

     PERFORMANCE AND STAY BONUSES. Subject to the terms and conditions specified in this Program, the following Performance and Stay Bonuses will become payable to the corporate officers of Company ("Corporate Officers") specified below:

OFFICER                                                 PERFORMANCE BONUS    STAY BONUS
-------                                                 -----------------   -------------
William E. Chiles.....................................     $800,000.00      $1,200,000.00
Don Gregg.............................................     $600,000.00      $           0
Bruce Brumley.........................................     $150,000.00      $  150,000.00
Bill Hopkins..........................................     $150,000.00      $  150,000.00
Gabe Padilla..........................................     $150,000.00      $  150,000.00
Chris Pinkard.........................................     $125,000.00      $  125,000.00
Anna Goss.............................................     $ 50,000.00      $   50,000.00

     In addition to the foregoing, a pool shall be created and funded with $500,000 to be allocated among the non-officer employees of Company as determined by Bill Chiles ("Chiles") and Don Gregg ("Gregg") for their efforts in completing the transaction contemplated by the Agreement (the "Bonus Pool"), to assist Company in maintaining critical staff, including an allocation to the six most senior rig based employees per rig.

PERFORMANCE AND STAY BONUSES POTENTIALLY PAYABLE TO CHILES AND GREGG.

     Parent agrees to continue the current employment agreement between Company and Chiles as modified by this Program and to offer Chiles a position as a Vice President working in metropolitan Houston. Upon acceptance of the position, Chiles will receive $280,000 per year in base salary payable in accordance with Parent's standard payroll practices for management employees and full eligibility for all medical and other benefits and profit sharing programs for Vice Presidents of Parent, and stock and option grants as approved by the Board of Directors of Parent. Chiles' Performance Bonus shall be payable at the Effective Time. Chiles' Stay Bonus shall vest on a monthly basis and be payable on an annual basis during his employment with Parent. If Chiles accepts a position with Parent, the balance of any unpaid Stay Bonus (vested and unvested) shall be payable if he is subsequently terminated or constructively terminated by Parent without cause (defined in a similar manner as in his current employment agreement) within two years of commencement of employment with Parent; provided that acceptance by Chiles of employment with Parent under the terms and conditions of this Program shall not be considered a constructive termination under his employment agreement. If Chiles does not accept Parent's offer of a position, he will not receive the Stay Bonus, but shall receive (i) his Performance Bonus at the Effective Time and (ii) $840,000 in severance payments in 36 equal monthly payments commencing with the month following the Effective Time.

     Gregg shall receive all of his Performance Bonus and his severance payment at the Effective Time, if he does not accept a position with Parent. If Gregg enters into part-time employment with Parent, (i) he shall receive the same salary and comparable medical and similar benefits as he currently receives with Company, and (ii) at Gregg's option, $200,000 to $300,000 of his Performance Bonus will be deferred and paid at such future date determined by Gregg.

     Performance and Stay Bonuses Payable to the Other Corporate Officers (Brumley, Hopkins, Padilla, Pinkard and Goss) and Employees. All of the Performance Bonuses payable to the Corporate Officers (other than Chiles and Gregg) shall be payable at the Effective Time. If any such Corporate Officer accepts employment with Parent, one-half of his Stay Bonus shall be payable at the first anniversary of his employment and the remaining one-half shall be payable at the second anniversary of his employment. If employment is not offered to any such Corporate Officer or a position that does not have comparable pay and benefits (irrespective of title or location of employment) is offered but not accepted, 15% of the Stay

Bonus for that Corporate Officer shall be payable at the Effective Time (together with the severance payment discussed below). If a Corporate Officer is offered and accepts employment with Parent, the balance of any unpaid Stay Bonus shall be payable to him if he is subsequently terminated by Parent without cause (as defined in the current Severance Benefits Agreement covering such Corporate Officer) within two years of his commencement of employment with Parent. Each employee receiving an allocation of money from the Bonus Pool shall receive 100% of his allocated bonus at the Effective Time.

     Deferred Bonuses. All Deferred Bonuses shall vest immediately and become payable at the Effective Time.

     Existing Company Options and Restricted Stock. Except as provided in the next sentence, all outstanding Company options shall vest immediately and convert automatically to options of Parent as provided in Section 1.8 of the Agreement, at the same ratio as the overall transaction between Company and Parent. If Chiles accepts a position with Parent, he may agree to modify the vesting schedule of his unvested options and restricted stock. If Chiles is terminated or constructively terminated (as defined in this Program) without cause, all of his unvested options and restricted stock will immediately vest.

     If Chiles and Gregg do not accept positions with Parent, Chiles and Gregg will each have two years from the Effective Time to exercise any and all options, irrespective of any offer of employment with Parent. If Chiles and Gregg accept employment with Parent, Chiles and Gregg will each have the remaining term of his options within which to exercise his options. If Chiles or Gregg is terminated by Parent without cause, he will have two years within which to exercise his options, such period not to exceed the remaining term of the applicable option period. If Chiles or Gregg is terminated by Parent with cause or voluntarily terminates his employment with Parent, he will have a minimum of one year within the first year after the Effective Time and thereafter three months after the termination of his employment with Parent to exercise his options.

     If any of the other Corporate Officers (other than Chiles and Gregg) does not accept employment with Parent, he will have one year from the Effective Time to exercise his options. If he accepts employment with Parent, any such Corporate Officer will have the remaining term of his options within which to exercise the options. If any such Corporate Officer is terminated without cause, he will have one year within which to exercise his options, such period not to exceed the remaining term of the option period. If any such Corporate Officer is terminated with cause or voluntarily terminates his employment, he will have a minimum of one year after the Effective Time and thereafter three months after termination of his employment with Parent to exercise his options.

     If the remaining employees do not accept employment with Parent, they would have three months from the Effective Time to exercise their options. If the employees accept employment with Parent, they would have until (i) three months after termination of employment with Parent, or (ii) the original term of the Company option, whichever is shorter.

     Subject to Chiles rights described above, all restricted stock shall vest immediately and be unrestricted as of the Effective Time.

     Severance Payments. The severance payable under the employment contract of Chiles shall be payable in full if Chiles' employment is terminated up to one year from commencement of his employment with Parent. If, however, Chiles remains employed for more than one year but less than three (3) years, he will be entitled to the pro-rata portion of his severance payments such that after three years of being employed by Parent, he will not be entitled to any severance payments other than what might be provided to him as an employee of Parent. As provided in his current employment agreement, Chiles may terminate the non-compete provisions at any time by waiving his right to receive any further severance payment. Gregg shall be paid one year of severance under the existing Severance Benefits Agreement if he is not offered or does not accept employment with Parent. If, however, Gregg accepts (part-time) employment with Parent, at his existing salary, he will be entitled to the pro-rata portion of his severance if his employment ceases for any reason during the first year of his employment with Parent and any deferred portion of his Performance Bonus shall be paid to him. Any Corporate Officer (other than Chiles and Gregg) shall be paid severance equal to one year of salary if he is not offered or does not accept employment with Parent for whatever reason. Any such Corporate Officer who accepts employment with Parent will not receive severance. The remaining Company employees have no current severance arrangements. These employees (and the Corporate Officers) shall be entitled to relocation expenses, temporary housing, etc. if offered employment with Parent. Otherwise, the employees shall receive no severance benefits other than allocations, if any, from the Bonus Pool.

     Medical Coverage. Any Chiles employees (including the officers) who do not accept employment with Parent will receive COBRA benefits only as provided in
Section 5.4(a) of the Agreement.

     Gross Up Provisions/Golden Parachute Payments. Neither Parent or Chiles shall be liable in any way for any reimbursement or gross-up of income, excise or other payroll taxes resulting from any payments described herein.

                                                                         ANNEX B

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Luis Alvarez Morphy ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 822,434 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2.  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Luis Alvarez Morphy
     Address: Monte S. Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By: /s/ C. CHRISTOPHER GAUT
                                            ------------------------------------
                                          Name: C. Christopher Gaut
                                          Title:  Sr. Vice President

                                          /s/ LUIS ALVAREZ MORPHY
                                          --------------------------------------
                                          Luis Alvarez Morphy

                                                                         ANNEX C

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Javier Alvarez Morphy ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 822,434 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2.  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address:cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Javier Alvarez Morphy
     Address: Monte Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By: /s/ C. CHRISTOPHER GAUT
                                            ------------------------------------

                                          Name: C. Christopher Gaut
                                          Title:  Sr. Vice President

                                          /s/ JAVIER ALVAREZ MORPHY
                                          --------------------------------------
                                          Javier Alvarez Morphy

                                                                         ANNEX D

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and Patricio Alvarez Morphy, ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 1,034,802 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

2.  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  RELATED PARTY AGREEMENT

     Neither Stockholder nor any of its Affiliates is currently a party to any Contract or understanding with any Acquired Company other than the Agreement with Respect to Ownership of Tonala, dated July 20, 2000, among Company, Stockholder, certain of its Affiliates, and the other parties named therein (the "Related Party Agreement"). Stockholder hereby consents to the Merger and the assignment of the Related Party Agreement by the Company as a result of the Merger pursuant to Section 7.11 of the Related Party Agreement. Attached to the Related Party Agreement as Exhibit B is an Agreement and Plan of Merger entered into at the time of the Related Party Agreement, which agreement required, among other things, that Company nominate certain Affiliates of Stockholder to Company's Board of Directors. For the avoidance of doubt, Stockholder agrees and acknowledges that nothing under Section 1.5 of that agreement or otherwise requires or would require the Surviving Corporation after the Effective Time to nominate the Persons named therein as directors of the Surviving Corporation.

                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279

     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201

     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     Patricio Alvarez Morphy
     Address: Monte Urales No. 520
              Lomas de Chapultepec 11000
              Mexico
     Facsimile No.: 011-52-5520-1859
     E-mail Address: pamc@central.com.mx

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:    /s/ C. CHRISTOPHER GAUT
                                            ------------------------------------
                                              Name: C. Christopher Gaut
                                              Title: Sr. Vice President

                                              /s/ PATRICIO ALVAREZ MORPHY
                                          --------------------------------------
                                                 Patricio Alvarez Morphy

                                                                         ANNEX E

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made as of May 14, 2002 by and between ENSCO International Inc., a Delaware corporation ("Parent"), and SEACOR SMIT Inc., a Delaware corporation ("Stockholder").

                             PRELIMINARY STATEMENTS

     A. Parent, Chiles Offshore Inc., a Delaware corporation ("Company"), and Chore Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into a Merger Agreement dated as of the date hereof (as may be amended from time to time, the "Merger Agreement").

     B. Stockholder is the legal and beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 4,831,401 shares of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock").

     C. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement for Parent to do so, Stockholder has agreed to vote the Stockholder Shares as set forth in this Agreement and agreed to the other covenants, obligations and agreements herein.

     D. The Board of Directors of Stockholder has approved Stockholder entering into this Agreement, the form of this Agreement and the transactions contemplated hereby.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.1  DEFINITIONS FROM MERGER AGREEMENT

     Terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

1.2  STOCKHOLDER SHARES

     The term "Stockholder Shares" shall mean (i) the Company Common Stock owned by Stockholder on the date hereof as described in the Preliminary Statements,
(ii) any shares or securities of Company acquired by Stockholder after the date hereof, (iii) any shares or capital stock of any Person or any securities or other property that Stockholder is or becomes entitled to receive by reason of being a holder of any the Stockholder Shares, and (iv) any capital stock, securities or other property into which any the Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

2.1  AGREEMENT TO VOTE

     At any meeting of the stockholders of Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of or any other action by the stockholders of Company given prior to the Expiration Date, Stockholder shall vote or cause to be voted the Stockholder Shares (y) in favor of approval of adoption of the Merger Agreement and each of the Contemplated Transactions, and any actions required in furtherance thereof and (z) against any action, agreement, transaction or Acquisition Proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement (or of Stockholder contained in this Agreement) or that might hinder, delay, impede or frustrate the Merger or Contemplated Transactions. Stockholder shall not enter into any Contract or understanding with any Person prior to the Expiration Date directly or indirectly to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with this Section.

2.2.  IRREVOCABLE PROXY

     (a) In furtherance of Stockholder's obligations under Section 2.1, Stockholder hereby irrevocably appoints and constitutes Carl F. Thorne and C. Christopher Gaut, and each of them (the "Proxyholders"), the agents, proxies and attorneys-in-fact of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to the Stockholder Shares, to vote, express, consent or dissent or otherwise to utilize such voting power as Parent shall, in Parent's sole discretion, deem proper in furtherance of Stockholder's obligations under Section 2.1, including without limitation, the right to sign Stockholder's name to any proxy card, consent, certificate or other document relating to Company in furtherance of the approval and adoption of the Merger, the Merger Agreement and the Contemplated Transactions, or with respect to any other Acquisition Proposal.

     (b) This proxy is granted as of the date of this Agreement in order to secure the obligations of Stockholder set forth in Section 2.1. Such proxy is irrevocable and coupled with an interest and shall survive the insolvency or liquidation of the Stockholder. This proxy will terminate on the Expiration Date.

     (c) Stockholder hereby revokes any and all prior proxies with respect to the Stockholder Shares. Prior to the Expiration Date, Stockholder shall not directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     (d) The Proxyholders may not exercise this proxy on any matters other than as set forth in this Section 2.2 and Stockholder may vote the Stockholder Shares on all such other matters.

2.3  NO SOLICITATION

     (a) Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Acquired Companies) and its Representatives (other than Representatives of Stockholder who are are also Representatives of the Company and who act or purport to act on behalf of the Company) not to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

     (b) Stockholder shall immediately cease and cause to be terminated any existing (as of the date of this Agreement) solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Stockholder or any of its Representatives with respect to any Acquisition Proposal.

     (c) Stockholder shall not enter into any Contract with any Person that provides for, or could reasonably be expected to materially facilitate or is designed to facilitate, an Acquisition Proposal.

     (d) Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of this Section 2.3 apply solely to the Stockholder when acting in his or its capacity as a Stockholder of the Company and not when acting or purporting to act as a Representative of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub in respect of the solicitation of Acquisition Proposals under
Section 4.3 of the Merger Agreement); (ii) none of the provisions of this
Section 2.3 shall be construed to prohibit, limit or restrict the Stockholder or any of its Representatives (A) who is a member of the Board of Directors of the Company from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity; and (iii) no action taken by the Company in compliance with the covenants of the Merger Agreement in respect of any Acquisition Proposal shall serve as the basis of a claim that the Stockholder is in breach of its obligations under this Section 2.3 notwithstanding the fact that the Stockholder or its Representatives have provided advice or assistance to the Company in connection therewith.

2.4  TRANSFER OF STOCKHOLDER SHARES BY THE STOCKHOLDER

     Stockholder shall not (a) subject any of the Stockholder Shares to, or suffer to exist on any of the Stockholder Shares, any Encumbrance, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any interest in or title to any of the Stockholder Shares (including any such action by operation of Law), other than a disposition by operation of Law pursuant to the Merger.

2.5  OTHER ACTIONS

     Stockholder agrees not to make a written demand for appraisal in respect of the Stockholder Shares in accordance with Section 262 of the Delaware General Corporation Law, if such Section 262 provides for appraisal rights for such Stockholder Shares in the Merger.

2.6  TERMINATION OF RELATED PARTY AGREEMENTS

     (a) Stockholder represents and warrants to Parent that it is currently a party to the following agreements with Company:

          (i) Commission Agreement, dated April 1, 2000, among Bassoe Offshore
     (USA), Inc., Stockholder and Company.

          (ii) Amended and Restated Management and Administrative Services Agreement, dated July 18, 2000, by and between Stockholder and Company (collectively, the "Related Party Agreements").

     Neither Stockholder nor any of its Affiliates is a party to any Contract or understanding with any Acquired Company other than the Related Party Agreements.

     (b) Stockholder and Company agree that the Related Party Agreements terminate in their entirety as of the Effective Time. Stockholder and its Affiliates hereby waive any provisions in the Related Party Agreements requiring prior notice of such termination and Company shall incur no liability or obligation to the Stockholder as a result of such termination and shall have no further liability or obligation to Stockholder under such agreements (monetary or otherwise) effective as of the Effective Time.

     (c) Notwithstanding anything to the contrary herein, Parent shall pay to Stockholder an amount equal to $1,000,000 within 60 days after delivery of the Vessel to Company by Builder, in accordance with, and in the manner contemplated by, Section 1 of the Commission Agreement referred to in Section 2.6(a)(i) above. For the purpose of this Section 2.6(c), "Vessel" and "Builder" have the meanings assigned to those terms in the Commission Agreement.

                                  ARTICLE III

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDER

     Stockholder represents, warrants and covenants to Parent that:

3.1  OWNERSHIP

     Stockholder is as of the date hereof the beneficial and legal owner of the Stockholder Shares identified in the Preliminary Statements, Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other Contract with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares.

3.2  AUTHORITY AND NON-CONTRAVENTION

     (a) If the Stockholder is a corporation, Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

     (b) Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Stockholder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. If Stockholder is a corporation, such actions have been duly authorized and approved by all necessary corporate action of Stockholder.

     (c) Stockholder is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time) (i) If Stockholder is a corporation, contravene any provision of the Governing Documents of Stockholder, (ii) Contravene any Contract to which Stockholder is a party, Governmental Authorization, Law or Order to which Stockholder, or any of the assets owned or used by Stockholder, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Stockholder.

3.3  TOTAL SHARES

     The Stockholder Shares are the only shares of Company owned beneficially by Stockholder or registered in the name of Stockholder as of the date hereof, and Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Company and has no other interest in or voting rights with respect to any other securities of Company.

3.4  BROKERS OR FINDERS

     Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to Stockholder that:

4.1  AUTHORITY

     Assuming due authorization, execution and delivery of this Agreement by Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, or make reciprocal,. Parent has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Parent.

                                   ARTICLE V

                               GENERAL PROVISIONS

5.1  NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Parent:

     ENSCO International Incorporated
     Attention: C. Christopher Gaut
     Address: 2700 Fountain Place
              1445 Ross Avenue
              Dallas, TX 75202-279
     Facsimile No.: (214) 855-0300
     E-mail Address: cgaut@enscous.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     Attention: Daniel W. Rabun
     Address: 2001 Ross Avenue
              Suite 2300
              Dallas, TX 75201
     Facsimile No.: (214) 978-3099
     E-mail Address: daniel.w.rabun@bakernet.com

     If to Stockholder:

     SEACOR SMIT Inc.
     Attention: Randall Blank
     Address: 1370 Avenue of the Americas, 25th Floor
              New York, New York 10019
     Facsimile No.: (212) 582-8522
     E-mail Address:ran@ckor.com

     with a copy (which will not constitute notice) to:

     Weil, Gotshal & Manges, LLP
     Attention: David E. Zeltner
     Address: 767 Fifth Avenue
     Facsimile No.: (212) 310-8007
     E-mail Address: david.zeltner@weil.com

5.2  FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement.

5.3  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.

5.4  TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

5.5  DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

5.6  SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7  ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Parent may without the consent of Stockholder assign any of its rights and delegate any of its obligations under this Agreement to any Related Person of

Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of Stockholder's heirs, executors, administrators and permitted assigns and Parent's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section. Notwithstanding the above, any Related Person of Parent shall be deemed a third party beneficiary to this Agreement.

5.8  ENFORCEMENT OF AGREEMENT

     Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, Stockholder agrees that, in addition to any other right or remedy to which Parent may be entitled, at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.9  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

5.10  GOVERNING LAW

     This Agreement will be governed by and construed under the Laws of Delaware without regard to conflicts of Law principles that would require the application of any other Law.

5.11  JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum and acknowledges that such exclusive jurisdiction benefits both parities. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world. Stockholder irrevocably appoints The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 ("Process Agent") to receive, for it and on its behalf, service of process in any Proceedings. If for any reason Process Agent is unable to act as such, Stockholder will promptly notify Parent and within 30 days from the date on which Stockholder first learns that Process Agent is unable to act as such, Stockholder will appoint a substitute process agent acceptable to Parent. Stockholder irrevocably consents to service of process given in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent to serve process in any other manner permitted by law.

5.12  COUNTERPARTS

     This Agreement may be executed in one or more counterparts.

5.13  TERMINATION

     This Agreement shall terminate upon the earliest of (a) the Effective Time,
(b) the termination of the Merger Agreement for any reason whatsoever or (c) written notice by Parent to Stockholder of termination of this Agreement (the "Expiration Date").

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:    /s/ C. CHRISTOPHER GAUT
                                            ------------------------------------
                                          Name: C. Christopher Gaut
                                          Title:  Sr. Vice President

                                          SEACOR SMIT INC.

                                          By:     /s/ CHARLES FABRIKANT
                                            ------------------------------------
                                          Name: Charles Fabrikant
                                          Title:  CEO

                                                                         ANNEX F

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

May 14, 2002

Board of Directors
Chiles Offshore Inc.
11200 Richmond Avenue, Suite 490
Houston, Texas 77082-2618

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Chiles Offshore Inc. ("Chiles"), other than SEACOR SMIT Inc. ("SEACOR"), Patricio Alvarez Morphy, Luis Alvarez Morphy and Javier Alvarez Morphy (collectively, the "Morphy Group") and, in each case, their respective affiliates, of the Merger Consideration (as defined below) set forth in the Merger Agreement, dated as of May 14, 2002 (the "Merger Agreement"), among ENSCO International Incorporated ("ENSCO"), Chore Acquisition, Inc., a wholly owned subsidiary of ENSCO ("Merger Sub"), and Chiles. The Merger Agreement provides for, among other things, the merger of Chiles with and into Merger Sub (the "Merger"), pursuant to which Merger Sub will continue as the surviving corporation and each outstanding share of the common stock, par value $0.01 per share, of Chiles ("Chiles Common Stock") will be converted into the right to receive (i) .6575 of a share of the common stock, par value $0.10 per share, of ENSCO ("ENSCO Common Stock") (the "Common Stock Consideration") and (ii) $5.25 in cash (the "Cash Consideration" and, together with the Common Stock Consideration, the "Merger Consideration").

     In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to Chiles and ENSCO. We have also reviewed certain other information relating to Chiles and ENSCO, including financial forecasts, provided to or discussed with us by Chiles and ENSCO, and have met with the managements of Chiles and ENSCO to discuss the businesses and prospects of Chiles and ENSCO. We have considered certain financial and stock market data of Chiles and ENSCO, and we have compared those data with similar data for publicly held companies in businesses similar to Chiles and ENSCO, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been announced or effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Chiles and ENSCO as to the future financial performance of Chiles and ENSCO and the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be consummated as set forth above in accordance with the terms of the Merger Agreement, without amendment, modification or waiver of any material term, condition or agreement and that in the course of obtaining any necessary regulatory and third party approvals and consents relating to the Merger, no modification, condition, restriction, limitation or delay will be imposed that will have an adverse effect on Chiles or ENSCO or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chiles or ENSCO, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of ENSCO Common Stock actually will be when issued pursuant to the Merger or the prices at which ENSCO

Board of Directors
Chiles Offshore Inc.
May 14, 2002
Page  2

Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to Chiles, nor does it address the underlying business decision of Chiles to proceed with the Merger.

     We have acted as financial advisor to Chiles in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Chiles and ENSCO and certain of their affiliates, including SEACOR, unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of Chiles and ENSCO and certain of their affiliates, including SEACOR, for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     It is understood that this letter is for the information of the Board of Directors of Chiles in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Chiles Common Stock, other than SEACOR, the Morphy Group and their respective affiliates.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX G

                                APPRAISAL RIGHTS

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION
                            8 Del. C. sec.262 (2001)
                           sec.262. Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that, subject to specific limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any individual who is made a party or threatened to be made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, if the individual:

     - acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

     - in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Moreover, to the extent a present or former director or officer is successful in the defense of the action, suit or proceeding, the DGCL requires a corporation to indemnify the individual for reasonable expenses incurred thereby.

     Article 15 of ENSCO's certificate of incorporation provides, in general, that ENSCO must, to the full extent authorized or permitted by law, indemnify its directors and officers under certain of the circumstances defined in Section 145 of the DGCL, and that no director of ENSCO will be personally liable to ENSCO or its stockholders for monetary damages for any breach of such director's fiduciary duty, with certain exceptions. Article 15 further allows ENSCO to purchase and maintain insurance on behalf of ENSCO's directors, officers, employees or agents and to provide for such indemnification by means of a trust fund, security interest, letter of credit, surety bond, contract and/or similar arrangement. The directors and officers of ENSCO and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under a liability insurance policy carried by ENSCO. ENSCO has also entered into agreements with its officers and directors which essentially provide that ENSCO will indemnify the officers and directors to the extent set forth in ENSCO's certificate of incorporation and bylaws.

     Article VII, Section 7 of ENSCO's bylaws provides that ENSCO must indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 3, 2002.


                                          ENSCO INTERNATIONAL INCORPORATED

                                          By:      /s/ CARL F. THORNE
                                            ------------------------------------
                                              Name: Carl F. Thorne
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.



                        SIGNATURE                                    TITLE                       DATE
                        ---------                                    -----                       ----

/s/ CARL F. THORNE                                   Chairman of the Board and Chief         July 3, 2002
------------------------------------------------     Executive Officer (Principal
Carl F. Thorne                                       Executive Officer)

/s/ H.E. MALONE                                      Vice President -- Accounting,           July 3, 2002
------------------------------------------------     Tax & Information Systems
H.E. Malone                                          (Principal Financial Officer)

/s/ DAVID A. ARMOUR                                  Controller (Principal Accounting        July 3, 2002
------------------------------------------------     Officer)
David A. Armour

*                                                    Director                                July 3, 2002
------------------------------------------------
David M. Carmichael

*                                                    Director                                July 3, 2002
------------------------------------------------
Gerald W. Haddock

*                                                    Director                                July 3, 2002
------------------------------------------------
Thomas L. Kelly II

                        SIGNATURE                                    TITLE                       DATE
                        ---------                                    -----                       ----


*                                                    Director                                July 3, 2002
------------------------------------------------
Morton H. Meyerson

*                                                    Director                                July 3, 2002
------------------------------------------------
Paul E. Rowsey, III

*                                                    Director                                July 3, 2002
------------------------------------------------
Joel V. Staff


 *By:    /s/ CARL F. THORNE                                                                  July 3, 2002
        -----------------------------------------
        Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Merger Agreement, dated May 14, 2002, by and among ENSCO
          International Incorporated, Chore Acquisition, Inc. and
          Chiles Offshore Inc. (incorporated by reference to Annex A to the proxy statement/prospectus included as part of this
          Registration Statement)
  4.1     Rights Agreement, dated February 21, 1995, between ENSCO
          International Incorporated and American Stock Transfer and
          Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior
          Participating Preferred Stock of ENSCO International
          Incorporated, as Exhibit B the Form of Right Certificate,
          and as Exhibit C the Summary of Rights to Purchase Shares of
          Preferred Stock of ENSCO International Incorporated
          (incorporated by reference to Exhibit 4 to Registrant's Form
          8-K dated February 21, 1995, File No. 1-8097)
  4.2     First Amendment to Rights Agreement, dated March 3, 1997,
          between ENSCO International Incorporated and American Stock
          Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated March 3, 1997, File No. 1-8097)
  5.1*    Opinion of Baker & McKenzie as to the legality of the
          securities being issued
  8.1+    Form of Opinion of Weil, Gotshal & Manges LLP as to certain tax matters
 10.1     Voting Agreement, dated May 14, 2002, between ENSCO
          International Incorporated and Luis Alvarez Morphy
          (incorporated by reference to Annex B to the proxy
          statement/prospectus included as part of this Registration
          Statement)
 10.2     Voting Agreement, dated May 14, 2002, between ENSCO
          International Incorporated and Javier Alvarez Morphy
          (incorporated by reference to Annex C to the proxy
          statement/prospectus included as part of this Registration
          Statement)
 10.3     Voting Agreement, dated May 14, 2002, between ENSCO
          International Incorporated and Patricio Alvarez Morphy
          (incorporated by reference to Annex D to the proxy
          statement/prospectus included as part of this Registration
          Statement)
 10.4     Voting Agreement, dated May 14, 2002, between ENSCO
          International Incorporated and SEACOR SMIT Inc.
          (incorporated by reference to Annex E to the proxy
          statement/prospectus included as part of this Registration
          Statement)
 10.5*    Letter Agreement, dated May 15, 2002, among Bassoe Offshore
          (USA), Inc., Bassoe Rig Partners Ltd., Chiles Offshore Inc.
          and ENSCO International Incorporated
 10.6+    Letter Agreement, dated June 10, 2002, between ENSCO
          International Incorporated and Chiles Offshore Inc.
 10.7+    Amended and Restated Employment Agreement, dated July 1,
          2002, between Chiles Offshore Inc. and William E. Chiles
 10.8+    Amended and Restated Severance Benefits Agreement, dated
          July 1, 2002, between Chiles Offshore Inc. and Donald B.
          Gregg
 10.9+    Amended and Restated Severance Benefits Agreement of Senior
          Officers, dated July 1, 2002, among Chiles Offshore Inc. and
          Gabriel Padilla, William H. Hopkins, George Bruce Brumley,
          Christopher Pinkard and Anna Goss
 15.1*    Letter from KPMG LLP regarding unaudited interim financial information.
 23.1+    Consent of PricewaterhouseCoopers LLP
 23.2+    Consent of KPMG LLP
 23.3*    Consent of Baker & McKenzie (included in Exhibit 5.1)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.4+    Consent of Weil, Gotshal & Manges LLP (included in Exhibit
          8.1)
 24  *    Power of Attorney (included in the signature pages to the
          Registration Statement)
 99.1*    Consent of Credit Suisse First Boston Corporation
 99.2+    Form of proxy card



---------------



* previously filed



+ filed herewith